Pampa energía

2018

Annual Report
and Financial Statements

Pampa Energía ● 2018 Annual Report ● 3

2018 Annual Report

To the shareholders of Pampa Energía S.A. (‘Pampa’, the ‘Company’ or the ‘Group’):

Pursuant to the statutory rules and Bylaws currently in force, we submit to your consideration the Annual Report and Financial Statements for the 75th fiscal year ended December 31, 2018.

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Glossary of Terms

Term	Definition
+GC Panel	ByMA’s Corporate Governance Plus Panel
ABOL	Argentine Business Organizations Law No. 19,550
ADRs/ADSs	American Depositary Receipts
ANSES	Administración Nacional de la Seguridad Social (National Social Security Administration)
AR$	Argentine Pesos
Bbl	Barrel
BCRA	Banco Central de la República Argentina (Central Bank of the Republic of Argentina)
BNA	Banco de la Nación Argentina (Argentine National Bank)
BO	Boletín Oficial (Public Gazette)
Board of Directors	Pampa Energía’s Board of Directors
Boe	Barrels of oil equivalent
BOPS	Bi–orientated polystyrene
BTU	British Thermal Unit
Bylaws	Pampa Energía’s Bylaws
ByMA	Bolsas y Mercados Argentinos (Buenos Aires Stock Exchange)
CAMMESA	Compañía Administradora del Mercado Eléctrico Mayorista S.A. (Argentine Wholesale Electricity Market Clearing Company)
CAU	Cargo de Acceso y Uso (Access and Use Position)
CBs	Corporate Bonds
CC	Combined Cycle
CEE	Comité Ejecutivo de Emergencia (Emergency Executive Committee)
CEO	Chief Executive Officer
CFO	Chief Financial Officer
CH	Hydroelectric power plant
CIESA	Compañía de Inversiones de Energía S.A.
Citelec	Compañía Inversora en Transmisión Eléctrica Citelec S.A.
CMA	Capital Market Act No. 26,831
CNG	Compressed Natural Gas
CNV	Comisión Nacional de Valores (National Securities and Exchange Commission)
Code	Pampa’s Code of Corporate Governance
CPB	Central Piedra Buena S.A.
CPD	Costo Propio de Distribución (Own Distribution Cost)
CPI	Consumer Price Index
CSJN	Corte Suprema de Justicia de la Nación Argentina (Supreme Court of Justice of the Republic of Argentina)
CT	Thermal power plant
CTG	Central Térmica Güemes S.A.

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CTGEBA	Central Térmica Genelba
CTIW	Central Térmica Ingeniero White
CTLL	Central Térmica Loma De La Lata S.A.
CTP	Central Térmica Piquirenda
CTPP	Central Térmica Parque Pilar
CVP	Costo Variable de Producción (Variable Production Cost)
Dam[3]	Cubic decameters
DIGO	Guaranteed Availability Commitments
DisTro	High-Voltage Electric Power Transmission System and/or Main Distribution Electric Power Transmission System
DoP	Deliver or Pay
E&P	Exploration and Production
EBISA	Emprendimientos Energéticos Binacionales S.A.
EBITDA	Earnings before interest, tax, depreciation and amortization
EcoEnergía	EcoEnergía Co-Generation Power Plant
Edenor	Empresa Distribuidora y Comercializadora Norte S.A.
Eg3	EG3 Red S.A.
ENARGAS	Ente Nacional Regulador del Gas (National Gas Regulatory Entity)
ENARSA / IEASA	Integración Energética Argentina S.A. (former Energía Argentina S.A.)
Energía Plus	Energía Plus Program, SE Res. No. 1,281/06
ENIM	Ente Autárquico Intermunicipal de Cutral Có y Plaza Huincul (Cutral Có and Plaza Huincul Intermunicipal Autonomous Entity)
ENRE	Ente Nacional Regulador de la Electricidad (National Electricity Regulatory Entity)
ExxonMobil	ExxonMobil Exploration Argentina S.R.L.
FGS	Fondo de Garantía de Sustentabilidad del ANSES (Sustainability Guarantee Fund of ANSES)
FO	Fuel Oil
FOCEDE	Fondo de Obras de Consolidación y Expansión de Distribución Eléctrica (Fund for Electricity Distribution Expansion and Consolidation Works)
FODER	Fondo para el Desarrollo de Energía Renovables (Fund for the Development of Renewable Energies)
FONINVEMEM

Fondo para Inversiones Necesarias que permitan incrementar la oferta de energía eléctrica en el Mercado Eléctrico Mayorista (Fund for Investments required to increase the Power Supply in the Electricity Wholesale Market)

Foundation	Fundación Pampa Energía
FS	Financial Statements
Gas Plus	Natural Gas Production Promotion Program, SE Res. No. 24/08
GB	Great Britain
GDP	Gross Domestic Product
GE	General Electric
GO	Gas Oil (Diesel Oil)
Government / National Administration / Federal Government	Federal Government of the Republic of Argentina

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GS	Gas Stations
GT	Gas turbine
GU	Large Users
GUDI	Large Distribution Company Users
GUMA	Major Large Users
GUME	Minor Large Users
GWh	Gigawatt-hour
GyP	Gas y Petróleo de Neuquén S.A.P.E.M.
HI	Hydroelectric plants
HIDISA	Hidroeléctrica Diamante S.A.
HINISA	Hidroeléctrica Los Nihuiles S.A.
HPPL	Hidroeléctrica Pichi Picún Leufú
Hydrocarbon Investments Committee	National Plan for Hydrocarbon Investments’ Strategic Planning and Coordination Committee
IAS	International Accounting Standards
ICC	International Chamber of Commerce
ICSID	International Centre for Settlement of Investment Disputes
IDB	Inter-American Development Bank
IFRS	International Financial Reporting Standards
IMF	International Monetary Fund
INDEC	Instituto Nacional de Estadística y Censos de Argentina (National Institute of Statistics and Censuses)
IPIM	Wholesale Domestic Price Index
KCal	Kilocalories
kW	Kilowatt
kWh	Kilowatt-hour
LNG	Liquefied natural gas
LPG	Liquefied petroleum gas
LU300	Large users with demands in excess of 300 kW
LVFVDs	Liquidaciones de Ventas sin Fecha de Vencimiento a Definir (Sales Settlements with Maturity Date to be Defined)
M3	Cubic meters
MAT	Term Market
MAT ER	Term Market from Renewable Energy Sources
MBTU	Million BTUs
MECON	Ministry of Economy
Medanito La Pampa	25 de Mayo – Medanito Sudeste block, located in the Province of La Pampa
MEGSA	Gas Electronic Market
MerVal	Mercado de Valores de Buenos Aires (Buenos Aires Securities Market)
MEyM	Former Ministry of Energy and Mining
MinEn	Former Ministry of Energy (former MEyM)
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MMC	Cost Monitoring Mechanism
MTO	Cash tender offer to the minority shareholdings of Petrobras Argentina
MW	Mega watt
MWh	Mega watt-hour
N.a.	Not applicable
N/A	Not available
NGL	Natural Gas Liquids
NYSE	New York Stock Exchange
OCP	Oleoducto de Crudos Pesados
OED	Organismo Encargado del Despacho (Agency in Charge of Dispatch)
OldelVal	Oleoductos del Valle S.A.
Pampa / the Company / the Group / the Issuer	Pampa Energía S.A. and its subsidiaries
PELSA	Petrolera Entre Lomas S.A.
PEMC	Parque Eólico Ingeniero Mario Cebreiro
PEN	Poder Ejecutivo Nacional (National Executive Branch)
PEPASA / Petrolera Pampa	Petrolera Pampa S.A.
PEPE	Pampa Energía Wind Farm
Petrobras Argentina	Petrobras Argentina S.A.
PGSM	Puerto General San Martín port
PIST	Transportation System Entry Point or natural gas price at wellhead
Plan Gas	Plan Gas I and Plan Gas II
Plan Gas I	Natural Gas Surplus Injection Promotion Program, SE Res. No. 1/13
Plan Gas II	Natural Gas Injection Promotion Program for Companies with Reduced Injection, SE Res. No. 60/13
Plan Gas III	New Natural Gas Projects Promotion Program, MEyM Res. No. 74/16
Polisur	PBB Polisur S.A.
PPA	Power Purchase Agreement
Priority Demand	Set of residential users, hospitals, schools, healthcare centers and other essential services
PUREE	Program for the Rational Use of Electric Power
QSELH	Quality, Safety, Environment and Labor Health
R&D	Refining and Distribution segment
RBB	Bahía Blanca Ricardo Eliçabe Refinery
RCD	Campo Durán Refinery
RDSA	Rivera Desarrollos S.A.
Refinor	Refinería del Norte S.A.
RENPER	Registry of Renewable Electric Power Generation Projects
Res.	Resolution / Resolutions
RTI	Integral Tariff Review

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RTP	Plant’s thermal reduction
S&P	Standard & Poor’s Global Ratings
SADI	Sistema Argentino de Interconexión (Argentine Electricity Grid)
SBR	Styrene Butadiene Rubber
SE	Former Secretariat of Energy
SEC	Security and Exchange Commission
SEE	Subsecretariat of Electric Energy (former Secretariat of Electric Energy)
Senior Management	M. Mindlin, D. Mindlin, G. Mariani and R. Torres
SGE	Government Secretariat of Energy (former MinEn)
SOX	Sarbanes-Oxley Act
SRH	Subsecretariat of Hydrocarbon Resources (former Secretariat of Hydrocarbon Resources)
SRRYME	Secretariat of Renewable Resources and Electricity Market
ST	Steam turbine
Telcosur	Telcosur S.A.
TGS	Transportadora de Gas del Sur S.A.
TIBA	Transportista Independiente Buenos Aires S.A.
TJSM	Termoeléctrica José de San Martín
TMB	Termoeléctrica Manuel Belgrano
TOE	Ton of oil equivalent
Ton	Metric ton
ToP	Take or pay
Trafigura	Trafigura Ventures B.V. and Trafigura Argentina S.A.
Transba	Empresa de Transporte de Energía Eléctrica por Distribución Troncal de la Provincia de Buenos Aires Transba S.A.
Transelec	Transelec Argentina S.A.
Transener	Compañía de Transporte de Energía Eléctrica en Alta Tensión Transener S.A.
Unconventional Plan Gas	Encouragement Program for the Investment in Development of Natural Gas Production from Unconventional Reservoirs Program, MEyM Res. No. 46, 419, 447 /2017 and 12/2018
UNIREN	Public Utility Contract Renegotiation and Analysis Unit
US$	U.S. Dollars
UTE	Joint venture
VAD	Distribution Added Value
VAT	Value-added tax
Vista Oil & Gas	Vista Oil & Gas S.A.B. de C.V.
WEM	Wholesale Electricity Market
WFP	Wind Farm Project
YPF	Yacimientos Petrolíferos Fiscales S.A.
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1.        2018 Results and Future Outlook

The energy sector’s normalization process, with the full application of its laws and regulatory frameworks that started three years ago, faced several difficulties in 2018. It is clear that this is neither an easy task nor a smooth path. The country’s macroeconomic instability significantly aggravates this search for normalization and compliance with the regulatory framework.

Despite the numerous challenges faced, in 2018 we continued with Pampa’s consolidation by restructuring our assets portfolio so that it is functional to the Company’s strategy, also keeping investment levels with no precedents in the history of Pampa. The Company’s restructuring is geared at focusing its resources both on the expansion of its power generation installed capacity and on the development and exploitation of our unconventional gas reserves (shale and tight gas), as well as at continuing investing in the development of our utility concessions. In fiscal year 2018, the EBITDA was led by our power generation segment, where we have incorporated units in CTLL, CTPP and CTIW, which have been operative during the whole year, added to PEMC’s commissioning in June 2018.

2018 Adjusted EBITDA Based on Our Interests

Note: it does not consider our petrochemicals, residual R&D, eliminations and holding segments. E&P includes our interest in OldelVal.

As regards investments, Pampa and its subsidiaries continue reporting one of the highest investment levels in the country. In 2018, companies controlled and co-controlled by Pampa pursued their investment commitment in the country, having disbursed the amount of US$1,096 million1, 7% higher than the US$1,026 million recorded in 2017.

Evolution of Investments by Business Segment

1It includes 100% of investments in Transener and TGS, which under IFRS are not consolidated in Pampa’s FS.

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In the power generation segment, in February 2018 the SADI experienced a record-breaking 26,320 MW demand, which was smoothly met thanks to the investments for more efficient power capacity made in 2017 and 2018 (SEE Res. No. 21/16), together with a higher availability of natural gas within the system during the summer period. New commissioning of renewable units under the RenovAr program also made a significant contribution; in this sense, we would like to highlight the commissioning of PEMC, the first large-scale 100 MW wind farm in June 2018, before the stipulated date, in line with the tradition and discipline which has characterized our previous projects.

Although renewable energy currently represents less than 4% of the SADI’s total installed capacity, looking ahead we foresee that it will be disruptive to the Argentine electricity market, added to the new higher-efficiency thermal units under SEE Res. 21/16 and 287/17, from which more than 3 GW have already been commissioned as of the date hereof, and almost 2 GW are in the construction stage. Consequently, part of the legacy power facilities may become obsolete in a closer than expected future. In view of this new paradigm and fuel management possibilities —a topic that we will cover shortly—, and even though our legacy energy assets portfolio remains competitive in light of these new times, competition in energy dispatch is growing and thus it is essential to be prepared. In 2019, we will inaugurate two new wind farms for 106 MW and the 183 MW gas-fired open cycle as part of Genelba’s closing to combined cycle for 383 MW.

In 2018, legacy energy continued being remunerated under the SEE Res. No. 19/2017 scheme. However, as from March 2019 the SGE provided for reductions in remunerations to legacy thermal units and establishing a link between the payment for power capacity and the utilization factor. Even though this change is closely associated with the Government's efforts to reduce the fiscal deficit, as generators we need predictability and signs encouraging competition and laying the grounds for a permanent regulatory scheme.

Despite the volatility experienced in 2018, CAMMESA has met its commitments both in terms of payment conditions and billing currency (US$). This was key for the whole national grid and, especially, for legacy energy to continue improving their availability year after year, from 72% in 2015, when president Macri’s administration took office, to 85% in November 2018.

Thermal Power Plants: Pampa and Rest of the System’s Historical Availability

As a % of the nominal installed capacity

Note: Information for the year 2018 takes into consideration data up to and including November.

The exchange rate volatility and the economic crisis, which was exacerbated as from May 2018, had a negative impact in our E&P segment, especially in gas price dynamics during the second half of the year, which was completely different from projections made in early 2018.

In the first semester of 2018, gas sales prices for the demand were stable mainly thanks to Plan Gas II, an incentive program that expired on June 30, 2018. Numerous projects were awaiting approval under the Unconventional Plan Gas pursuant to MEyM Res. No. 46/17, including Pampa’s blocks, which renegotiated with provincial authorities the extension of unconventional exploitation licenses for another 35-year term in order to submit the incentive application as and when required. Only three blocks El Mangrullo, Sierra Chata and Río Neuquén remained eligible for the last step – the approval by the federal energy authority. In January 2019, this authority informed that no new projects would be approved, and that the SGE would evaluate a new incentive scheme for the winter period. Therefore, since July 2018, we have only depended on the sales price paid by the demand.

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The impossibility to pass through actual prices to residential users, added to the need to encourage production for the development of unconventional gas, continued creating a distorted market, with a high level of intervention and fiscal costs for the Federal Government. In the second half of 2018, this combination of factors had a strong impact on the price at which we sell our production. Despite this, an important milestone both for E&P and for power generation was the return of fuel procurement by generators since November 2018, which allows vertical integration and leveraging synergies between Pampa’s two core businesses.

The gas seasonal deficit has been a structural problem in our country for a decade and, with changes in the Unconventional Plan Gas, lower prices in the short and medium-term and the fragility of sales conditions, it remains to be seen whether the gas production upward trend will prevail, and, specifically, whether gas development levels will be maintained in Vaca Muerta, where unconventional production reached 45% in December 2018 (in December 2017, it was 33%). Furthermore, as a result of the gas seasonal deficit, the country continues importing gas at prices significantly higher than those paid to domestic producers and in larger quantities during the winter season, in addition to the substitution of gas by liquid fuels for power generation. Therefore, to solve this structural problem and substitute imports, we believe that public policies such as contractualization under terms acceptable for both supply and demand should be implemented in the medium term.

To be ready for such change, we have decided to continue with our resource derisking plan in our blocks in Vaca Muerta, with an exploratory well drilling campaign in El Mangrullo and Sierra Chata aiming to increase our 2P reserves, enhance average life, keep a positive reserve replacement ratio and add value to our E&P segment.

Given our medium- and long-term view on gas in Argentina, we have coordinated our strategy with our subsidiary TGS, which will play a key role in Vaca Muerta with its contribution in the development of a new gas pipeline, also cooperating with other ideas for shale gas monetization: liquefaction, expansion of NGL processing capabilities, midstream services. Regarding this last item, TGS has embarked on an ambitious project at its own risk, which consists of the construction of a 150-km gathering gas pipeline and conditioning plants to help producers evacuate unconventional gas to the main gas pipeline, which involved an investment exceeding US$250 million and is expected to be commissioned this year.

Despite the many challenges, 2018 was the second year that the RTIs granted to our utility subsidiaries have been in effect, and so far they have been fully performed for Edenor, TGS and Transener. Furthermore, the applicable regulatory entity implements semiannual updates on account of cost variations, which are linked to inflation.

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Edenor’s Residential Tariff Positioning

Consumption: 275 kWh per month; monthly bill in US$ including taxes

Note: For the social tariff, it is considered without savings and February 2018 considers a bill cap.
Exchange rate: AR$37.70/US$. Source: Edenor.

For 2019, the main challenge we face is the normalization of regulatory assets and liabilities, which is added to the already complex transfer of jurisdiction from the federal level to the Autonomous City of Buenos Aires and the Province of Buenos Aires, enacted in March 2019, among other issues that have been under analysis and discussion for several years. Furthermore, in 2019 Edenor will continue making investments to regain the reliability of the distribution system, stressing that service quality statistics have shown improvements, even though there is still a considerable way to go to recover from the 16-year tariff freeze.

In this brief account, we would also like to highlight other actions adding value to our shareholders in 2018, a year that was quite turbulent in every respect. The corporate reorganization was finally completed in August 2018, which involved the merger of 12 companies, simplifying Pampa’s corporate structure, harvesting operational and resource synergies, concentrating fund flows at Pampa, and thus concluding a process initiated back in December 2016.

The restructuring process involved divestments of assets which were not functional to Pampa’s business strategy, and during the first half of 2018 we closed the sales of crude oil E&P and refining and distribution assets, as well as the sale, in November 2018, of 21% interest in OldelVal, the country’s largest oil transportation company. It should be stressed that, in spite of the difficult context, aforementioned divestments have resulted in very good valuation multiples.

The significant flow from these sales, for a total US$600 million, has allowed us to navigate through the crisis with the highest cash levels in the history of Pampa, even when 10% of the Company’s issued capital stock was repurchased at a total US$328 million, this being the largest and most ambitious share buyback program in Argentina. Furthermore, the Company’s cash position has allowed to smoothly face expansion expenses exceeding US$400 million, as well as recurring investments for almost US$700 million2. The prudential management of the Company’s liabilities before the crisis was crucial to keep such liquidity level, with debt maturities concentrated in the long-term, whereas short-term maturities are for non-significant amounts, which are manageable with the Company’s operating cash flow.

2 Calculation resulting from adding amounts from individual Pampa and 100% held subsidiaries.

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Furthermore, Pampa’s shares continue being one of the most liquid securities among listed Argentine companies, leading the MerVal and MSCI Argentina indexes, and with the new listing, as from June 20, 2019, on the MSCI Emerging Markets and Frontier Emerging Markets indexes. As regards our actions towards sustainability, we should mention Pampa’s listing and entry into other prestigious indexes and panels: IDB/BYMA’s sustainability index and Bloomberg gender-equality index, as well as BYMA’s Corporate Governance Plus Panel. These actions ratify the management's commitment with accomplishing the Company’s mission, vision and values, creating long-term sustainable value and prioritizing the welfare of all stakeholders (employees, communities where our assets are located, shareholders, lending institutions, customers, suppliers, etc.)

Argentine Public Companies’ Liquidity Ranking

Listed on NYSE/NASDAQ, average for the last 12 months as of March 6, 2019, in million US$

This would not have been possible without the effort and dedication of the Company’s employees and advisors who accompany us with commitment and involvement, for which Pampa’s Board of Directors would like to seize this opportunity to thank them all for helping us overcome the challenges of our business on a daily basis and consolidate the Company as a leading representative of the energy business, both in Argentina and worldwide. We would also like to thank our families, suppliers, financial institutions and investors for the continuous support and trust placed on us.

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2.        Corporate Governance

At Pampa we believe that the best way of preserving and protecting our investors is to adopt and implement the best corporate governance practices, which consolidate us as one of the most trustworthy and transparent companies in the market.

For such purpose, we constantly strive to incorporate those practices by taking into account international market trends, as well as domestic and foreign applicable corporate governance standards and rules.

In this line, on December 18, 2018, Pampa joined the special stock quote panel called +GC Panel, launched by ByMA on that same date. The +GC Panel has no precedents in Argentina, and includes companies already listed at ByMA with single-vote shares that complies with the best corporate governance and transparency practices even beyond the regulatory required level, which Pampa entirely fulfills. These practices, which are periodically monitored for compliance, are aligned with the Corporate Governance principles of the Organization for Economic Co-operation and Development (OECD) and adopted by the G203.

Beyond the information contained in this presentation, further information on Pampa’s corporate governance practices can be found in Appendix I to this Annual Report, which contains the corporate governance report required under the Code pursuant to CNV General Res. No. 606/12 issued on March 23, 2012.

2.1     Pampa’s Corporate Structure

Board of Directors

Pursuant to the ABOL, as amended from time to time, the CMA and Pampa’s Bylaws, decision-making within the Company is vested in the Board of Directors. The Board consists of ten regular directors and an equal or smaller number of alternate directors as determined by the Shareholders’ Meeting, a percentage of whom will be independent according to the independence standards set out in the CNV Rules. All of our directors are elected for a term of three years and may be re-elected indefinitely. The expiration and further renewal of terms of office is made on a partial and staggered basis every year, with the election of three directors for two years, and four directors on the third year.

3 For further information, see section 7.10: ‘Entry into +GC Panel’ of this Annual Report.

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Currently, Pampa’s Board of Directors is composed as follows:

Name	Position	Independence	Term Expiration*
Marcos Marcelo Mindlin	Chaiman	Non-Independent	12/31/2017
Gustavo Mariani	Vice-chairman	Non-Independent	12/31/2019
Ricardo Alejandro Torres	Director	Non-Independent	12/31/2019
Damián Miguel Mindlin	Director	Non-Independent	12/31/2020
Gabriel Cohen	Director	Non-Independent	12/31/2018
Diana Mondino	Director	Independent	12/31/2018
Santiago Alberdi	Director	Independent	12/31/2018
Carlos Tovagliari	Director	Independent	12/31/2018
Diego Martín Salaverri	Director	Non-Independent	12/31/2020
Miguel Bein	Director	Independent	12/31/2019
José María Tenaillon	Alternate Director	Independent	12/31/2018
Mariano Batistella	Alternate Director	Non-Independent	12/31/2018
Pablo Díaz	Alternate Director	Non-Independent	12/31/2018
Isaac Héctor Mochón	Alternate Director	Independent	12/31/2018
Nicolás Mindlin	Alternate Director	Non-Independent	12/31/2018
Brian Henderson	Alternate Director	Non-Independent	12/31/2020
Victoria Hitce	Alternate Director	Non-Independent	12/31/2019
Enrique Luján Benítez	Alternate Director	Independent	12/31/2020
María Carolina Sigwald	Alternate Director	Non-Independent	12/31/2020
Mauricio Penta	Alternate Director	Non-Independent	12/31/2020

*They will be in office until their reelection or the election of their substitutes.

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Senior Management

The following table includes information on our senior management:

Name	Position
Marcos Marcelo Mindlin	Chairman
Gustavo Mariani	Executive vice president and CEO
Ricardo Alejandro Torres	Executive vice president
Damián Miguel Mindlin	Executive vice president
Gabriel Cohen	CFO
Horacio Jorge Tomás Turri	Executive director of oil and gas
María Carolina Sigwald	Executive director of legal affairs
Mariano Batistella	Executive director of strategy, planning, downstream and affiliates

Supervisory Committee

Our Bylaws provide that the oversight of Pampa will be in charge of a Supervisory Committee consisting of three regular members and three alternate members appointed by our shareholders pursuant to the legal provisions in force. The Supervisory Committee will be composed of duly registered lawyers and/or accountants admitted to practice in Argentina, who will serve for a term of three fiscal years.

The primary function of the Supervisory Committee is to exercise statutory control over the Board of Directors, complying with the provisions set forth in the ABOL, the Bylaws, its regulations, if any, and the Shareholders’ Meeting decisions. In the accomplishment of these duties, the Supervisory Committee does neither monitor our operations nor assess the merits of decisions made by board members.

Currently, Pampa’s Supervisory Committee is composed as follows:

Name	Position	Term Expiration**
Germán Wetzler Malbrán	Statutory auditor*	12/31/2020
José Daniel Abelovich	Statutory auditor	12/31/2020
Martín Fernández Dussaut	Statutory auditor	12/31/2020
Marcelo Héctor Fuxman	Alternate statutory auditor**	12/31/2018
Tomás Arnaude	Alternate statutory auditor	12/31/2020

* Chairman of the Supervisory Committee (Statutory Auditors).

** He will be in office until his reelection or the election of his substitute.

Audit Committee

Pursuant to Section 109 of the CMA, Pampa has an Audit Committee consisting of three regular members, integrated by three regular members and three alternate members, who all hold independent status according to the independence standards set out in the CNV Rules. The Audit Committee members have professional expertise in financial, accounting, legal, and/or business matters.

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Pursuant to the applicable legislation and its own Internal Regulations, the Audit Committee is responsible for compliance with, inter alia, the following duties:

i.       Supervising the operation of internal control systems and the administrative/accounting system, as well as the reliability of the latter and of all financial information or any other significant events that may be disclosed to the CNV and the markets in compliance with the applicable reporting system;

ii.      Expressing its opinion on any proposal by the Board of Directors to designate external auditors to be hired by the Company, and ensuring their independence;

iii.     Reviewing the plans submitted by external and internal auditors, assessing their performance, and issuing an opinion on the presentation and disclosure of annual FS, all of which pursuant to the CNV’s Rules;

iv.    Supervising the implementation of risk management information policies within the Company;

v.     Providing the market with full information on transactions where there may be a conflict of interest with members of corporate bodies or controlling shareholders;

vi.    Rendering its opinion on remunerations and stock options plans’ proposals for the Company’s directors and managers submitted by the Company’s Board of Directors;

vii.   Approving any proposal for compensation of Pampa’s Senior Management to be submitted by the Board of Directors to the Shareholders’ Meeting for consideration, with the authority to consult worldwide-renowned specialists in remuneration issues, and seeking to ensure that Senior Management receive remunerations in line with similar positions in Argentina and abroad in the same area of business, taking into consideration each Senior Management’s contribution and the Company’s financial condition and operating results;

viii.  Rendering its opinion on the compliance with legal requirements and the reasonableness of the conditions for the issuance of shares or convertible securities in capital increases with the exclusion or limitation of preemptive rights;

ix.    Issuing a well-founded opinion on related-party transactions in the cases provided by law, and disclosing it in compliance with law whenever there is or may be an alleged conflict of interest within Pampa;

x.      Supervising the operation of a channel whereby the Company’s executives and staff may report accounting, internal control and audit issues pursuant to the applicable provisions to such effect;

xi.    Providing any report, opinion or statement required by the current regulations in force, with the scope and frequency required by such regulations, as amended, etc.;

xii.   Fulfilling all obligations provided for in the Bylaws, as well as laws and regulations binding the Company;

xiii.  Checking compliance with applicable standards of ethical conduct; and

xiv.  Drawing up an annual action plan for which it will be held accountable to the Board of Directors and the Audit Committee. The Audit Committee will submit such action plan within a term of 60 calendar days as from the beginning of the fiscal year.

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Currently, Pampa’s Audit Committee is composed as follows:

Name	Position
Carlos Tovagliari	Chair
Diana Mondino	Regular member
Miguel Bein	Regular member
José María Tenaillon	Alternate member
Isaac Héctor Mochón	Alternate member
Enrique Luján Benítez	Alternate member

2.2     Minority Shareholder Protection

Pampa’s Bylaws include safeguards aimed at the protection of Pampa’s minority shareholders, such as:

•            Only one class of shares granting equal economic and political rights;

•            Special majorities of up to 66.6% of the votes to amend certain clauses of the Bylaws;

•            Possibility to call a shareholders’ meeting upon request of shareholders representing at least 5% of the capital stock.

2.3     Corporate Governance Policies

Integrity Program – Law No. 27.401

Upon the enactment and entry into force of the Legal Entities’ Criminal Liability Law, Pampa’s Board of Directors assessed the level of compliance with the Integrity Program set forth in sections 22 and 23 of such law, which seeks to implement a set of internal proceedings, mechanisms and actions for integrity, supervision and control, geared at preventing, detecting and correcting the irregularities and illegal acts covered by such law.

The Program set forth by law has mandatory and optional requirements, and Pampa has defined the need to comply with all of them. It is worth highlighting that all mandatory requirements had already been implemented at Pampa before the law’s effective date.

Furthermore, the Integrity Program is periodically monitored by the Board of Directors to identify the existence of improvement opportunities or necessary updates. The Board of Directors has defined that Pampa’s internal audit department will be responsible for the implementation of the Integrity Program.

Code of Business Conduct – Ethics Hotline

Pampa has a Code of Business Conduct in place which lays down the ethical principles that constitute the foundation of the relationships between Pampa, its employees and other stakeholders (customers, suppliers, government, shareholders, community, etc.) by providing guidelines and supplying instruments that guarantees the transparency of affairs and proper Company management.

Moreover, Pampa has a Fraudulent Practices Prevention Policy and a Procedure for handling complaints. This last document describes the process to be followed from the reception of the complaint to the conclusion of the investigation and the application of any pertinent corrective action. One of the available instruments is the Ethics Hotline, an exclusive channel to report, on a strictly confidential basis, any suspected misconduct or breach to the Code of Business Conduct. The line can be accessed through different channels (website, toll-free telephone number or e-mail) and is managed by a third-party provider to ensure higher transparency. The Audit Committee is responsible for supervising the channel’s operations and the resolution of complaints in issues within its authority.

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Policy on Best Security Market Practices

This Policy has been implemented with the purpose of establishing certain restrictions and formalities regarding the trading of marketable securities, whether Pampa’s and/or any related companies’, in a stock exchange, thus ensuring higher transparency and guaranteeing that no Pampa employee may derive any economic advantage or benefit from the use of material non-public information about Pampa and/or any of its affiliates.

This Policy applies to Pampa and its subsidiaries’ employees deemed ‘covered individuals’, including, but not limited to, directors, members of the Supervisory Committee, and Senior Management lines.

Policy on Related-Party Transactions

Pursuant to the CMA, all high-value transactions made between Pampa and individuals and/or legal entities which, pursuant to the applicable regulations in force, are considered ‘related parties’ will be subject to a specific prior authorization and control procedure to be carried out under the supervision of Pampa’s executive legal department and which involves both Pampa’s Board of Directors and its Audit Committee (as applicable).

Board of Directors’ Self-Assessment Questionnaire

In line with the Code’s recommendations, in 2008 Pampa’s Board of Directors approved the implementation of a self-assessment questionnaire to annually examine and assess its own performance and management.

The Company’s executive legal department is in charge of examining and filing each individual questionnaire; afterwards, based on the results, it will submit to Pampa’s Board of Directors all measures deemed useful to improve the performance of the Board of Directors’ duties.

Policy on Material Information Disclosure

In the year 2009, the Relevant Information Disclosure Policy was approved in order to regulate the basic principles guiding the operation of the processes to be followed when publishing information relevant to Pampa in accordance with the regulatory requirements imposed by the securities markets where Pampa’s securities are traded or those in which Pampa is a registered issuer.

Prevention Regarding QSELH

On April 26, 2017, Pampa’s Board of Directors approved the QSELH Policy to continue meeting the operational standards of E&P, power generation, electricity distribution, R&D and petrochemicals segments with the highest safety possible within the ordinary course of each activity.

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Dividend Policy

On November 9, 2018, Pampa’s Board of Directors approved the Company’s Dividend Policy, which outlines the guidelines to be followed to reach a proper balance between distributed amounts and Pampa’s investment plans with the purpose of establishing a clear, transparent and consistent practice allowing shareholders informed decision-making, all of this consistent with the Company’s Bylaws and the applicable legal and regulatory framework in force.

Compensation Policy

On November 9, 2018, Pampa’s Board of Directors approved the Compensation Policy, which aims to establish general rules to determine the composition, update and handling of directors’ remunerations, as well as the rules to determine the reimbursement of their expenses.

Under the Compensation Policy, the Board of Directors created the Compensation Committee, which reports to Pampa’s Board of Directors, and will be made up of three regular members and an equal or smaller number of alternate members, who may not exercise executive functions in the Company. Currently, Pampa’s Compensation Committee is composed as follows:

Name	Position	Independence	Term Expiration**
Miguel Ricardo Bein	Chairman	Independent	12/31/2019
Diana Mondino	Regular member	Independent	12/31/2018
Diego Martín Salaverri	Regular member	Non-Independent	12/31/2020
Enrique Luján Benítez	Alternate member	Independent	12/31/2020
Isaac Héctor Mochón	Alternate member	Independent	12/31/2018

Nomination Policy

On November 9, 2018, Pampa’s Board of Directors approved the Nomination Policy, which sets the general guidelines regarding independence, incompatibilities and diversity in the Board of Directors, and describes the process to be followed by both the Board of Directors and shareholders for the identification and evaluation of Board of Directors’ nominees to be presented for consideration by the Shareholders’ Meeting.

Under the Nomination Policy, the Board of Directors created the Nomination Committee, which will assist Pampa’s Board of Directors and Shareholders’ Meeting in the nomination and appointment process of the Board of Directors’ members.

The Nomination Committee reports to Pampa’s Board of Directors, and will be made up of three regular members and an equal or smaller number of alternate members, the Chairman having to be independent pursuant to the independence criteria stipulated by the CNV rules. Currently, Pampa’s Nomination Committee is composed as follows:

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Name	Position	Independence	Term Expiration**
Miguel Ricardo Bein	Chairman	Independent	12/31/2019
Gustavo Mariani	Regular member	Non-Independent	12/31/2019
Ricardo Alejandro Torres	Regular member	Non-Independent	12/31/2019
Isaac Héctor Mochón	Alternate member	Independent	12/31/2018
Victoria Hitce	Alternate member	Non-Independent	12/31/2019
María Carolina Sigwald	Alternate member	Non-Independent	12/31/2020

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3.        Our Shareholders /
Stock Performance

As of December 31, 2018, Pampa held 1,899,870,264 common shares with a par value of AR$1 each and each granting the right to one vote. The following table shows information on Pampa’s common shareholdings :

Note: All figures are rounded off, so the total may not equal the sum of the figures. 1 It includes direct and indirect stakes of Messrs. Marcos Marcelo Mindlin, Damián Miguel Mindlin, Gustavo Mariani and Ricardo Alejandro Torres. 2 Repurchases made under the Programs announced on April 27 and June 22, 2018. The repurchased amount does not include 182.8 million common shares timely cancelled by the Shareholders’ Meeting on October 2, 2018. 3 Net of repurchases under the Programs. For further information, see section 7.9 of this Annual Report.

As regards remaining shares repurchased under the Programs, their cancellation will be submitted to the approval of the next General Ordinary and Extraordinary Shareholders’ Meeting.

Pampa is listed on the ByMA and is one of the Argentine companies with a greater weight on the Merval index (7.1809% as from January 1, 2019). Moreover, Pampa is one of the companies with a greater weight on the MSCI Index in US$ in Argentina (10.77% as of January 31, 2019).

Furthermore, the Company joined the first sustainability stock index (non-traded) which selected, based on the methodology sponsored by the IDB, 15 listed companies with the best performance in terms of environmental, social and corporate government aspects. Pampa is also a founding member of the first special stock quote panel, known as +GC Panel, which selects listed companies having the best corporate governance practices4. Finally, the Company also participates in the Bloomberg’s gender-equality stock index (non-traded), in which Pampa is the only Argentine company and one of the four selected companies in the energy sector.

Pampa has a Level II ADS program listed on the NYSE, and each ADS represents 25 common shares.

4 For further information, see section 7.10: ‘Entry into +GC Panel’ of this Annual Report.

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The following chart shows the price evolution per share and Pampa’s traded volume on the ByMA from January 2006 to December 31, 2018:

* Priced adjusted according to preemptive subscription rights and issuances. Source: ByMA/Bloomberg.

The following chart shows the price evolution per ADS and Pampa’s traded volume on the NYSE from October 9, 2009 to December 31, 2018:

* Price adjusted as per issuances. Source: Bloomberg.

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4.    Macroeconomic Context

4.1     Economic Activity

Due to the external crisis and the later outcome on the domestic front with fiscal and exchange crisis, as of the third quarter of 2018 the economic activity recorded an accumulated 1.4% decrease compared to the same period of the previous year. Public consumption fell by 3.0%, mainly due to the Government’s target of reducing the fiscal deficit, whereas exports net of imports suffered a 13.1% decrease. On the other hand, investment and private consumption grew by 1.7% and 0.2%, respectively. The activity contraction affected 7 out of 16 identified sectors of the economy, the most affected being agriculture, livestock, hunting and forestry (-19.6%), transportation and communications (-2.2%) and manufacturing industry (-1.8%). These falls were partially offset by increases in financial intermediation (+6.6%), construction (+4.9%) and real estate, business and rental activities (+3.0%), among others.

4.2     Price Trends

In 2018 the Cost of Living Index published by the INDEC showed a 47.6% variation. The most important variations were recorded in transportation (+66.8%), communications (+55.3%), and basic goods and services (+53.2%). The sectors affected to a lower extent were alcoholic beverages and tobacco (+28.3%), education (+32.1%) and clothing and footwear (+33.1%). Furthermore, salaries, as measured by the registry of the Stable Workers’ Average Taxable Remuneration (RIPTE), experienced a 30.7% year-on-year increase between December 2018 and the same month of the previous year.

4.3     Fiscal Situation

In 2018, Non-Financial Public Sector’s fiscal accounts accumulated a 2.5% and 5.3% primary and total fiscal deficit to GDP, respectively. The annual variation of aggregated tax revenues, measured in AR$ based on figures published by the Federal Administration of Public Revenue (AFIP), ended 2018 with a 30.7% increase compared to 2017. Besides, in 2018 primary expenditures by the National Treasury showed a 22.4% year-on year variation.

4.4     Financial System

BCRA’s US$ currency wholesale exchange rate (Res. A3500) was AR$37.81/US$ as of December 31, 2018, showing a cumulative 101.4% increase compared to the end of 2017 and a 69.6% average year-on-year variation. BCRA’s international reserves stock amounted to US$65.8 billion at closing, which represents a US$10.7 billion increase compared to the previous year. Moreover, the monetary base reached AR$1,409 billion, showing a 40.7% increase at the closing of 2018 compared to the previous year. Furthermore, BCRA’s debt stock in issued bonds amounted to US$19.4 billion as of the closing of 2018, which represents a 69% year-on-year contraction.

4.5      Trade Balance

According to the INDEC, as of the third quarter of 2018 the cumulative current account deficit amounted to US$25.8 billion, which represents 4.7% of the GDP. In these first three quarters of 2018, Free on Board value exports reached US$45.6 billion, whereas Cost, Insurance and Freight value imports amounted to US$52.1 billion. Primary exports decreased by 12.1% during this period, whereas agricultural manufactures and industrial manufactures exports experienced a 0.1% and 11.1% increase, respectively. On the other hand, fuel and energy exports experienced a 92.7% increase, reaching US$3 billion. Imports experienced an increase compared to the same period of 2017 in the sectors of fuels and lubricants (+25.6%), intermediate goods (+18.1%), consumables (+3.6%) and accessories (3.4%), whereas decreases were registered in capital expenditures (-9.8%) and automotive sector (-1.9%).

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5.   The Argentine Electricity Market

5.1     Generation

Evolution of Demand

During 2018, the demand for electricity experienced a slight increase, with a 0.3% variation compared to 2017, with a total electricity demand volume of 132,925 GWh and 132,530 GWh for 2018 and 2017, respectively.

The following chart shows the breakdown of electricity demand in 2018 by type of customer:

Electricity Demand by Type of Customer

Source: ADEERA

Peak Power Capacity Records

	2010	2011	2012	2013.	2014	2015	2016	2017	2018
Capacity (MW)	20,843	21,564	21,949	23,794	24,034	23,949	25,380	25,628	26,320
Date	08-Mar	01-Aug	16-Feb	23-Dec	20-Jan	27-Jan	12-Feb	24-Feb	8-Feb
Temperature (ºC)	1.6	3.5	34.2	35.4	29.6	35.6	35.1	27.7	30.2
Time	19:45	20:18	15:10	14:20	15:05	14:13	14:35	14:25	15:35

Source: CAMMESA.

On February 8, 2018, at 15:35, there was a 26,320 MW record-breaking demand for electricity in the SADI.

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Evolution of Electricity Supply and Fuel Consumption

In 2018 there was a 0.8% increase in power generation, with 137,199 GWh and 136,064 GWh volumes for the years 2018 and 2017, respectively.

Thermal power generation remained as the main resource to meet the electricity demand, both with natural gas or liquid fuels (GO and GO) and mineral coal, supplying an electricity volume of 87,725 GWh (64%), followed by hydroelectric power generation, which contributed 39,671 GWh net of pumping (29%), nuclear power generation, with 6,453 GWh (5%), and renewable power generation with 3,350 GWh (2%). Additionally, there were imports for 344 GWh (53% lower than in 2017), exports for 280 GWh (higher than the 69 GWh recorded in 2017), and losses for 4,337 GWh (3% higher than in 2017).

Hydroelectric power generation net of pumping’s contribution volumes experienced a slight increase compared to 2017 (+1%), whereas nuclear power generation recorded a 13% increase, and generation from renewable sources evidenced a 27% increase, mainly as a result of commissioning under the RenovAr program. These increases were moderately offset by a 1% thermal generation decrease compared to 2017.

The following chart shows the evolution of power generation by source (thermal, hydroelectric, nuclear, and renewable):

Generation by Type of Power Plant

In % and in GWh, 2010 - 2018

Source: CAMMESA. Note: It includes WEM and Patagonian WEM System. Hydroelectric power generation net of pumping.

During 2018, power generation facilities have recorded an increase in their installed capacity compared to the previous year, totaling 38,538 MW (+2,033 MW compared to 2017). The main commercial commissioning were for thermal units under SEE Res. No. 21/16.

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The following table describes the incorporation of new power units in 2018:

Region	Technology	Capacity (MW)
Center	Biogas	1.2	246
	Wind	48
	GT	150
	Solar	46.8
Center west - Comahue	CC	60	60
Cuyo	Solar	84	84
Buenos Aires Outskirts – Northwest Litoral – Buenos Aires	CC	280	1,520.3
	Wind	252.6
	Diesel	40
	GT	947.8
Northwest	Diesel	25.6	392.7
	GT	315.6
	Solar	51.5
South - Patagonia	CC	113	336
	Wind	223
Total			2,639
Thermal			73%
Renewable			27%

Source: CAMMESA and Pampa Energía’s own surveys.

Additionally, hydroelectric power units’ power capacities were adjusted based on their reservoirs for a total -310 MW and thermal units for -26 MW. Furthermore, agreements for 270 MW corresponding to mobile generation were terminated. The following chart shows the composition of the Argentine installed power capacity as of December 31, 2018:

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Argentine Installed Power Capacity

100% = 38.5 GW

Source: CAMMESA.

Regarding fuel supply for electric power generation, until early November, 2018, supply remained centralized in CAMMESA (with the exception of fuel supply for generators covered by the Energía Plus Service) as provided for by SE Res. No. 95/13 and amending provisions. SGE Res. No. 70/185authorized power generators, co-generators and self-generators within the WEM to acquire fuels required for own power generation, originally for units corresponding to capacity under the SEE Res. No. 19/17, and later being extended to units under PPAs executed with CAMMESA. It should be noted that CAMMESA will remain in charge of the commercial management and the dispatch of fuels for power generators which ‘do not or cannot’ make use of such capacity.

Likewise, the country continued purchasing LNG and its re-gasification, as well as natural gas from the Republic of Bolivia. However, the natural gas supply remained insufficient to meet power generation needs, and therefore authorities have continued to rely on the consumption of liquid fuels (FO and GO) for power generation to meet the demand, although in volumes lower than in 2017.

Natural gas consumption for electric power generation recorded a 5.3% increase in 2018 compared to the previous year (18 million dam3). FO consumption was 56% lower than in 2017, totaling 0.57 million tons. GO consumption decreased by 37.4% compared to 2017. Finally, the consumption of mineral coal has experienced a slight year-on-year increase.

Price of Electricity

The energy authority has continued with the policy launched in the year 2003 whereby the WEM spot price is determined according to the available power generating units’ CVP with natural gas, even if these units are not generating electricity with such fuel (SE Res. No. 240/03). The additional cost for the consumption of liquid fuels is recognized outside the specified market price as a temporary dispatch surcharge. Furthermore, pursuant to SGE Res. No. 25/18, the WEM bears the costs of imported gas as from October 1, 20186.

As regards the generation capacity remuneration, the remuneration scheme established by SE Res. No. 19/177has remained unchanged since the economic transactions corresponding to the month of February 2017.

5 For further information, see section 7.1: ‘Fuel Self-Procurement for Thermal Power Plants’ of this Annual Report.

6 For further information, see section 7.4: ‘Natural Gas Price for Power Generation’ of this Annual Report.

7 For further information, see section 5.1: ‘SEE Res. No. 19/17: Former Remuneration Scheme for Legacy Capacity’ of this Annual Report.

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Evolution of WEM Prices

Until October 2018, the approved average monthly spot price for energy was AR$240/MWh, which is the maximum price stipulated pursuant to SEE Res. No. 20/17. As from November 2018, this price increased to AR$480/MWh pursuant to SEE Provision No. 97/18.

On the other hand, the following chart shows the average monthly price that all electricity system users should pay so that the power grid would not run into a deficit. This cost includes not only the energy price, but also the power capacity fee, the generation cost, fuels such as natural gas, FO or GO, and other minor items.

Average Monthly Monomic Price

In AR$/MWh

Source: CAMMESA.

SEE Res. No. 19/17: Former Remuneration Scheme for Legacy Capacity

On February 2, 2017, the SEE issued Res. No. 19/17, which superseded the remuneration scheme set forth by SE Res. No. 22/16, as amended, and established guidelines for the remuneration to power generation plants between February 1, 2017 and February 28, 2019.

Res. No. 19/17 provides for remunerative items based on technology and scale, establishing US$-denominated prices payable in AR$ by applying BCRA’s exchange rate effective on the last business day of the month of the applicable economic transaction; furthermore, the transaction’s maturity will be that provided for in CAMMESA’s Procedures.

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Remuneration for Available Power Capacity

Thermal Power Generators

Res. No. 19/17 defines a minimum remuneration for power capacity based on technology and scale, and allows power generators, co-generators and self-generators owning conventional CTs to offer DIGO for the power capacity and energy generated by their units and not committed under Energía Plus or under PPAs executed with the WEM pursuant to SE Res. No. 220/07.

The DIGO for each unit should be declared for a term of three years, together with information for the Summer Seasonal Programming, with the possibility to offer different availability values for the summer and winter six-month periods.

Finally, power generators will enter into a DIGO Agreement with CAMMESA, which may assign it to the demand as defined by the SE. The thermal generators’ remuneration for committed power capacity will be proportional to their compliance.

Minimum Remuneration

It applies to generators without DIGO:

Technology / Scale	Minimum Price (US$ / MW-month)
Large CC Capacity > 150 MW	3,050
Large ST Capacity > 100 MW	4,350
Small ST Capacity ≤ 100 MW, Internal Combustion Engines	5,700
Large GT Capacity > 50 MW	3,550

Base Remuneration

It applies to generators with DIGO:

Period	Base Price (US$ / MW-month)
May 2017 – October 2017	6,000
November 2017 onwards	7,000

Additional Remuneration

This remuneration for the additional available power capacity aims to encourage DIGO for the periods with a higher demand of the system. Bimonthly, CAMMESA will define a Monthly Thermal Generation Goal for the set of qualified generators, and will call for additional power capacity availability offers with prices not exceeding the additional price.

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Period	Additional Price (US$ / MW-month)
May 2017 – October 2017	1,000
November 2017 onwards	2,000

Hydroelectric Generators

In the case of CHs, a base remuneration and an additional remuneration for power capacity were established. Power capacity availability is determined independently of the reservoir level, the contributions made, or the expenses incurred. Furthermore, in the case of pumping hydroelectric power plants, the following is taken into consideration to calculate availability: i) the operation as turbine at all hours within the period, and ii) the availability as pump at off-peak hours every day and on non-business days.

Base Remuneration

It is determined by the actual power capacity plus that under programmed and/or agreed maintenance:

Classification	Base Price (US$ / MW-month)
Medium HI Capacity > 120 ≤ 300 MW	3,000
Small HI Capacity > 50 ≤ 120 MW	4,500
Medium Pumped HI Capacity > 120 ≤ 300 MW	2,000
Renewable HI Capacity ≤ 50 MW	8,000

As provided by SE Res. No. 22/16, in the case of CHs maintaining control structures on river courses and not having an associated power plant, a 1.20 factor will be applied to the plant at the headwaters.

Additional Remuneration

It applies to power plants of any scale for their actual availability and based on the applicable period:

Type of Power Plant	Period	Additional Price (US$ / MW-month)
Conventional	May 2017 – October 2017	500
	November 2017 onwards	1,000
Pumped	Mayo 2017 – October 2017	0
	November 2017 onwards	500

As from November 2017, the allocation and collection of 50% of the additional remuneration is conditional upon the generator taking out insurance, to CAMMESA’s satisfaction, to cover for major incidents on critical equipment, as well as upon the progressive updating of the plant’s control systems pursuant to an investment plan to be submitted based on criteria to be defined by the SGE.

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Other Technologies: Wind Power

The remuneration is made up of a base price of US$7.5/MWh and an additional price of US$17.5/MWh, which are associated with the availability of the installed equipment with an operating permanence longer than 12 months as from the beginning of the Summer Seasonal Programming.

Remuneration for Generated and Operated Energy

The remuneration for Generated Energy is valued at variable prices according to the type of fuel:

Technology / Scale	In US$ / MWh
	Natural Gas	Hydrocarbons
Large CC Capacity > 150 MW	5.0	8.0
Large ST Capacity > 100 MW	5.0	8.0
Small ST Capacity ≤ 100 MW	5.0	8.0
Large GT Capacity > 50 MW	5.0	8.0
Internal Combustion Engines	7.0	10.0

The remuneration for Operated Energy applies to the integration of hourly power capacities for the period (over rotating units), and is valued at US$2.0/MWh for any type of fuel. In the case of CHs, prices for Generated and Operated Energy are as follows:

Technology / Scale	In US$ / MWh
	Generated Energy	Operated Energy
Medium HI Capacity > 120 ≤ 300 MW	3.5	1.4
Small HI Capacity > 50 ≤ 120 MW	3.5	1.4
Medium Pumped HI Capacity > 120 ≤ 300 MW	3.5	1.4
Renewable HI Capacity ≤ 50 MW	3.5	1.4

Additional Remuneration for Low-Use Thermal Generators

SE Res. No. 19/17 provides for an additional remuneration for low-use thermal generators having frequent startups based on the monthly generated energy for a price of US$2.6/MWh multiplied by the usage/startup factor.

The usage factor is based on the Rated Power Utilization Factor recorded during the last rolling year, which will have a 0.5 value for thermal units with a usage factor lower than 30% and a 1.0 value for units with a usage factor lower than 15%. In all other cases, the factor will equal 0.

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Additional Remuneration for Thermal Generators having Frequent Startups

The startup factor is established based on startups recorded during the last rolling year for issues associated with the economic dispatch made by CAMMESA. It will have a 0.0 value for units with up to 74 startups, a 0.1 value for units recording between 75 and 149 startups, and a 0.2 value for units recording more than 150 startups. In all other cases, the factor will equal 0.

Repayment of Overhaul’s Financing

Res. No. 19/17 abrogates the Maintenance Remuneration and provides that, as regards the repayment of outstanding loans applicable to CTs and CHs, credits already accrued and/or committed to the cancellation of such maintenance works will be applied first. The balance will be repaid by discounting US$1/MWh for the energy generated until the total cancellation of the financing.

Fuel Supply

SE Res. No. 95/13 provided that power generators may not renew or extend their fuel supply agreements with their suppliers upon termination, and that fuel supply would be centralized in CAMMESA. This provision remained effective under SEE Res. No. 19/17.

However, SGE Res. No. 70/188authorized power generators, co-generators and self-generators within the WEM to acquire fuels required for own power generation, originally for units corresponding to legacy capacity (with remuneration scheme under SEE Res. No. 19/17), and later being extended to units under PPAs executed with CAMMESA. For its instrumentation, maximum natural gas prices9at PIST for the generation of electricity to be sold within the WEM —provided for by MinEn Res. No. 46/18 for the 2018 and SGE Note No. 66680075/18 for the year 2019— were observed.

On February 8, 2019, the SGE issued Note No. 07973690 instructing CAMMESA to recognize within CVPs declared as from February 18, 2019, and for each subsequent two-week period, the maximum weighted average price of natural gas by basin that would have resulted if the total domestic natural gas production necessary to supply the electricity sector had been acquired under agreements entered into in CAMMESA’s last auction conducted through MEGSA10.

It should be noted that for agents which ‘do not or cannot’ make use of such capacity, CAMMESA will remain in charge of the commercial management and the dispatch of fuels.

Suspension of MAT Contracts

SE Res. No. 95/13 suspended the inclusion of contracts in the MAT (excluding those derived from a differential remuneration scheme), as well as their extension or renewal. Contracts in force under SE Res. No. 95/13 will continue being managed by CAMMESA until their termination, after which GU will have to acquire their supplies directly from CAMMESA pursuant to the conditions established by the SE to such effect. This provision is still effective under SEE Res. No. 19/17.

8 For further information, see section 7.1: ‘Fuel Self-Procurement for Thermal Power Plants’ of this Annual Report.

9 For further information, see section 6.1: ‘Natural Gas for Power Generation’ of this Annual Report.

10 For further information, see section 7.4: ‘Natural Gas Price for Power Generation’ of this Annual Report.

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Implementation Criteria for SEE Res. No. 19/17

The following table shows CAMMESA’s classifications for our legacy units:

Power Plant	Generating Unit	Technology	Size	Capacity
CPB	BBLATV29	ST	Large	>100 MW
	BBLATV30	ST	Large	>100 MW
CTG	GUEMTV11	ST	Small	≤100 MW
	GUEMTV12	ST	Small	≤100 MW
	GUEMTV13	ST	Large	>100 MW
CTGEBA	GEBATG01	CC	Large	>150MW
	GEBATG02	CC	Large	>150MW
	GEBATV01	CC	Large	>150MW
CTLL	LDLATG01	GT	Large	>50 MW
	LDLATG02	GT	Large	>50 MW
	LDLATG03	GT	Large	>50 MW
	LDLATG04*	GT	Large	>50 MW
HIDISA	ADTOHI	HI	Medium	between 120 MW and 300 MW
	LREYHB	Pumped HI	Medium	between 120 MW and 300 MW
	ETIGHI	Renewable HI	-	≤ 50 MW
HINISA	NIH1HI	HI	Small	between 50 MW and 120 MW
	NIH2HI	HI	Small	between 50 MW and 120 MW
	NIH3HI**	HI	Small	between 50 MW and 120 MW
HPPL	PPLEHI01	HI	Medium	between 120 MW and 300 MW
	PPLEHI02	HI	Medium	between 120 MW and 300 MW
	PPLEHI03	HI	Medium	between 120 MW and 300 MW

Notes: * Only 26 MW of the unit is covered under this Res. ** A 1.20 coefficient applies on remuneration.

In the case of CTG’s unit GUEMTG01 and CTGEBA’s unit GEBATG03, pursuant to Section 6 of SE Res. No. 482/15 and with the agreement of ‘Energía Plus’ power generators, both the energy delivered to the spot market and the available power capacity not committed under the Energía Plus agreements in force during each period were remunerated based on the items set out by SEE Res. No. 19/17, being the cost of the fuel provided by CAMMESA, thus not being part of the transaction.

SRRYME Res. No. 1/19: Current Remuneration Scheme for Legacy Capacity

On March 1, 2019, the SRRYME published Res. No. 1/19, which abrogated SEE Res. No. 19/17 and incorporated modifications to the remuneration regime for the WEM’s power self-generators, co-generators and generators not covered by agreements stipulating a differential remuneration scheme.

SRRYME Res. No. 1/19 provides that the OED will convert US$-denominated values into AR$ at the exchange rate published by BCRA’s Communication ‘A’ 3500 (Wholesale) on the day preceding the economic transactions’ maturity date.

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Thermal Power Generators

The remuneration under SRRYME Res. No. 1/19 is still made up of a payment for power capacity and a payment for energy (generated energy and operated energy).

For generators without a DIGO declaration, the following power capacity base prices will apply:

Technology / Scale	Capacity’s Base Price (US$ / MW-month)
Large CC Capacity > 150 MW	3,050
Small CC Capacity ≤ 150 MW	3,400
Large ST Capacity > 100 MW	4,350
Small ST Capacity ≤ 100 MW, Internal Combustion Engines	5,200 (antes 5,700)
Large GT Capacity > 50 MW	3,550
Small GT Capacity ≤ 50 MW	4,600

Furthermore, SRRYME Res. No. 1/19 provides for a DIGO offer scheme for quarterly periods: a) summer (December, January and February); b) winter (June, July and August), and c) ‘Other’, which comprises two quarters (March, April and May; and September, October and November).

For agents with a DIGO declaration, the guaranteed power capacity price will apply, which will equal US$7,000/MW-month in the summer and winter quarters, and US$5,500/MW-month in the ‘Other’ quarters.

Additionally, the power capacity remuneration ―whether or not the agent has a DIGO declaration― will be affected by a usage or utilization factor equivalent to the average dispatch factor for the generating unit during the rolling year prior to the calculation month, applying a coefficient range between 70% and 100% of the power capacity price; in this sense, if the usage factor is: i) higher than 70%, 100% of the power capacity remuneration is paid; ii) lower than 30%, 70% of the power capacity remuneration is paid; and iii) between 30% and 70%, the power capacity remuneration is linearly associated with between 70% and 100% of the power capacity remuneration.

Generated Energy remuneration values have decreased by US$1/MWh for all technologies except for Internal Combustion Engines, in which the decrease amounted to US$3/MWh. The Operated Energy remuneration value was reduced from US$2/MWh to US$1.4/MWh.

In case the power generator has opted to self-procure fuels for power generation (pursuant to the option set forth by SGE Res. No. 70/18) and at the moment of dispatching it does not have the fuel, the calculation of the power capacity availability will be reduced by 50% of the real availability. In a similar sense, it will lose the dispatch order and if the OED procures the fuel for power generation, it will only be remunerated for the Generated Energy, at 50% of the non-fuel variable costs approved.

The additional remuneration scheme to encourage DIGO offers during the periods with a higher demand in the grid and the additional remuneration of efficiency-based power generation variable costs were eliminated. Furthermore, the additional remuneration for low-use thermal generators was also eliminated.

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Hydrological Generators

SRRYME Res. No. 1/19 maintains the power capacity base prices established by SEE Res. No. 19/17, as well as remuneration values for Generated Energy and Operated Energy. However, as regards the power capacity payment, as from March 1, 2019, the hours during which a hydroelectric generator is not available due to programmed and/or agreed maintenance will no longer be computed for the calculation of the power capacity remuneration.

Other Items

As regards generation from unconventional sources (wind, photovoltaic solar, biomass, biogas from urban solid waste), a single remuneration value for Generated Energy is established at US$28/MWh, irrespective of the source used. Energy generated by power generators from unconventional sources prior to their commissioning by the OED will be remunerated at 50% of the afore-mentioned remuneration.

As regards refunds to generators under the loan agreements for the execution of overhauls in their units, the Res. established, firstly, the application of all receivables accrued in favor of generators for settlement, and secondly, a discount scheme in the generator’s revenues equivalent to US$1/MWh for each generated MW, or US$700/MW-month for the unit’s real availability, whichever is higher.

The Company is currently analyzing the impact of these changes, as well as the measures to adopt to safeguard its rights.

Energía Plus

In September 2006, the SE approved Res. No. 1281/06, which establishes certain restrictions on the sale of electricity and implements the Energía Plus service, with the objective to encourage the development of new power generation offers. These measures imply that:

i.      Power generators, co-generators and self-generators which, as of the date of the publication of SE Res. No. 1281/06, are neither WEM agents nor have facilities or interconnection with the WEM, will qualify;

ii.    These power plants should have fuel supply and transportation;

iii.   The energy used by LU300 in excess of the Base Demand (the electrical consumption for the year 2005) qualifies to contract Energía Plus within the MAT at a price negotiated between the parties; and

iv.   For new LU300 entering the grid, their Base Demand equals zero.

Within this framework, CTG, EcoEnergía and CTGEBA provide the Energía Plus service to different WEM clients, which represents a 283 MW gross power capacity.

If a power plant cannot meet its Energía Plus demand, it should purchase that power in the spot market at the operated marginal cost. On the other hand, SE Note No. 567/07, as amended, provided that LU300 not purchasing their Surplus Demand within the MAT should pay the Surplus Demand Incremental Average Charge (CMIEE or Cargo Medio Incremental de la Demanda Excedente), and the difference between the real cost and the CMIEE would be accumulated in an individual account on a monthly basis for each LU300 within CAMMESA’s scope.

Pursuant to SE Note No. 111/16, until May 2018, the CMIEE was AR$650/MWh for GUMA and GUME, and AR$0/MWh for GUDI. As from June 2018, pursuant to SE Note No. 28663845/18, the CMIEE became the greater of AR$1,200/MWh or the temporary dispatch surcharge. Additionally, it was provided that, until further instruction, movements in the individual account of each LU300 would temporarily not be recorded.

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Energía Plus contract values are mostly denominated in US$; therefore, when expressed in AR$, they are exposed to the nominal exchange rate. Due to the decrease in surplus demand resulting from the downturn in the economic activity, some LU300 choose not to enter into Energía Plus contracts and, consequently, generators have to sell their energy at the spot market with lower profitability margins.

WEM Supply Agreements – SE Res. No. 220/07

Aiming to modify the market conditions to encourage new investments and increase the generation offer, the SE passed Res. No. 220/07, which empowers CAMMESA to enter into ‘WEM Supply Commitment Agreements’ with WEM Generating Agents for the energy produced with new generation equipment. These will be long-term PPAs denominated in US$, and the price payable by CAMMESA should compensate the investment made by the agent at a rate of return to be accepted by the SE.

CTLL and CTP have entered into agreements with CAMMESA under this Res., which account for a gross power capacity of 28911 MW.

Agreement to Increase Thermal Generation Availability

In 2014, the Federal Government submitted a proposal to generators for the execution of a new agreement for the increase in thermal generation availability through the application of LVFVDs and the generators’ own resources. CTLL, CTG, CPB, HINISA and HIDISA entered into this agreement, which sets out the conditions for the incorporation of new generation capacity in CTLL through the installation of a high-efficiency GT (105 MW), which was commissioned for service in July 2016, and two engines (15 MW), which are scheduled for commissioning during the first quarter of 2019.

In 2015, the Federal Government submitted a proposal to generators for the execution of a new agreement. CTLL, CTG, CPB, HINISA and HIDISA entered into this agreement whereby CTLL would incorporate a new high-efficiency GT (105 MW), as well as investments in renewable energies. However, this Agreement was canceled with the implementation of SEE Res. No. 19/17.

SEE Resolution No. 21/16: New Thermal Generation Capacity

As a result of the state of emergency in the national electricity sector,12on March 22, 2016 the SEE issued Res. No. 21/16 launching a call for tenders for new thermal power generation capacity with the commitment to making it available through the WEM for the 2016/2017 summer, 2017 winter, and 2017/2018 summer periods. Successful bidders entered into a PPA for a fixed price (in US$/MW-month) and a variable price excluding fuels (in US$/MWh) with CAMMESA, which acted on behalf of distributors and WEM’s GU.

Pampa was awarded CTLL’s 105 MW expansion project and the construction of CTIW for a 100 MW capacity, which were commissioned for service in August and December 2017, respectively. Furthermore, Pampa acquired and developed the CTPP project for a 100 MW capacity, which was commissioned for service in August 2017.

SEE Res. 287/17: Co-generation and Closing to CCs

On May 10, 2017 the SEE issued Res. No. 287/17 launching a call for tenders for co-generation projects and the closing to CC over existing equipment. The projects should have low specific consumption (lower than 1,680 kcal/kWh with natural gas and 1,820 kcal/kWh with alternative liquid fuels), and the new capacity should not exceed the existing electric power transmission capacity; otherwise, the cost of the necessary extensions would be borne by the bidder.

11 It includes CTLL’s TG04 power capacity, which is partially committed under this contract.

12 Declared pursuant to PEN Executive Order No. 134/15 effective until December 31, 2017.

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Awarded projects will be remunerated under a PPA which will be effective for a term of 15 years. The remuneration will be made up of the available power capacity price plus the variable non-fuel cost for the delivered energy and the fuel cost (if offered), less penalties and fuel surpluses. Power capacity surpluses would be remunerated pursuant to SEE Res. No. 19/17.

Within this framework, in September 2017 the SEE issued Res. No. 820/17 awarding only three co-generation projects for a 506 MW power capacity, and in October 2017, pursuant to Res. No. 926/17, it awarded projects for a total 1,304 MW power capacity. Genelba Plus’ closing to CC, which will add an incremental capacity of 383 MW to CTGEBA’s current facilities13—which commissioning at open cycle is expected for the second quarter of 2019, and at closed cycle for the second quarter of 2020— is among the awarded projects.

Measures for the Promotion of Renewable Energy Projects

In October 2015, Law No. 27,191 (regulated by Executive Order No. 531/16) was passed, which amends Law No. 26,190 on the promotion of renewable sources of energy. Among other measures, it provided that by December 31, 2025, 20% of the total demand for energy in Argentina should be covered with renewable sources of energy.14To meet such objective, WEM’s GU and CAMMESA should cover 8% of their demand with such sources by December 31, 2017, the percentage rising every two years until the objective is met. The agreements entered into with GU and GUDI may not have an average price exceeding US$113/MWh.

Additionally, the Law provides for several incentives to encourage the construction of renewable energy projects, including tax benefits (advance VAT return, accelerated depreciation on the income tax return, import duty exemptions, etc.) and the creation of the FODER, which is destined, among other objectives, to the granting of loans, capital contributions, etc. for the financing of these projects.

RenovAr Program

MEyM Res. No. 71/16 issued in May 2016 launched the RenovAr Round 1 Program’s open call for tenders. In October 2016 and pursuant to Res. No. 213/16, the MEyM awarded 29 projects for a total 1,142 MW (97% of which were wind and solar energy projects), including our 100 MW PEMC project in the Province of Buenos Aires, which was commissioned for service in June 201815. Additionally, in October 2016 MEyM Res. No. 252/16 was issued launching the RenovAr Round 1.5 Program’s call for tenders, and in the following month MEyM Res. No. 281/16 was issued, whereby 30 projects for a total 1,281.5 MW (100% of them wind and solar energy projects) were awarded.

Furthermore, in August 2017 MEyM Res. No. 275/17 was issued launching the RenovAr Round 2 Program’s call for tenders, and in December 2017 MEyM Res. No. 473/17 and 488/17 were issued, whereby 88 projects for a total 2,043 MW (89% of them wind and solar energy projects) were awarded. Finally, in November 2018, SGE Res. No. 100/18 launched the RenovAr MiniRen Round 3 Program’s call for tenders for smaller-scale renewable projects (between 0.5 and 10 MW) contemplating its connection to the facilities of the distribution company corresponding to the location, expecting a maximum 400 MW facility installation, of which 350 MW are wind and solar energy projects.

It is worth highlighting that in all projects under the RenovAr rounds, all and any reductions of greenhouse-gas emissions resulting from the power capacity installed throughout the national territory, including that resulting from any other project accounted for to reach the WEM’s renewable power capacity goals set in Law No. 27,191, will be recognized by the Federal Government for the fulfillment of the contribution goal under the United Nations Framework Convention on Climate Change and the Paris Agreement.

13 For further information, see section 8.1: ‘Current Expansions’ of this Annual Report.

14 As from December, 2016, CHs with a power capacity lower than 50 MW are classified as renewable sources of energy.

15 For further information, see section 7.1: ‘First WFP’s Commercial Commissioning’ of this Annual Report.

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MAT ER

MEyM Res. No. 281/17 issued on August 18, 2017 regulated the MAT ER regime, which sets the conditions for WEM’s GU and GUDI to meet their demand supply obligation from renewable sources through the individual purchase within the MAT ER or through self-generation from renewable sources. Furthermore, this Res. regulates the conditions applicable to renewable power generation projects. Specifically, it created the RENPER, where such projects will be registered.

Projects destined to supply the MAT ER may not be committed under other remuneration mechanisms (e.g., the Renovar Program). Surplus power generation exceeding commitments with MAT ER are remunerated until 10% of the power generation at the minimum price for the applicable technology covered by the RenovAr Program, and the balance, at the remuneration value for that type of technology set in SEE Res. No. 19/17.

Furthermore, agreements executed under the MAT ER regime will be administered and managed in accordance with the WEM Procedures. The contractual terms —life, allocation priorities, prices and other conditions—, notwithstanding the maximum price set forth in Section 9 of Law No. 27,191, may be freely agreed between the parties, although the committed electricity volumes will be limited by the electric power from renewable sources produced by the generator or supplied by other generators or suppliers with which it has purchase agreements in place.

Pampa registered the PEPE II, III and IV projects with the RENPER. It also requested the corresponding dispatch priority under MEyM Res. No. 281/17, which was granted for the whole 160 MW installed capacity of the three projects.

As regards the PEPE IV project, even though announced on May 23, 2018, the volatility of the economy and changes in the applicable legislation adversely affected the beginning of the project, and its feasibility is being assessed16.

Renewable Energy Distributed Generation

On December 27, 2017, Law No. 27,424 was published, which declares the distributed generation of electric power from renewable sources destined to self-consumption and the possible injection of surpluses into the distribution network to be of national interest. The Law also establishes the distribution utility providers’ obligation to facilitate such injection by guaranteeing free access to the distribution network, notwithstanding the provinces’ own powers.

Furthermore, all national public building projects should contemplate the use of a distributed generation system leveraging the use of renewable sources after conducting, if applicable, an environmental impact study. Besides, the enforcement authority will carry out a study of existing national public buildings and will suggest incorporating power efficiency systems, including renewable distributed generation capacity.

PEN Executive Order No. 986/18 issued in November 2018 and SGE Res. No. 314/18 in December 2018 regulated the Regime Encouraging Grid-Integrated Renewable Energy Distributed Generation seeking to reach a 1,000 MW capacity within a term of 12 years.

As regards the billing scheme, it is expected that a balance will be reached between each user-generator’s consumption and injection. Moreover, distributors should file a monthly declaration to CAMMESA indicating the values corresponding to the electric power injected by users-generators.

16 For further information, see section 7.1: ‘Construction of New WFPs’ of this Annual Report.

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Restructuring of the Federal Government’s Interests in the Energy Sector

On November 1, 2017, Executive Order No. 882/17 was published, which provides for the reorganization of the Federal Government’s interests in several energy sector companies and ventures aiming to limit its participation to those works and services which may not be properly undertaken by the private sector. In this sense, it instructed:

      i.        the merger through absorption of EBISA into ENARSA, and the change of its corporate name to IEASA. As from the pre-merger agreement, IEASA will sell the energy corresponding to Argentina in all binational projects where EBISA takes part;

    ii.        that IEASA will act as principal in the Condor Cliff and Barrancosa CHs. Furthermore, it will act as the generation concessionaire for the transfer of the concession to the private sector;

   iii.        that IEASA will act as principal in the Río Turbio CT; the Regional Centro II gas pipeline; the Sistema Cordillerano/Patagónico gas pipeline; the Cordillerano gas pipeline, and the ‘La Costa’ gas pipeline;

   iv.        the necessary measures so that IEASA may sell, assign or otherwise transfer the Ensenada de Barragán and Brigadier López CTs (contemplating their closing to CC); assets and interests in the Manuel Belgrano II CT, and IEASA’s shareholding in CITELEC; and

    v.        the sale, assignment or other type of transfer of the MEyM’s equity interests in: Central Dique S.A., CTG, Central Puerto S.A., Centrales Térmicas Patagónicas S.A., TRANSPA and Dioxitek; as well as the Federal Government’s interests in TMB, TJSM, the Vuelta de Obligado CT and the Guillermo Brown CT.

The above-indicated sales should follow public and competitive processes, preserving the rights stipulated in the applicable contracts and corporate documents (i.e., preemptive rights). Competent public bodies (for example, the Appraisal Court) will take part in the valuations, although private entities may be hired to such effect. Furthermore, the MEyM and IEASA were authorized to receive as payment the LVFVDs issued pursuant to SE Res. No. 406/03 and other provisions passed by the SE for up to the maximum amounts and under the conditions to be established by the MEyM.

To such effects, IEASA launched the public tender for the sale of the Ensenada de Barragán CT and the Brigadier López CT. The date for the presentation of bids was repeatedly postponed, and finally set for on January 31, 2019. The public tender contemplates the transfer of the goodwill and the assignment of certain rights, contracts and staff, as well as the repurchase of part of the liabilities issued by both trusts. Appraisals were made by the National Appraisal Court. Bids should contemplate the payment in cash of 75% of the applicable appraisal. Bids above the minimum price may consist of cash or LVFVDs. As of the issuance of this Annual Report, the assets on sale have still not been awarded.

5.2     Transmission

Evolution of the High-Voltage Transmission System

The following chart shows the evolution of the transformation capacity’s cumulative growth and the number of kilometers of high-voltage transmission system lines, compared to the percentage cumulative growth of peak demand since 1992.

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Evolution of the Transmission System

Cumulative Growth (in %)

Source: Transener and CAMMESA.

As illustrated in the graphic above, the High-Voltage Transmission System has grown significantly since 2005, mainly due to the implementation of the 500 kV Transmission Federal Plan. The implementation of this Federal Plan has provided the SADI with more stability and better conditions to meet the rising demand.

Transener’s Tariff Situation

The Public Emergency and Exchange Rate Regime Reform Law (Law No. 25,561) imposed the obligation on public utilities, such as Transener and its subsidiary Transba, to renegotiate their agreements in force with the Government while continuing supplying electricity services. This situation has significantly affected Transener and Transba’s economic and financial situation.

In May 2005, Transener and Transba signed with the UNIREN the Memorandums of Understanding stipulating the terms and conditions for updating the Concession Agreements. The Memorandums of Understanding provided for the performance of an RTI before the ENRE and the determination of a new tariff regime for Transener and Transba, which should have come into force in 2006, as well as for the recognition of variations in operating costs incurred until the entry into effect of the new tariff regime resulting from the RTI.

Since 2006, Transener and Transba have repeatedly requested the ENRE to regularize compliance with the commitments stipulated in the Memorandum of Understanding, expressing the need to launch the RTI process. Furthermore, Transener and Transba filed their respective tariff claims for their assessment, the holding of a public hearing and the definition of the new tariff scheme.

Instrumental Agreement

In December 2010 Transener and Transba entered into an Instrumental Agreement to UNIREN’s Memorandum of Understanding with the SE and the ENRE, which mainly provided for the acknowledgment of a credit claim in favor of Transener and Transba for cost fluctuations incurred during the June 2005 – November 2010 period calculated as per the Cost Variation Index established in the Memorandum of Understanding. These receivables were assigned in consideration of disbursements by CAMMESA, which were executed through loan agreements.

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Upon collecting these receivables and still without the RTI, in May 2013 Transener and Transba, respectively, executed with the SE and the ENRE a Renewal Agreement, effective until December 31, 2015, which, among other provisions, acknowledged a credit claim for cost variations recorded during the December 2010 – December 2012 period. In view of the repeated delays in the implementation of the RTI provided for in the Memorandum of Understanding, the SE and the ENRE successively extended the recognition of higher costs up to and including November 2015. In May 2016, upon the expiration of the Renewal Agreement and without any pending recognized receivables, Transener and Transba continued collecting the loans granted by CAMMESA, which were disclosed as liabilities. Finally, on December 26, 2016, Transener executed the last agreement with the SE and the ENRE, which recognized credits for cost variations in favor of Transener and Transba for the December 2015 - January 2017 period. On June 19, 2017, CAMMESA made the last disbursement, thus offsetting all credits for cost variations.

RTI

On September 28, 2016, pursuant to the instruction given by MEyM Res. No. 196/16, the ENRE passed Res. No. 524/16 approving the program applicable to the RTI for Electric Power Transmission. The public hearing for the defense of the proposal was conducted in December 2016.

On January 31, 2017, the ENRE issued Res. No. 66/17 and No. 73/17 establishing the tariffs applicable for the 2017/2021 five-year period, the recognized capital base being AR$8,343 million and AR$3,397 million, and the granted regulated revenues amounting to AR$3,274 million and AR$1,499 million for Transener and Transba, respectively. Furthermore, the ENRE established the remuneration update mechanism, the service quality system and applicable penalties, the reward system, and the investment plan to be executed by both companies during such period.

Based on the discrepancy between Transener and Transba’s proposal and what was granted by the RTI, on April 7 and 21, 2017, Transener and Transba filed a Motion for Reconsideration against ENRE Res. No. 66/17, 84/17 and 139/17, and No. 73/17, 88/17 and 138/17, respectively. In consolidated terms, the Motion for Reconsideration mainly requested an additional 50% increase in the recognized capital base, and a 28% increase in regulatory income.

On October 25, 2017, the ENRE issued Res. No. 516/17 and No. 517/17 partially upholding the motions filed by Transener and Transba. As a result of this proceeding, the ENRE established, retroactively as of February 2017, a AR$8,629 million and AR$3,575 million recognized capital base and AR$3,534 million and AR$1,604 million annual regulated income for Transener and Transba, respectively. Notwithstanding the foregoing, claims submitted by Transener and Transba regarding the capital base valuation on which the profitability fixed by ENRE Res. No. 553/2016 applied, as well as other issues which were not resolved favorably, continued being heard before the SEE under the appeal brought subordinately to the Motions for Reconsideration.

On the other hand, during fiscal year 2017, Transener and Transba requested the recognition of damages for the May 2013 – January 2017 period on account of breaches by the Federal Government in the adjustment of the remuneration for the supply of the high-voltage electric power transmission and main distribution service in the Province of Buenos Aires based on the actual cost variations under the Transition Tariff Regime and the failure to remunerate the capital base and the reasonable profitability which would result from the RTI.

Furthermore, the purpose of the semiannual adjustment mechanism stipulated in the RTI is to keep real-term values for remunerations collectable by Transener and Transba during the RTI’s five-year period. The adjustment formula takes into consideration the variations during such semester in the IPIM, ‘Manufactured Products’ item, the CPI and the Salary Index published by the INDEC, which are weighed based on the cost structure and average investments for the 2017-2021 period in the RTI. This mechanism contemplates a trigger clause that weighs the IPIM and the CPI semiannual variations published by the INDEC, ascertained at a variation equal to or higher than 5%.

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For the December 2016 – June 2017 period, the trigger clause amounted to 9.02%, and, therefore, the semiannual adjustment for Transener and Transba remuneration was activated; however, its application was deferred until December 15, 2017, when ENRE issued Res. No. 627/17 and No. 628/17 updating Transener and Transba’s remunerations by 11.35% and 10.96%, respectively, for the December 2016 – June 2017 period, retroactively to August 1.

On February 19, 2018, the ENRE issued Res. No. 37/18 and No. 38/18, which were later amended on April 5, 2018 by ENRE Res. No. 99/18 and 100/18, respectively. These resolutions updated Transener and Transba’s remunerations by 24.15% and 23.39%, respectively (both including a 0.2% X-Factor17adjustment stimulating efficiency), accumulated during the December 2016 – December 2017 period and applicable to the remuneration scheme as from February 1, 2017.

On November 16, 2018, the ENRE issued Res. No. 280/18 and No. 281/18 updating Transener and Transba’s remunerations by 42.55% and 43.25%, respectively (both including a 0.2% X-Factor adjustment), for the December 2016 – June 2018 period, applicable on the remuneration scheme as from August 1, 2018. As CAMMESA did not compute interests for the months of August and September 2018, Transener and Transba filed a claim before the ENRE and CAMMESA for the settlement of the applicable interests.

As of the publication of this Annual Report, the ENRE has still not issued the resolutions corresponding to the semiannual update for Transener and Transba’s remuneration, which, according to the RTI, should have been applied since February 1, 2019. Based on real data and estimates, the calculation of Transener and Transba’s updates would amount to 25.5% and 27%, respectively (including the 0.14% X-Factor adjustment), accumulated for the June 2018 – December 2018 period. Transener is currently conducting the applicable procedures to regularize this situation.

SEE Res. No. 1085/17

SEE Res. No. 1085/17 issued on November 28, 2017, and effective as from December 1, 2017, established the methodology for the distribution of costs associated with the remuneration of transmission companies among the Transmission Systems’ users. These costs are distributed based on the demand and/or contribution of energy by each WEM agent (distributors, GU, self-generators and generators), directly and/or indirectly associated to the DisTro, after discounting costs assigned to generating agents as operational and maintenance costs for connection and transformation equipment.

It is worth highlighting that prices payable by distribution companies in consideration of electric power transmission within the WEM are stabilized for their payment by distributors, and are calculated together with each Seasonal Programming or Quarterly Reprogramming. In the case of distributing agents whose demand is connected to different DisTros, the demand percentage corresponding to each DisTro will be ascertained, and the price will contemplate the demand and the price on a weighted basis.

Furthermore, prices applicable to GU within the WEM are calculated in the economic transaction on a monthly basis. In the case of WEM GU not directly associated with the high-voltage transmission and/or DisTro, the applicable monthly value will be that corresponding to the connecting agent.

5.3    Distribution

Memorandum of Understanding between Edenor and the Argentine Government

On February 13, 2006, Edenor entered into a Contract Renegotiation Memorandum of Understanding with the UNIREN, which established, effective as from November 1, 2005, a 23% increase in the average distribution margin, which, however, may not result in an increase in the average utility tariff above 15%, as well as a 5% average additional VAD increase to be allocated to certain specific investments in capital goods. Furthermore, it provided for the inclusion of a social tariff and established quality standards for the service to be rendered and a minimum investment plan in the electricity grid to be performed by Edenor, as well as the performance of an RTI.

17 Factor stimulating efficiency which passes cost reductions on to users.

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During the last few years following the execution of the Memorandum of Understanding, and on account of the failure to perform the RTI, the SE and the ENRE passed several transitory measures seeking to reduce Edenor’s operating and asset deterioration resulting from the tariff freeze. The background and the current tariff situation are disclosed below.

SE Res. No. 32/15

As a result of the delay in the implementation of the Memorandum of Understanding and in order to fund expenses and investments associated with the ordinary operation of the public utility, on March 11, 2015 the SE passed Res. No. 32/15 granting Edenor a transitory income increase as from February 1, 2015, to be charged against the RTI to be timely performed. This income results from the monthly difference between a theoretical tariff scheme embodied in an annex to said Res. and the schemes then effective for each tariff category. Additionally, pursuant to this provision, the amounts collected under the PUREE program are deemed part of Edenor’s income. It should be pointed out that this Res. did not generate any increases in the tariff scheme applicable to customers, but was borne directly by the Federal Government. This Res. was rendered ineffective on February 1, 2016 with the issuance of SE Res. No. 6/16 and 7/16.

ENRE Res. No. 347/12

ENRE Res. No. 347/12 applied a differential fixed amount to each of the different tariff categories, with the only exception of customers exempt from paying the tariff scheme provided for by ENRE Res. No. 628/08. Such amounts —which continued to be deposited in a special account and were used exclusively for the execution of infrastructure and corrective maintenance works in Edenor’s facilities within the concession area— were managed by the FOCEDE.

Subsequently, on January 29, 2016, ENRE Res. No. 2/16 was passed declaring the termination of the FOCEDE trust on January 31, 2016 and establishing a new system for the funds collected pursuant to ENRE Res. No. 347/12, which ceased being deposited into such trust and started being managed by Edenor. Finally, with the implementation of the RTI for Edenor in February 2017, these fixed amounts for works and maintenance stopped being charged as a special item on customer bills.

SE Res. No. 250/13

Since May 2013, the SE has provided for the recognition of costs owed to Edenor resulting from the partial application of the MMC, the result of which was lower than the actual increase stipulated in the 2007 Contractual Renegotiation Agreement, which was not duly passed on to tariffs. This measure was implemented with the passing of SE Res. No. 250/13 and its subsequent extensions, which has allowed for the offsetting of this recognition with debts Edenor has generated under PUREE and with CAMMESA for energy purchases. This Res. was rendered ineffective on February 1, 2016 with the issuance of SE Res. No. 6/16 and 7/16.

Loan Agreements – Extraordinary Investments Plan

Due to the delay in obtaining the RTI, Edenor has secured the granting of loan agreements by the Federal Government to conduct the investments plan it may deem appropriate.

Pursuant to MEyM Res. No. 7/16, CAMMESA suspended, as from February 1, 2016 and until receiving further instructions, all effects from the executed loan agreements and the transfer of resources to distribution companies on behalf of the FOCEDE trust and, therefore, the new works plan will be financed exclusively with tariff proceeds.

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Tariff Transition Process

On January 27, 2016, pursuant to Res. No. 7/16, the MEyM instructed the ENRE to perform all necessary acts to fulfill Edenor’s RTI, annul the tariff schemes resulting from SE Res. No. 32/15, and adjust the VAD to be charged against the RTI in Edenor’s tariff schemes, thus canceling the PUREE and suspending the loan agreements entered into with Edenor. Moreover, on the same date and pursuant to Res. No. 6/16, the MEyM approved the quarterly summer reprogramming within the WEM for the months of February through April 2016. Consequently, on January 29, 2016, the ENRE issued Res. No. 1/16 and 2/16 granting a new tariff scheme for Edenor effective as from February 1, 2016.

Later, on September 5, 2016, Edenor filed a tariff proposal before the ENRE for its consideration under the RTI process. This presentation has pointed out that the proposal does not contemplate the value Edenor assigns to damages resulting from the failure to timely and properly implement the Memorandum of Understanding or the collection of income necessary to face the liabilities Edenor has incurred as a result of such breach. The public hearing was held on October 28, 2016.

RTI

On January 31, 2017, the ENRE issued Res. No. 63/17, as amended by ENRE Res. No. 82 and 92/17, which established the final tariff schemes, the review of costs, required quality levels and other rights and obligations by Edenor for the five-year period beginning February 1, 2017.

These Res. provide that the ENRE, as instructed by the MEyM, should limit the VAD increase as a result of the RTI process applicable as from February 1, 2017 to a maximum 42% of the VAD, and that the application of the new VAD’s balance value will be completed in two phases, the first one in November 2017 and the last one in February 2018. Additionally, the ENRE will recognize to Edenor the VAD difference resulting from the gradual tariff increase recognized in the RTI in 48 installments payable as from February 1, 2018, which will be incorporated into the resulting VAD value as of that date.

These tariff schemes include the prices established by SEE Res. No. 20/17 issued on January 27, 2017, which approved the WEM’s summer seasonal reprogramming for the February 1 - April 30, 2017 period.

On October 31, 2017, the ENRE, through Note No. 128,399 and upon the MEyM’s instruction, provided for the deferral until December 1, 2017 of the application of the VAD increase scheduled for November 1, 2017, as well as the CPD adjustment which should have been made in August 2017; in both cases, the result of such deferral should be recognized pursuant to the adjustment mechanism provided for by ENRE Res. No. 63/2017 of the RTI.

ENRE Res. No. 603/17 dated November 30, 2017 established a new tariff scheme applicable to the December 2017-January 2018 two-month period, also contemplating, besides the 18% VAD increase and the 11.6% CPD update, a retroactive adjustment in real terms as of November 2017 and August 2017, respectively. Additionally, increases in power capacity reference prices, the energy stabilized prices and the transfer of stabilized transmission prices to the end user pursuant to SEE Res. No. 1091/17 were also taken into consideration. Furthermore, the reference price for power capacity, the energy stabilized price and the transmission stabilized price were set for the December 2017 – January 2018, and February 2018 - April 2018 periods. For both periods, the power capacity reference price was set at approximately AR$3,157/MW-month, and the transmission stabilized price at AR$44/MWh for the extra high voltage system; besides, a price was defined for main distribution based on the distribution company, which, in the case of Edenor, amounted to AR$1.1/MWh.

Energy reference prices were applied making a distinction between customers with supplies higher than a 300 kW power capacity at AR$1,395/MWh for both periods, at AR$880/MWh for other users during the December 2017 – January 2018 period, and at AR$1,081/MWh for other users during the February 2018 – April 2018 period.

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Furthermore, this Res. approved a new scheme applicable to users covered by the social tariff. This consisted of a bonus in the stabilized price of electric power within the WEM which was disclosed as a direct subsidy by the Federal Government in the bills of covered customers. For residential customers whose demand did not reach 10 kW, the discount scheme based on savings compared to the consumption recorded in the same month of the year 2015 remained in effect; if savings were equal to or exceeding 20%, a 10% discount would apply. Furthermore, the social tariff scheme for base consumptions pursuant to SEE Res. No. 20/17 was kept in place, but with a 50% discount over the surplus until reaching 150 kWh/month over the base consumption.

ENRE Res. No. 33/18 issued on January 31, 2018 published a new tariff scheme, effective as from February 1, 2018, which contemplated new power capacity and energy reference prices; applied the last 17.8% VAD increase and the 22.5% CPD update corresponding to the August 2017 – January 2018 six-month period, and considered a total amount of AR$6,343 million recoverable in 48 installments, which included the corresponding CPD updates as from February 2017, subject to an annual review in February 2019, 2020 and 2021.

It is worth highlighting that the 22.5% CPD update contemplated a -2.51% E-factor adjustment stimulating efficiency resulting from the RTI as an element geared at passing on to the distributor’s users expected efficiency gains as from i) factor X, which captures gains resulting from management optimization and the existence of economies of scale, which reduces the CPD; and ii) investments factor Q, which captures the impact of the cost of capital and the evolution of exploitation costs resulting from investments made by the company, which increases the CPD.

On May 14, 2018, SEE Provision No. 44/2018 was issued, which ratifies, for the May – October 2018 period, the same reference prices than for the December 2017 – April 2018 period approved pursuant to SEE Res. No. 1091/2017: the power capacity reference price was set at approximately AR$3,157/MW-month, the stabilized price for transmission in the extra high voltage system at AR$44/MWh, and a price for main distribution based on the distribution company, which, in the case of Edenor, amounted to AR$1.1/MWh. Besides, energy reference prices amounted to AR$1,395/MWh for GUDI and to AR$1,081/MWh for the remaining users.

On July 31, 2018, Edenor agreed with the MinEn to defer the application of 50% of the CPD update for the February – July 2018 period without this implying a negative economic impact for Edenor or affecting the service quality parameters resulting from the RTI implemented on February 1, 2017. Furthermore, the MinEn agreed to implement the actions necessary to regularize the Memorandum of Understanding entered into in 2007 and the Framework Agreement. Consequently, on August 1, 2018, ENRE Res. No. 208/2018 was published in the BO; this Res. provided for a 15.85% update in the CPD, 7.925% of which is applicable as from August 1, 2018, and the balance in six monthly consecutive installments effective as from February 1, 2019, adjustable based on the CPD update applicable on that date.

On the other hand, on July 31 and October 24, 2018, the SEE issued Provisions No. 75/2018 and 97/2018, which established, for the August 2018 – January 2019 period, the power capacity reference price at AR$10,000/MW-month, the stabilized price for transmission in the extra high voltage system at AR$64/MWh, and a price for main distribution based on the distribution company which, in the case of Edenor, amounted to AR$0/MWh. Furthermore, energy reference prices were set at AR$2,283/MWh for GUDI and at AR$1,470/MWh for the remaining users. As regards the social tariff, SEE Res. No. 1091/2017’s criteria regarding subsidies to users and discounts for savings remained in effect.

Furthermore, on December 27, 2018, SGE Res. No. 366/2018 was issued, which abrogated SEE Res. No. 1091/2017 and, consequently, the Federal Government’s social tariff and the savings discount scheme, fixing a power capacity reference price of AR$80,000/MW-month effective as from February 2019, with 25% and 20% increases in the months of May and August, respectively, effective until October 2019. The stabilized price for transmission in the extra high voltage system and the distributor-based main distribution price remained unchanged. Energy reference prices were set at AR$2,762/MWh for GUDI for the February – October 2019 period, and at AR$1,852/MWh for the remaining users as from February 2019, with 5% increases in the months of May and August, effective until October 2019.

Finally, on February 1, 2019, ENRE Res. No. 25/2019 was published in the BO, which approved the tariff scheme effective as from its publication date and reflected the new seasonal prices described in SGE Res. No. 366/2018. ENRE Res. No. 27/2019 was published on the same date but effective as from March 1, 2019, which provided for a 24% retroactive adjustment as of February 2019 of the CPD for the August 2018 – January 2019 semester (including the -1.59% E-Factor adjustment stimulating efficiency) and the 7.925% CPD update which had been deferred in August 2018, with retroactive effects as of that date.

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Edenor’s Residential Tariff Positioning

Consumption: 275 kWh per month; monthly bill in US$ per kWh including taxes

Note: For the social tariff, it is considered without savings. Reference exchange rate: AR$37.70/US$. Source: Edenor.

Edenor’s Industrial Tariff Positioning

Consumption: 1,095 MWh per month; monthly bill in cents of US$ per kWh including taxes

Note: Clients with a peak demand of 2.5 MW in medium-voltage networks. Reference exchange rate: AR$37.70/US$. Source: Edenor.

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6.   The Argentine Oil and Gas Market

6.1    Hydrocarbon Exploration and Exploitation

The Argentine Energy Matrix

Natural gas and oil constitute the main energy sources in the national primary energy matrix. The following chart illustrates their shares as of December 31, 2017, as there is no available information for the year 2018:

2017 Argentine Energy Matrix

100% = 80.28 million TOE

Source: SGE.

Natural Gas

During 2018, the total gross natural gas production amounted to 129 million m3 per day, which represents a 5% increase compared to the volumes produced in 2017. This is mainly due to the continuous growth of production in the Neuquina Basin (+6 million m3 per day) and, to a lesser extent, in the Austral Basin (+2 million m3 per day), with an increase in contributions associated with the development of unconventional gas reserves, which was partially offset by the decline in the Golfo San Jorge and Noroeste basins.

As regards natural gas imports by the Argentine Government, the supply from Bolivia reached an average of 16.3 million m3 per day in 2018, a figure 10% lower than the volume recorded in 2017. In this same sense, imports of seaborne LNG later injected in the national natural gas transportation system at the Bahía Blanca and Escobar ports, in the Province of Buenos Aires, recorded an average contribution of 10 million m3 per day in the year 2018, 24% lower than the volume recorded in 2017. Furthermore, imports of LNG regasified in Chile totaled 0.6 million m3 per day, a volume slightly lower than that recorded in 2017, which amounted to 0.8 million m3 per day.

Based on the last annual information published by the SGE, as of December 31, 2017 total natural gas reserves and resources within the country reached 1,052,011 million m3, of which 34% are proven reserves. Furthermore, 51% of the total reserves and resources were unconventional. Compared with the same information as of December 31, 2016, total reserves and resources have recorded a 23% increase. Furthermore, resources increased by 53%, totaling 359,924 million m3.

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Evolution of Natural Gas Production, and Reserves and Resources*

In billion m3, 2006-2018

Source: SGE. * There is no available information on reserves for the year 2018. Production is gross.

Oil

In 2018, total oil production amounted to 78 thousand m3 per day, a volume slightly higher than that recorded in 2017 (76 thousand m3 per day), thus reversing the downward trend in oil production recorded in Argentina over the last sixteen years.

Based on the last annual information published by the SGE on oil imports, during 2018 1.2 thousand m3 per day were imported, a volume 65% lower than that recorded in 2017. This volume represented only 2% of the total domestic production during 2018. On the other hand, in 2018 oil exports amounted to 9.3 thousand m3 per day, a volume 105% higher than in 2017. This volume represented 12% of the total domestic production during 2018.

As of December 31, 2017, total oil reserves and resources within the country totaled 687,319 thousand m3, of which 47% were proven reserves. Furthermore, 18% of the total reserves and resources were unconventional. Compared with the same information as of December 31, 2016, total reserves and resources have recorded a slight 3% decrease. Furthermore, resources increased by 4%, totaling 169,775 thousand m3.

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Evolution of Oil Production, and Reserves and Resources*

In million m3, 2006-2018

Source: SGE. * There is no available information on reserves for the year 2018.

Amendment to the Argentine Hydrocarbons Law

On October 29, 2014, the National Congress enacted Law No. 27,007 amending Hydrocarbons Law No. 17,319. This Law incorporates new drilling techniques available in the industry, as well as changes mainly related to terms and extensions of exploration permits and exploitation concessions, levies and royalty rates, the incorporation of concepts for the continental shelf and off-shore exploration and exploitation of unconventional hydrocarbons, and a promotion regime pursuant to Executive Order No. 929/13, among other key factors for the industry. The main changes introduced by Law No. 27,007 are detailed below:

Unconventional Hydrocarbons Exploitation

The Law conferred a legal status to the concept of ‘Hydrocarbon Unconventional Exploitation Concession’ created by Executive Order No. 929/13. The term hydrocarbon unconventional exploitation is defined as the extraction of liquid and/or gaseous hydrocarbons by unconventional stimulation techniques applied in reservoirs situated in geological formations of schist rock or slate (shale gas or shale oil), tight sandstone (tight sands, tight gas, tight oil), coal bed methane and/or deposits characterized, in general, by the presence of low permeability rocks.

Holders of exploration permits and/or hydrocarbon exploitation concessions will be entitled to request a hydrocarbon unconventional exploitation concession to the enforcement authority pursuant to the following terms:

•            The exploitation concessionaire may request, within its block, the subdivision of the existing block into new hydrocarbon unconventional exploitation blocks and the granting of a hydrocarbon unconventional exploitation concession. Such request will be based on the development of a pilot plan aiming at the commercial exploitation of the discovered reservoir pursuant to acceptable technical and economic criteria.

•            Holders of a hydrocarbon unconventional exploitation concession also being holders of a preexisting and adjacent exploitation concession may request the unification of both blocks as a single hydrocarbon unconventional exploitation concession provided they duly demonstrate the geological continuity of these blocks. Such request should be based on the development of a pilot plan.

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Terms for Exploitation Concessions and Permits

The terms for the exploration permits will be established in each tender issued by the enforcement authority according to the exploration’s purpose (conventional or unconventional) and based on the following criteria:

i.      Conventional exploration: the basic term is divided into two periods of up to three years each, plus an optional extension of up to five years. In this way, the maximum extension for exploration permits is reduced from fourteen to eleven years;

ii.    Unconventional exploration: the basic term is divided into two periods of four years each, plus an optional extension of up to five years, that is, up to a maximum of 13 years; and

iii.   Exploration in the continental shelf and the territorial sea: the basic term is divided into two periods of three years each, plus an optional extension of one year each.

Upon the expiration of the basic term’s first period, the exploration permit holder will decide whether to continue exploring the block or to transfer it back in whole to the Government. The whole originally-granted block may be kept provided the obligations arising from the permit have been properly met. Upon the expiration of the basic term, the holder of the exploration permit will revert the whole block, unless it exercises its right to use the extension period, in which case the reversion will be limited to 50% of the remaining block.

Exploitation concessions will be granted for the following terms, which will be computed as from the granting resolution’s date:

i.      Conventional exploitation concession: 25 years;

ii.    Unconventional exploitation concession: 35 years; and

iii.   Continental shelf and off-shore exploitation concession: 30 years.

Furthermore, the holder of an exploitation concession may, with a minimum one-year notice before the expiration of the concession, request the granting of indefinite extensions, for a 10-year term each, provided it has properly met its obligations as exploitation concessionaire, is actually producing hydrocarbons in the blocks in question, and files an investment plan consistent with the development of the concession.

The ban on simultaneously holding more than five exploration permits and/or exploitation concessions (whether directly or indirectly) has been lifted.

Concessions Extension

Law No. 27,007 grants the provinces having already started the concession extension process a 90-day term to finish it based on the conditions established for each of them. All subsequent extensions will be governed by the Argentine Hydrocarbons Law.

Awarding of Blocks

Law No. 27,007 proposes the drafting of a standard bid form that will be jointly made by the SE and the provincial authorities, to which all tenders launched by law enforcement authorities should adjust, and introduces a specific criterion for the awarding of permits and concessions by incorporating the specific parameter of ‘greater investment or exploration activity’ as tie-breaker, at the PEN or the Provincial Executive Branch’s duly supported discretion, as applicable.

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Levy and Royalties

The amended Argentine Hydrocarbons Law updated the values related to the exploration and exploitation levy established by Executive Order No. 1,454/07; such values may, in turn, be generally updated by the Executive Branch based on variations in the domestic market’s crude oil price. The updated values for each levy and royalty are detailed below.

Exploration Levy

The holder of the exploration permit will pay the levy on an annual basis, in advance, for each square kilometer or its fraction based on the following scale:

•            First period: AR$250 per km2 or fraction;

•            Second period: AR$1,000 per km2 or fraction; and

•            Extension: during the first year of the extension; AR$17,500 per km2 or fraction, with a 25% annual cumulative increase.

In this case, offsetting mechanisms will remain in place: the amount that the exploration permit holder should pay for the second period of the basic term and for the extension period may be readjusted by offsetting it with exploration investments actually made within the block, until reaching a minimum levy equivalent to 10% of the applicable levy according to the period per km2, which will be payable in all cases.

Exploitation Levy

The holder of the exploitation permit will pay a levy which will consist of an annual advance payment of AR$4,500 per km2 or its fraction.

Royalties

Royalties are defined as the only revenue the jurisdictions holding title to the hydrocarbons will collect, in their capacity as grantors, from the production of hydrocarbons.

The percentage the exploitation concessionaire should pay on a monthly basis to the grantor as royalty remains at 12% of the proceeds derived from liquid hydrocarbons production extracted at wellhead. The production of natural gas will bear a like percentage of the value of extracted and actually used volumes, and will be payable on a monthly basis.

Cash payment of the royalty will be made based on the value of crude oil at wellhead less freight costs up to the base location for the definition of its commercial value. Payment in kind of this royalty will only apply when the concessionaire is assured a reasonably permanent reception. The possibility to reduce the royalty up to 5% taking into consideration productivity, conditions and wells location remains in place.

In case of extension, additional royalties for up to 3% of the royalties applicable upon the first extension and up to a total maximum of 18% of royalties for the following extensions will be payable.

For the conduction of hydrocarbon conventional exploitation complementary activities, as from the expiration of the granted concession and within the hydrocarbons unconventional exploitation concession, the enforcement authority may fix additional royalties of up to 3% above the current royalties, up to a maximum 18%, as applicable.

The PEN or the Provincial Executive Branch, as applicable, acting in its capacity as granting authority, may reduce by up to 25% the amount corresponding to royalties applicable to the production of hydrocarbons during a term of 10 years after the conclusion of the pilot project in favor of companies requesting a hydrocarbon unconventional exploitation concession within a term of 36 months as from Law No. 27,007’s effective date.

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Finally, with the Hydrocarbon Investments Committee’s prior approval, royalties may be reduced to 50% for tertiary production projects, extra-heavy oil and offshore products in view of their productivity, location and other unfavorable economic and technical characteristics.

Extension Bond

For exploitation concession extensions, Law No. 27,007 empowers the enforcement authority to establish the payment of an extension bond, the maximum amount of which will result from multiplying the remaining proven reserves at the expiration of the concession by 2% of the average basin price applicable to the specific hydrocarbon during a term of 2 years before the granting of the extension.

Exploitation Bond

The enforcement authority may establish the payment of an exploitation bond, the maximum amount of which will result from multiplying the remaining proven reserves associated with the exploitation of conventional hydrocarbons at the expiration of the granted concession by 2% of the average basin price applicable to the specific hydrocarbons for the two years prior to the granting of the hydrocarbon unconventional exploitation concession.

Transportation Concessions

Transportation concessions (which had so far been granted for 35 years) will be granted for the same term than that granted for the originating exploitation concession, with the possibility of receiving subsequent extensions for up to 10 years each. Thus, transportation concessions originating in a conventional exploitation concession will have a basic 25-year term, whereas those originating in an unconventional exploitation concession will have a basic 35-year term, each plus any granted extension term. After the expiration of these terms, title to the facilities will be transferred back to the Federal or Provincial Government, as applicable, by operation of law and without any charges or encumbrances whatsoever.

Uniform Legislation

Law No. 27,007 provides for two types of non-binding commitments between the Federal Government and the provinces regarding tax and environmental issues:

i.       Environmental Legislation: It provides that the Federal Government and the provinces will seek to establish a uniform environmental legislation primarily aiming to apply the best environmental management practices to hydrocarbon exploration, exploitation and/or transportation with the purpose of furthering the development of the activity while properly protecting the environment.

ii.      Tax System: It provides that the Federal Government and the provinces will seek to adopt a uniform fiscal treatment encouraging the development of hydrocarbon activities in their corresponding territories in adherence with the following guidelines:

−     The gross receipts tax rate applicable to the extraction of hydrocarbons will not exceed 3%;

−     The freezing of the current stamp tax rate and the commitment not to charge with it any financial contracts executed in order to structure investment projects, guarantee and/or warrant investments; and

−     The commitment by the provinces and its municipalities not to impose new taxes —or increase the existing ones— on permit and concession holders, except for service compensation rates, improvement contributions and general tax increases.

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Restrictions on the Reservation of Blocks to National or Provincial Government-Controlled Companies

The amendment to the Argentine Hydrocarbons Law restricts the Federal Government and the provinces from reserving new blocks in the future in favor of public or mixed companies or entities, irrespective of their legal form. Thus, contracts entered into by provincial companies for the exploration and development of reserved blocks before this amendment are safeguarded.

Regarding blocks that have already been reserved in favor of public companies and that have not yet been awarded under joint venture agreements with third parties, associative schemes may be used, in which case the participation of such companies during the development stage will be proportional to their investments. In this way, the ‘carry’ system during the blocks’ development or exploitation stage has been done away with. Such system has not been prohibited for the exploration stage.

Conventional and Unconventional Hydrocarbon Investment Promotion Regime

On July 11, 2013, the PEN issued Executive Order No. 929/13, which created the Investment Promotion Regime for the Exploitation of Hydrocarbons —both conventional and unconventional— with the purpose of encouraging investments destined to the exploitation of hydrocarbons, and introduced the concept of hydrocarbons unconventional exploitation concession.

Law No. 27,007 extends the benefits of the Promotion Regime to hydrocarbon projects involving a minimum of US$250 million direct investment denominated in foreign currency, assessed at the time the hydrocarbon exploitation investment project is presented, to be invested during its first 3 years. Before the amendment, the Promotion Regime benefits reached investment projects denominated in foreign currency for a minimum US$1,000 million amount during a term of 5 years.

Holders of exploration permits and/or hydrocarbons exploitation concessions, and/or third parties associated with such holders and registered with the National Registry of Hydrocarbon Investments submitting this kind of projects will enjoy the following rights as from the third year of their respective projects’ execution:

i.      The right to freely sell abroad 20% and 60% of the liquid and gaseous hydrocarbon production in the case of conventional and unconventional exploitation projects and in offshore projects, respectively, with a 0% export duty, if applicable; and

ii.     The free availability of 100% of the foreign currency derived from the exportation of these hydrocarbons, provided the applicable projects have involved a minimum of US$250 million entry of foreign currency into the Argentine financial market.

During periods in which the national production of hydrocarbons is insufficient to meet domestic supply needs pursuant to Section 6 of the Argentine Hydrocarbons Law, the subjects covered by the Promotion Regime will have, as from the third year following the execution of their respective investment projects, the right to obtain a price not lower than the reference export price (without computing the incidence of any applicable export duties) from the exportable liquid and gaseous hydrocarbon percentage produced under such projects.

Pursuant to these investment projects, Law No. 27,007 provides for two contributions payable to the producing provinces where the investment project is conducted:

i.       The first one, payable by the project holder, for an amount equivalent to 2.5% of the investment amount undertaken to be committed to corporate social responsibility projects; and

ii.     The second contribution, payable by the Federal Government, which amount will be determined by the Hydrocarbon Investments Committee based on the size and scope of the investment project, and which will be destined to infrastructure projects.

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Regulations Specifically Applicable to the Gas Market

Encouragement Programs for the Increase in Domestic Natural Gas Production

Gas Plus

In a context of regulated prices and without market intervention in the commercialization of gas, the main appeal of this program for gas producers, created in 2008, was the free availability and commercialization of the extracted gas. In order to qualify, the producer had to submit an investment project in new gas blocks, in blocks which had not been in production since 2004, or in blocks with complex geological characteristics of compact sands or low permeability. Additionally, except for new entities, companies had to be up-to-date with the production quota fixed pursuant to the Natural Gas Producers’ Agreement18.

In May 2016, MEyM Res. No. 74/16 created the ‘New Natural Gas Projects Promotion Program’, which provided that no new projects may be submitted under the Gas Plus program, although approved projects would remain effective under the same conditions.

In September 2018, Gas Plus agreements timely entered into by Pampa expired.

Plan Gas I

On February 14, 2013, Res. No. 1/13 was published in the BO establishing the Plan Gas I, which aims to evaluate and approve projects furthering the national self-supply of hydrocarbons through a gas production increase and its injection into the domestic market, as well as to generate higher levels of activity, investment and employment in the sector.

Before June 30, 2013, any company registered with the National Registry of Hydrocarbon Investments created by Executive Order No. 1277/12 could submit its projects before the Hydrocarbon Investments Committee. The Federal Government had undertaken to pay a monthly compensation resulting from:

i.       The difference between the Surplus Injection price (US$7.5/MMBTU) and the price actually collected from the sale of the Surplus Injection; plus

ii.      The difference between the Base Price and the price actually collected from the sale of the Adjusted Base Injection.

These projects would be in force for a maximum term of 5 years as from January 1, 2013, with the possibility for an extension.

On April 26, 2013, Hydrocarbon Investments Committee’s Res. No. 3/13 was published in the BO, which regulated Plan Gas I and provided that companies interested in participating in this program should submit monthly affidavits to the Hydrocarbon Investments Committee containing specifically-detailed documentation on injection, price, contracts, etc., so that they may, after meeting the methodology and terms specified therein, obtain the applicable compensation. Furthermore, the resolution expressly prohibited natural gas purchase and sale transactions between producers, and provided for special considerations regarding new high-risk projects, investments control, the evolution of reserves, and Plan Gas I’s audit mechanism.

On July 11, 2013, pursuant to Provision No. 15/13 of the Hydrocarbon Investments Committee, PEPASA was registered with the National Registry of Hydrocarbon Investments. PEPASA submitted several projects so that the Hydrocarbon Investments Committee should evaluate its inclusion under Plan Gas I. On August 7, 2013, pursuant to Res. No. 27/13, the Hydrocarbon Investments Committee approved the submitted projects for an increase in the total natural gas injection, with retroactive effects as of March 1, 2013.

18 For further information, see section 6.1: ‘Natural Gas for the Residential and CNG Segment’ under ‘Regulations Specifically Applicable to the Gas Market’ of this Annual Report.

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On July 15, 2015, the Hydrocarbon Investments Committee published Res. No. 123/15 creating the Rules applicable to acquisitions, sales and assignments of blocks, rights and interests under Plan Gas I. These rules provided that companies acquiring, selling or assigning blocks, rights or interests should submit the applicable presentation within a term of 10 business days after the transaction is made. PEPASA filed the applicable presentation for operations conducted in the Rincón del Mangrullo block.

Plan Gas II

In November 2013, the Hydrocarbon Investments Committee issued Res. No. 60/13 establishing Plan Gas II. Producers could submit projects to increase natural gas production levels until March 31, 2014. This program was targeted at companies with no previous production or with a maximum injection limit of 3.5 million m3/day, and provided for price incentives in the case of production increases, and penalties involving LNG imports in the case of non-compliance with committed volumes. Furthermore, beneficiary companies covered by Plan Gas I and meeting the applicable conditions could request the termination of their participation in that program and their incorporation into Plan Gas II.

In March 2014, Res. No. 60/13 was amended by Res. No. 22/14 issued by the Hydrocarbon Investments Committee, whereby the deadline for submission was extended until April 30, 2014, and the previous maximum injection limit was increased to 4.0 million m3/day.

In August 2014, the MECON, through Res. No. 139/14, introduced new changes to Res. No. 60/13 issued by the Hydrocarbon Investments Committee, including, among others, the elimination of the previous maximum injection limit and the fixing of two annual registration periods. Former Petrobras Argentina filed an application to be included under Plan Gas II and was registered with this program on January 30, 2015 pursuant to Res. No. 13/15 issued by the Hydrocarbon Investments Committee. The participation of Pampa’s areas included under Plan Gas II is effective until June 30, 2018.

In furtherance of Hydrocarbon Investments Committee’s Res. No. 123/15, Pampa modified its registration following the assignment, in March 2015, of 100% of its blocks in the Austral Basin (Santa Cruz I and II) to YPF and, in October 2016, 33.33% of its interests in Río Neuquén and 80% of its interests in Aguada de la Arena to YPF, as well as the assignment of 33.60% of its interests in Río Neuquén to Petrobras Operaciones S.A.

Furthermore, Res. No. 185/15 created the ‘Program for the Promotion of Natural Gas Injection for Companies with No Injection’, the compensation mechanism of which is similar to Plan Gas I and Plan Gas II’s.

On January 4, 2016, Executive Order No. 272/15 was published, which dissolved the Hydrocarbon Investments Committee created pursuant to Executive Order No. 1277/12, and provided that its powers would be vested in the MEyM.

On May 18, 2016, the MEyM passed the above-mentioned Res. No. 74/16 creating the New Natural Gas Projects Promotion Program. This Res. superseded the program created by Hydrocarbon Investments Committee’s Res. No. 185/15. This new incentive program sought to attract new projects by companies not covered by either Plan Gas I or Plan Gas II, established specific requirements, and was effective until December 31, 2018.

Unconventional Plan Gas

On March 6, 2017, MEyM Res. No. 46/2017 was published in the BO creating the Encouragement Program to further investments for the production of natural gas from unconventional reservoirs in the Neuquina Basin effective from its publication to December 31, 2021.

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This program provided for a compensation mechanism for each beneficiary company of the unconventional gas volume —either tight or shale— produced in the Neuquina Basin, which was calculated based on a minimum guaranteed price and the total weighted-average sale price of gas by each company to the domestic market, including both conventional and unconventional gas. The minimum price was fixed at US$7.5/MBTU for calendar year 2018, and would be later decreased by US$0.5/MBTU per year until reaching US$6.0/MBTU for calendar year 2021.

This program provides for a more agile payment method, with the initial disbursement of a provisional payment based on 85% of the theoretical compensation resulting from projections, the difference being later adjusted, either positively or negatively, based on actual production. Additionally, compensations resulting from the Unconventional Plan Gas for each concession will be paid as follows: 88% to companies and 12% to the province where the concession under the Unconventional Plan Gas is located.

Later, on November 2, 2017, MEyM Res. No. 419/2017 was published in the BO, which amended the terms and conditions provided for by MEyM Resolution No. 46/2017. The new Res. classifies projects into pilot and developing, the latter having an initial production, that is, a monthly average unconventional gas production equal to or higher than 500,000 m3 per day between July 2016 and June 2017.

Pilot projects applying for the incentive may obtain the guaranteed minimum price for their whole unconventional production provided they reach an annual average production equal to or higher than 500,000 m3 per day during a twelve-month period by December 31, 2019. Developing projects may only apply for the incentive for the incremental portion on top of the defined initial production. The reference price for the incentive would be calculated using the domestic market’s weighted average reported by the MEyM’s SRH. Furthermore, permanence in the program would be conditional upon the blocks meeting the investment plan timely informed to the provincial enforcement authority; otherwise, collected amounts, adjusted by the BNA’s interest rate, should be returned.

On the other hand, on November 17, 2017 MEyM Res. No. 447/17 was published in the BO, which extends the application of the Unconventional Plan Gas to the Austral Basin. Additionally, on January 20, 2018, MEyM Res. No. 12/18 was issued, which introduced the applicable amendments to the Unconventional Plan Gas so as to apply the incentives provided therein to adjacent concessions operated on a unified basis and meeting all other applicable conditions. Since companies interested in participating in the Unconventional Plan Gas had suffered certain delays in the proceedings for the granting and approval of their specific investment plans, they requested an adjustment in the payment date of the first compensation under the Unconventional Plan Gas, and, correspondingly, the performance of the applicable reviews associated with the initial provisional payment.

Pampa had requested before the SGE for the inclusion under this program of its projects in the Río Neuquén, El Mangrullo and Sierra Chata blocks, which had been previously approved by the Provincial enforcement authority19. However, on January 30, 2019, in a meeting called by the SGE with the participation of gas producers affected by the Unconventional Plan Gas, including the Company, it was informed that no new projects will be approved under the Unconventional Plan Gas, and that the SGE will evaluate a new encouragement scheme for the production of unconventional gas during the winter season.

Natural Gas for the Residential and CNG Segment

Priority Demand and CEE

In 2007, the Argentine Government and producers signed a Natural Gas Producers’ Agreement, the main goals of which were to secure supply of the domestic demand for gas and the gradual recovery in prices through all market segments. The afore-mentioned agreement was approved by SE Res. No. 599/07, being the residential supply commitment the last expiration in December 2011.

19 For further information, see section 7.4: ‘Changes to the Unconventional Gas Production Encouragement Program’ of this Annual Report.

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In October 2010, through Res. I-1410 issued by ENARGAS, the natural gas dispatch method was modified, placing a priority on the supply of the residential and CNG segments’ demand, with volumes exceeding those stipulated under SE Res. No. 599/07. In December 2011, the Argentine Government, through SE Res. No. 172/11, temporarily extended the conditions of the Producers’ Agreements on a unilateral basis, and thus allowed ENARGAS to continue using gas producers’ shares stipulated in such agreement.

In June 2016, MEyM Res. No. 89/16 was published in the BO, which established the criteria for the normalization of natural gas purchase agreements within the PIST by distribution service providers in order to meet the Priority Demand. Additionally, criteria were established to guarantee the meeting of the Priority Demand through the CEE in case of operational emergencies which may affect the normal supply.

Finally, in June 2017 ENARGAS Res. No. 4502/17 was issued, which approved the procedure for dispatch administration in the CEE. In case the CEE did not reach an agreement, ENARGAS would define the supply taking into consideration each producer’s available quantities, deducting the amounts previously contracted to meet the Priority Demand, with a progressive allocation until matching the proportional quota of each producer/importer in the Priority Demand.

New Natural Gas Prices within the PIST

In early January, 2018, the extension period set forth by Law No. 27,200 to the public emergency declared in 2002 terminated and, therefore, Law No. 24,076 was reinstated, which provides that the price of natural gas supply agreements should be determined by the free interaction of supply and demand. As a result, in November 2017 and supported by the MEyM, natural gas distributors executed an agreement with the country’s main natural gas producers, including Pampa, effective for a year as from January 1, 2018. Prices were differentiated based on the source basin, the user category, and whether the tariff was full or differential, with periodic increases, and ranged from US$1/MBTU to US$6.5/MBTU.

However, on account of the significant devaluation of the AR$ and the impossibility by distributors to pass this new exchange rate on to final users’ tariff schemes, in early October, 2018, this agreement was rendered ineffective20 and, consequently, prices began to be agreed with distributors in the spot market on a daily basis.

Furthermore, ENARGAS Res. No. 280-289 and 292/2018 were issued, which established, effective for a six-month period beginning on October 1, 2018, new natural gas final tariffs for residential, P General Service with full service and CNG users, considering a price of natural gas as a raw material ranging between US$1.74/MBTU and US$3.98/MBTU, including the differential tariff21.

On the other hand, on November 15, 2018 PEN Executive Order No. 1053/2018 was issued, which established, on an exceptional basis, that the Federal Government would bear the exchange difference between the price of gas purchased by gas distributors and that recognized in the gas distributors’ final tariffs for the April 2018 – March 2019 period, in 30 monthly and consecutive installments payable as from October 1, 2019.

Finally, on February 12, 2019, with the publication in the BO of ENARGAS Res. No. 72/19, the methodology for passing the gas price on to tariffs and the general procedure for calculating accumulated daily exchange differences entered into effect. Among other aspects, this methodology contemplates the recognition of prices stipulated in the agreements entered into between distributors and producers and the definition of the exchange rate to be used. Specifically, it provides that the exchange rate to be considered between producers and distributors should be BNA’s average currency exchange rate for the first 15 days of the month immediately preceding the beginning of each seasonal period or, if lower, the exchange rates stipulated in the agreements.

20 For further information, see section 7.4: ‘Natural Gas Price for Residential and CNG Demand’ of this Annual Report.

21 Tariff schemes for final users are denominated in AR$, and these Res. contemplate a AR$37.69/US$ exchange rate, BNA’s closing rate on October 3, 2018.

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Public Tender for Gas Supply on a Firm Basis22

SGE Res. No. 32/19, published in the BO on February 11, 2019, approved the mechanisms for the single-price public tender to supply gas on a firm basis to gas distributors from producers and IEASA. It also defined ToP commitments for the purchaser and DoP commitments for the seller for up to 70% of the maximum daily volume for a term of 12 months, with seasonality, effective as from April 2019.

From the southern and Neuquina basins, 14.4 million m3 per day were assigned for the summer, and 36.1 million m3 per day for the winter, at a weighted average price by awarded bids of US$4.62/MBTU. Out of these volumes, 83% corresponded to the Neuquina Basin at a weighted average price of US$4.61/MBTU. Pampa tendered and was awarded this auction.

Furthermore, from the Noroeste Basin, 3.8 million m3 per day were assigned for the summer and 9.4 million m3 per day for the winter, at a weighted average price of US$4.35/MBTU.

Natural Gas for Electric Power Generation23

On April 13, 2016, MEyM Res. No. 41/16 established new natural gas prices for the power plants’ segment, which reached an average price of US$5.20/MBTU, the highest price (US$5.53/MBTU) being for the Neuquina Basin.

However, on August 1, 2018, MinEn Res. No. 46/2018 was published in the BO, which set maximum prices within the PIST for natural gas, based on the source basin, effective as from the publication of such Res., with a weighted average of US$4.20/MBTU, and a price of US$4.42/MBTU for the Neuquina Basin.

On September 6, 2018, CAMMESA’s auction for the September – December 2018 period took place, and price indications were received for a total gas volume of 143 million m3 per day on an interruptible basis, at a weighted average PIST price of US$3.8/MBTU. Furthermore, on December 27, 2018, under another CAMMESA’s auction conducted for the year 2019, price indications were received for a total gas volume of 222 million m3 per day on an interruptible basis, at seasonal PIST prices with a maximum price of US$5.2/MBTU and a minimum price of US$3.2/MBTU for the June – August 2019 period, and with a maximum price of US$3.7/MBTU and a minimum price of US$2.2/MBTU for the rest of the year. Pampa participated in both auctions.

In the last CAMMESA’s auction, maximum PIST seasonal reference prices were considered based on the source basin, pursuant to SGE Note No. 66680075/2018 issued on December 19, 2018 and effective as from January 2019. In the case of the Neuquina Basin, for the June – August 2019 period the price was set at US$4.95/MBTU, and for the rest of the year at US$3.70/MBTU.

On the other hand, seeking that the WEM should bear the costs of imported gas and, consequently, reflect them in the variable costs the electric dispatch is based on, on October 4, 2018 SGE Res. No. 25/2018 was issued, which provides that, in case the supplier is IEASA, CAMMESA should adopt the acquisition and commercialization cost, effective as from October 1, 2018.

Natural Gas Export24

On August 21 and September 15, 2018, MinEn Res. No. 104/2018 and SGE Res. No. 9/2018, respectively, were issued establishing a Procedure for the Authorization of Natural Gas Exports, being the security of supply to the Argentine domestic market a condition in all cases. Furthermore, in the case of projects covered by the Unconventional Plan Gas, exported natural gas may not be eligible for such program.

22 For further information, see section 7.4: ‘Public Tender for Gas Supply on a Firm Basis for Distribution Companies’ of this Annual Report.

23 For further information, see section 7.4: ‘Natural Gas Price for Power Generation’ of this Annual Report.

24 For further information, see sections 7.4 and 7.5: ‘Gas Export Authorization’ and ‘New Export Duty’ of this Annual Report.

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In December 2018 and January 2019, Pampa was authorized pursuant to SGE Res. No. 252/2018 and 12/2019 to export natural gas to Chile and Uruguay, on an interruptible basis, from the Río Neuquén and Rincón del Mangrullo blocks.

On the other hand, Executive Orders No. 793 and 865/2018, issued by the PEN on September 3 and 27, 2018, respectively, regulated the application of a duty on exports for all the goods under the Common Mercosur Nomenclature, including natural gas, effective as from September 4, 2018 to December 31, 2020. This duty provides for a AR$4 withholding on each exported US$, with a maximum 12% tax rate.

Regulations Specifically Applicable to the Crude Oil Market

Liquid Hydrocarbons Export Duty

On December 29, 2014, MECON Res. No. 1077/14 established export duty rates in line with the crude oil’s international price, which was determined based on the reference Brent’s value on the month corresponding to the export minus US$8.0/bbl. Under this system, if the international price did not exceed US$71, the producer paid export duties for 1% of that value, and if the international price exceeded US$72/bbl, variable withholdings were settled. This system would be in force for a term of 5 years as from its enactment on January 6, 2002. The term was extended for a five-year term pursuant to Law No. 26,217, and later re-extended for a like term pursuant to Law No. 26,732. On January 6, 2017, upon the absence of extension, the provisions regulating this issue (Public Emergency Law No. 25,561/02, as amended and supplemented), the withholdings scheme on the exports of oil and its derivatives terminated and, therefore, all applicable outstanding rights were canceled by the Customs Office.

On the other hand, Executive Orders No. 793 and 865/2018, issued by the PEN on September 3 and 27, 2018, respectively, regulated the application of a duty on exports for all the goods under the Common Mercosur Nomenclature, including crude oil, effective as from September 4, 2018 to December 31, 2020. This duty provides for a AR$4 withholding on each exported US$, with a maximum 12% tax rate.

Agreement for the Transition to International Prices in the Argentine Hydrocarbon Industry

In December 2015, the abolition of official foreign exchange control regulations had a direct impact on crude oil costs for refineries. Therefore, the Federal Government agreed with Argentine producers and refineries on a crude oil price for 2016 leading to a gradual convergence of the price of the crude oil barrel traded in Argentina towards the international price.

Later, on January 11, 2017, the Federal Government executed the Agreement for the Transition to International Price in the Argentine Hydrocarbon Industry with producers and refineries of crude oil with the same purpose of generating a gradual convergence of the price of the crude oil barrel traded in Argentina towards the international price.

On March 21, 2017, on account of the lower international prices and seeking to sustain the domestic activity, Executive Order No. 192/2017 provided for the regulation of imports of crude oil and certain derivatives until domestic prices converge towards international prices.

Finally, on September 22, 2017, through Note No. 21505927/17, the MEyM notified the signatories to the Transition Agreement of its suspension as from October 1, 2017 since the Brent crude oil price exceeded US$55/bbl for 10 consecutive days, a condition stipulated in the Transition Agreement.

Since then, the domestic price for crude oil barrel to be used as raw material for refining and gas pump prices have been determined based on domestic market rules.

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6.2    Midstream

Regulations Specifically Applicable to Gas Transportation

Public Emergency and Exchange Rate Regime Reform Law No. 25,561, which was passed and enacted during the first days of the month of January, 2002 and later extended on several occasions until early January 2018, provided for the turning into pesos of utility service tariffs; consequently, the transportation tariff remained unchanged in AR$ as from 1999, despite the sharp increase in price indexes and operating costs. As a result of this situation, tariffs in this segment suffered a significant lag when compared to the important increases in other macroeconomic variables, which directly affected operating costs, and thus deteriorated the company’s economic and financial situation.

The tariff freeze continued until April 2014, when a mere 20% increase was obtained as a result of the implementation of the transitory agreement entered into in 2008. Later on, effective as from May 1, 2015, an additional 44.3% increase in the natural gas transportation tariff and a 73.2% increase in the CAU were granted.

Throughout 2016, TGS continued conducting the relevant procedures aimed at the implementation of the transitory agreement signed with the Federal Government on February 24, 2016 Within this context, on March 29, 2016, the MEyM issued Res. No. 31/16 which, among other measures, instructed ENARGAS to conduct the RTI process and to grant a transitory tariff increase until the conclusion of the RTI process. In furtherance thereof, on March 31, 2016 ENARGAS passed Res. No. 3724/16 approving the new tariff schemes for the natural gas transportation utility service and the CAU, granting a 200.1% increase effective as from April 1, 2016. However, on August 18, 2016, the CSJN established the obligation to hold a public hearing for setting tariffs and prices without market intervention, and declared the nullity of MEyM’s Res. No. 28/16 and 31/16 regarding residential users, for which tariff schemes were taken back to the values effective as of March 31, 2016. The public hearing was held on October 6, 2016, and consequently, ENARGAS issued Res. No. 4054/16 providing for a 200.1% transitory tariff increase effective as from October 7, 2016, the execution of the investment plan, and restrictions on the distribution of dividends.

The public hearing required by the RTI process was held in December 2016. On March 30, 2017, pursuant to ENARGAS Res. No. I-4362/17, a transitory tariff scheme was approved, which, if granted in a single installment as from April 2017, would have represented a 214.2% and 37% increase in the natural gas transportation utility service and the CAU, respectively, applicable as from April 1, 2017, with a semiannual non-automatic tariff adjustment mechanism subject to the PPI published by the INDEC. As a result, TGS executed the 2017 Comprehensive Memorandum of Understanding, and on the same date, the 2017 Transitory Agreement was entered into with the purpose of making a transitory tariff adjustment to be charged against the RTI; to such effect, ENARGAS Res. No. 4362/17 was issued pursuant to MEyM Res. No. 74/17, which limited the tariff increase resulting from the RTI process and provided for its application in three stages, 58% in April 2017, and the balance in December 2017 and April 2018.

Both the RTI process and the determination of the transitory tariff adjustments provide TGS with a framework to operate the gas pipeline system on a prudential and economically sound basis. So much so that the increases were granted taking into consideration the income necessary to execute a Five-Year Investment Plan that requires a high level of investments which are essential to face operational and maintenance needs. For the five-year period starting on April 1, 2017 and finishing on March 31, 2022, this plan will amount to AR$6,787 million, an approximate average of AR$1,360 million per year for the five-year period, expressed in values as of December 2016. This Five-Year Investment Plan was devised by TGS to guarantee the safety and continuity of the natural gas transportation utility service so as to meet the expected higher demand from the system as a result of the development of natural gas reserves.

The public hearing to present costs variations was held on November 14, 2017, and pursuant to ENARGAS Res. No. 120/17, an average 78% increase in tariff schemes was established, effective as from December 1, 2017, including a 15% increase on account of the non-automatic adjustment provided for by ENARGAS Res. No. 4362/17 for the January – October 2017 period. This increase was deemed charged against the amounts resulting from the Comprehensive Renegotiation Memorandum of Understanding for the License executed by TGS on March 30, 2017.

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Furthermore, on January 31, 2018, ENARGAS Res. No. 247/18 was published in the BO, which called for a public hearing to be held on February 20, 2018 to discuss TGS’s transportation tariff update. On March 28, 2018, PEN Executive Order No. 250/18 was published in the BO, whereby the Federal Government ratified the Comprehensive Renegotiation Memorandum of Understanding for the license executed by TGS on March 30, 2017, thus concluding the RTI process initiated in the month of April, 2016, and as a result, on June 26, 2018, TGS voluntarily dismissed the Arbitration Proceeding it had brought before the ICSID.

Therefore, and pursuant to MEyM Res. No. 74E/17, ENARGAS issued Res. No. 310/18, which approved, effective as from April 1, 2018, the last installment of the tariff increase granted by Res. No. 4362/17, equivalent to a 50% increase in tariff schemes applicable to the natural gas transportation utility provided by TGS, as well as in the CAU, including a 13% recognition on account of IPIM variations for the November 2017 – February 2018 period, and a compensation for the tariff increase deferral payable in installments.

On September 4, 2018, the public hearing to analyze cost variations between February and August 2018 was held, and on September 27, 2018, ENARGAS issued Res. No. 265/2018 granting a 19.7% increase in tariff schemes applicable to the natural gas transportation utility provided by TGS, effective as from October 1, 2018.25.

Finally, pursuant to Res. No. 1/19 issued on February 4, 2019, ENARGAS called TGS for a public hearing to be held on February 26, 2019 with the purpose of disclosing the application of the semiannual tariff update corresponding to the August 2018 - February 2019 period.

Regulations Specifically Applicable to the LPG Business

Household Gas Bottles’ Program and Propane for Grids Agreement

In the domestic market, during 2018 TGS continued taking part in several product supply programs developed by the Federal Government, such as the program for the supply of butane for gas bottles at subsidized prices pursuant to PEN Executive Order No. 470/2015, later regulated by SE Res. No. 49/2015 and No. 70/2015, the Household Gas Bottles’ Program regulated by SRH Res. No. 56/2017 and 287/2017 and SRH Provision No. 5/2018, and the Agreement for the Supply of Propane Gas for Undiluted Propane Gas Distribution Grids (the ‘Propane for Grids Agreement’), whereby the SE issued a series of resolutions aiming to regulate the price of propane.

The Household Gas Bottles’ Program establishes a maximum reference price for parties involved in the LPG supply chain seeking to guarantee supply to low-income residential users by compelling producers to supply LPG at a set price to fractionation companies, with a defined quota for each of them. Additionally, the payment of a compensation to participating producers is established.

The sale price for butane and propane under the Household Gas Bottles’ Program is determined by the SRH, which issued Res. No. 287/17 and Provision No. 5/18 setting a price of AR$4,302/ton for propane and AR$4,290/ton for propane as from December 2017, and of AR$5,416/ton for butane and AR$5,502/ton for propane as from April 2018. The compensation received from the SRH amounted to AR$550/ton, which has been the compensatory amount since April 2015. Furthermore, on January 25, 2019, SGE Res. No. 15/19 was issued, which updated prices to AR$9,154/ton for butane and AR$9,042/ton for propane, effective as from February 2019. Furthermore, the compensation receivable from the SRH has been nullified.

Due to its participation in this program, TGS is bound to produce and sell the LPG volumes required by the MEyM at prices ostensibly lower than market prices. As a result of this situation, TGS has been forced to adopt the necessary mechanisms to minimize its negative impact.

25 For further information, see section 7.5: ‘Ratification of the Comprehensive Renegotiation Memorandum of Understanding and Costs and Tariffs Remuneration Update’ of this Annual Report.

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As regards the Propane for Grids Agreement and under the gradual subsidy reduction path, MEyM Res. No. 474/17 provided, effective as from December 1, 2017, an increase in the price of undiluted propane gas to be destined to the Propane for Grids Agreement in the amount of AR$1,941/ton and AR$3,964/ton, depending on the client the product is targeted at. On the other hand, on May 30, 2018, TGS executed the 16th extension to the agreement, which set a new methodology for price determination and volumes to be sold for the April 1, 2018 – December 31, 2019 period under this program.

Both the Household Gas Bottles’ Program and the Propane for Grids Agreement provide for a compensation to participants, payable by the Federal Government, which is calculated as the difference between the price defined by the SGE and the export parity published by the SRH on a monthly basis. Even though it is not being collected timely and in due form, collection terms have improved during fiscal year 2018.

Natural Gas Import Financing Charges

As regards Res. I-1982/11 and I-1991/11 issued by ENARGAS, which provided for an approximate 700% increase in the natural gas import financing charge (created by PEN Executive Order No. 2067/08), TGS continued pursuing legal proceedings timely initiated seeking that this charge should be declared unconstitutional and, consequently, inapplicable. In 2018, TGS was granted new injunctions, the last one maturing in March 2019.

Export Duty26

Executive Orders No. 793 and 865/2018, issued by the PEN on September 3 and 27, 2018, respectively, regulated the application of a duty on exports for all the goods under the Common Mercosur Nomenclature, including natural gas, propane, butane and natural gasoline, effective as from September 4, 2018 to December 31, 2020. This duty provides for a AR$4 withholding on each exported US$, with a maximum 12% tax rate.

Regulations Specifically Applicable to Crude Oil Transportation

In the month of June 2016, the conduction of an RTI process was requested to the MEyM as the then-current tariffs were outdated and insufficient to develop a maintenance and investment plan that may guarantee the integrity of facilities, minimize wastages, prevent and detect fraud, and improve energy efficiency towards the evolution of the transportation service in terms of reliability and efficiency.

The Enforcement Authority considered OldelVal’s allegations admissible, and on March 10, 2017 MEyM Res. No. 49/17 was published in the BO defining a new US$-denominated tariff scheme with an average 34% increase and effective for a term of 5 years as from March 2017.

In November 2018 Pampa closed the sale of 21% of Oldelval’s capital stock to ExxonMobil, keeping a 2.1% equity interest in OldelVal27.

26 For further information, see section 7.5: ‘New Export Duty’ of this Annual Report.

27 For further information, see section 7.6: ‘Sale of Equity Ownership at OldelVal’ of this Annual Report.

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7.     Relevant Events for the Fiscal Year

7.1    Power Generation Segment

First WFP’s Commercial Commissioning

On May 23, 2018, Pampa inaugurated PEMC (formerly known as ‘Corti’), Pampa’s first wind farm and also the first project of this size and using this technology to reach such milestone under the Renovar 1 Open Call for Tenders.

The PEMC project, which consisted of the construction and installation of 29 Vestas wind turbines, each with a 3.45 MW power capacity, an 87-meter hub height and three blades with a total diameter of 126 meters powering the turbine, is located at Corti, 20 kilometers from Bahía Blanca, Province of Buenos Aires. PEMC, which contributes 100 MW of renewable energy to the national grid, required a total investment of US$139 million.

On June 8, 2018, CAMMESA granted the commercial commissioning of PEMC. It is worth highlighting that PEMC’s commissioning was achieved before the term originally stipulated in the PPA executed with CAMMESA.

Construction of New WFPs

Pursuant to MEyM Res. No. 281-E/17 regulating the MAT ER, CAMMESA granted the Company and its subsidiaries the dispatch priority for new WFPs, which production will be destined to meet the GU segment’s demand through PPAs between private parties.

PEPE II and PEPE III projects, announced on January 30, 2018 and each having a 53 MW installed capacity, are already in the construction stage, and their commissioning is expected for the second quarter of 2019, requesting an approximate US$135 million investment. PEPE II is located in a lot adjacent to PEMC, and PEPE III is located in Coronel Rosales, 25 kilometers away from Bahía Blanca. It is worth mentioning the wind quality in both projects’ areas, which is conducive to a generation factor higher than 50%. In each wind farm, 14 wind turbines are projected to be installed.

Furthermore, on May 23, 2018 the PEPE IV project was announced, which is located in Las Armas area, in the Municipality of Maipú, Province of Buenos Aires, with a gross capacity of 53 MW and an estimated US$74 million investment. However, the volatility of the economy and changes in the applicable legislation adversely affected the project, and its feasibility is being assessed.

Fuel Self-Procurement by Thermal Power Plants

SGE Resolution No. 70/2018, published in the BO on November 6, 2018, authorized power generators, co-generators and self-generators within the WEM and remunerated under Res. No. 19/17 to acquire fuels of any kind required for own power generation. This Res. amends Section 8 of SE Res. No. 95/2013, which provided that fuel procurement for power generation would be centralized in CAMMESA (with the exception of the power generation under Energía Plus regime).

The cost of generation with own fuels will be valued according to the mechanisms for the recognition of CVPs standardized by CAMMESA. Furthermore, in December 2018, the fuel self-procurement capacity was extended to power plants subject to differential remuneration schemes. However, CAMMESA will remain in charge of the commercial management and fuel dispatch for power generators that cannot or do not make use of such capacity.

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Since the seasonal programming conducted on November 12, 2018 the Company has opted to make use of this self-procurement capacity, and has destined a significant part of its natural gas production to its thermal units’ dispatch.

Finally, on February 8, 2019, SGE Note No. 07973690 was issued, which instructed CAMMESA, effective as from February 18, 2019, to apply, for the definition of maximum CVP recognizable in each two-week period, the weighted average price of natural gas by basin that would have resulted if the total domestic natural gas production necessary to supply the electricity sector had been acquired under agreements entered into in CAMMESA’s last auction conducted through MEGSA28.

New Remuneration Scheme for Legacy Capacity29

On March 1, 2019, SRRYME Res. No. 1/19 was published in the BO, which abrogated the remuneration scheme established by SEE Res. No. 19/17. The new remuneration scheme is denominated in US$ and applicable as from March 1, 2019. The main changes are:

•	The power capacity remuneration for thermal power plants with the DIGO declaration is reduced to US$5,500/MW-month for the periods of March – May (fall) and September – November (spring);
•

For thermal power plants, a coefficient derived from the unit’s average utilization factor during the last twelve months is applied: to collect 100% of the power capacity payment, a minimum 70% utilization factor is required; if the utilization factor ranges between 30% and 70%, a percentage linearly correlated with the factor is collected; and if the load factor is lower than 30%, the resulting coefficient will be 0.70; and

•

The operation and maintenance remuneration is reduced to US$4/MWh for energy generated with gas and to US$7/MWh if generated with FO or GO, and the remuneration for operated energy is reduced to US$1.4/MWh.

Power Capacity Increase at CTLL

In August 2011, after postponing the closing to CC’s commissioning at CTLL, the work contractor informed that Siemens, the equipment supplier, had detected design flaws in other STs using the same technology, so it decided to remove the last vane wheel of the ST installed in CTLL; as a result, the commissioning was declared for a lower capacity than that originally committed (165 MW instead of 178 MW).

This vane wheel was replaced in October 2017, and after commercial testing, on January 19, 2018 CAMMESA granted unit LDLATV01’s commercial commissioning for a 180 MW capacity, with a 15 MW increase, collecting the remuneration stipulated in the PPA entered into with CAMMESA pursuant to SE Res. No. 220/07. Therefore, CTLL’s total capacity amounts to 765 MW.

7.2    Transener

Semiannual Remuneration for Cost Update30

On February 19, 2018, the ENRE issued Res. No. 37/18 and No. 38/18, which were later amended on April 5, 2018 by ENRE Res. No. 99/18 and 100/18, respectively. These resolutions updated Transener and Transba’s remunerations by 24.15% and 23.39%, respectively (both including a 0.2% X Factor adjustment stimulating efficiency), accumulated during the December 2016 – December 2017 period and applicable to the remuneration scheme as from February 1, 2018.

28 For further information, see section 7.4: ‘Price of Natural Gas for Power Generation’ of this Annual Report.

29 For further information, see section 5.1: ‘SRRYME Res. No. 1/19: Current Remuneration Scheme for Legacy Capacity’ of this Annual Report.

30 For further information, see section 5.2: ‘Transener’s Tariff Situation’ and ‘RTI’ of this Annual Report.

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Furthermore, after filing repeated claims before the ENRE through the Association of Electric Power Transmission Companies of the Republic of Argentina (ATEERA), on November 16, 2018, the ENRE issued Res. No. 280/18 and 281/18, which adjusted Transener and Transba’s remunerations by 42.55% and 43.25%, respectively (both including a 0.2% X Factor adjustment), for the December 2016 – June 2018 period, applicable on the remuneration scheme as from August 1, 2018. As CAMMESA did not compute interest for the months of August and September 2018, Transener and Transba filed a claim before the ENRE and CAMMESA for the settlement of the applicable interest.

As of the publication of this Annual Report, the ENRE has still not issued the resolutions corresponding to the semiannual update for Transener and Transba’s remuneration, which, according to the RTI, should have been applied since February 1, 2019. Based on actual data and estimates, the calculation of Transener and Transba’s updates would amount to 25.5% and 27%, respectively (both including a 0.14% X Factor adjustment stimulating efficiency), accumulated for the June 2018 – December 2018 period. Transener is currently conducting the applicable procedures to regularize this situation.

RTI for Independent Power Transmitters

On July 3, 2018, the ENRE launched the proceeding for the determination of the remuneration to independent power transmission companies in the exploitation stage, including TIBA (operated by Transener’s subsidiary, Transba), the Fourth Line (operated by our subsidiary, Transener), and Enecor (Pampa’s subsidiary).

On October 8, 2018, the information on costs, investments and tariff expectations for the Fourth Line and TIBA were submitted before the ENRE. In this same line, on October 17, 2018 Enecor filed a request for the corresponding tariff review.

As of the issuance of this Annual Report, the ENRE has still not published the conclusions of the RTI or the resulting tariff schemes.

Distribution of Cash Dividends

Pursuant to the delegation of powers granted by Transener’s Ordinary Meeting of Shareholders held on April 12, 2018, on December 12, 2018 Transener’s Board of Directors resolved to release the amount of AR$1,489.4 million from the reserve account for future dividends and to distribute such amount as cash dividends for the fiscal year ended December 31, 2017.

Declared dividends were paid on December 26, 2018.

7.3    Edenor

CPD and VAD Remuneration Update31

ENRE Res. No. 33/18 issued on January 31, 2018 published a new tariff scheme, effective as from February 1, 2018, which applied the seasonal prices under SEE Res. No. 1091/2017, the last 17.8% VAD increase, and the 22.5% CPD update corresponding to the August 2017 – January 2018 six-month period (including a -2.51% E Factor stimulating efficiency), accumulated since January 2017 and provided for the collection in 48 installments of the amount deferred as a result of tariff gradual application between February 2017 and January 2018.

31 For further information, see section 5.3: ‘RTI’ of this Annual Report.

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On July 31, 2018, Edenor agreed with the MinEn to defer the application of 50% of the CPD update for the February – July 2018 period, without this implying a negative economic impact for Edenor or affecting the service quality parameters resulting from the RTI implemented on February 1, 2017. Furthermore, the MinEn agreed to carry out the necessary actions to regularize the Memorandum of Understanding entered into in 2007 and the Framework Agreement. Consequently, on August 1, 2018, ENRE Res. No. 208/2018 was published in the BO, which provided for a 15.85% update in the CPD, 7.925% effective as from August 1, 2018, and the balance being payable in six monthly consecutive installments effective as from February 1, 2019 and adjustable based on the CPD update applicable on that date.

Finally, on February 1, 2019, ENRE Res. No. 25/2019 was published in the BO, which approved the tariff scheme effective as from its publication date and reflected the new seasonal prices described in SGE Res. No. 366/2018. On the same date, ENRE Res. No. 27/2019 was also published, being effective as from March 1, 2019, and which provided for a 24% retroactive adjustment as of February 2019 of the CPD for the August 2018 – January 2019 semester (including the -1.59% E Factor adjustment stimulating efficiency) and the 7.925% CPD update that had been deferred in August 2018, with retroactive effects as of that date.

WEM Seasonal Programming

On May 14, 2018, SEE Provision No. 44/2018 was issued, ratifying for the May – October 2018 period the same reference prices than for the December 2017 – April 2018 period, which was approved pursuant to SEE Res. No. 1091/2017: the power capacity reference price was set at approximately AR$3,157/MW-month; the stabilized price for transmission in the extra high voltage system, at AR$44/MWh, and a price for main distribution based on the distribution company, which, in the case of Edenor, amounted to AR$1.1/MWh. Besides, energy reference prices were set at AR$1,395/MWh for GUDI and at AR$1,081/MWh for the remaining users.

Furthermore, on July 31 and October 24, 2018, the SEE issued Provisions No. 75/2018 and 97/2018, which established, for the August 2018 – January 2019 period, the power capacity reference price at AR$10,000/MW-month, the stabilized price for transmission in the extra high voltage system at AR$64/MWh, and a price for main distribution based on the distribution company which, in the case of Edenor, amounted to AR$0/MWh. Furthermore, energy reference prices were set at AR$2,283/MWh for GUDI and at AR$1,470/MWh for the remaining users. As regards the social tariff, SEE Res. No. 1091/2017’s criteria regarding subsidies to users and discounts for savings remained in effect.

Finally, on December 27, 2018, SGE Res. No. 366/2018 was issued, which abrogated SEE Res. No. 1091/2017 and, consequently, the Federal Government’s social tariff and the discounts for saving scheme, fixing a power capacity reference price of AR$80,000/MW-month effective as from February 2019, with 25% and 20% increases in the months of May and August, respectively, effective until October 2019. The stabilized price for transmission in the extra high voltage system and the distributor-based main distribution price remained unchanged. Energy reference prices were set at AR$2,762/MWh for GUDI for the February – October 2019 period, and at AR$1,852/MWh for other users as from February 2019, with 5% increases in the months of May and August and effective until October 2019.

Regulatory Asset and Liability Situation

On July 31, 2018, the MinEn and Edenor agreed to carry out the necessary administrative actions to regularize outstanding liabilities for the Transition Period regarding the effects of the breach of the Memorandum of Understanding executed in 2007.

On September 15, 2018, SEE Note No. 2018-45662399 extended the term for such regularization until the end of November 2018. Furthermore, on September 28, 2018 the SEE required Edenor to update the damage report covering all claims resulting from the breach of the Memorandum of Understanding, net of the amounts collected in the time period under analysis, timely submitted on May 11, 2017 with values updated as of January 31, 2017, as well as to provide a detail of the amount of regulatory liabilities incurred as a result of the tariff lag and the damage to the company’s economic and financial situation.

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As of the issuance of this Annual Report, the SEE has not issued any resolution on the treatment to be given to regulatory asset and liability.

Transfer of Edenor’s Concession Jurisdiction

Pursuant to Laws No. 27,469 (2018 Fiscal Consensus) and No. 27,467 (Fiscal Year 2019 General Expenses and Resources Budget for the National Administration), on February 28, 2019 the representatives of the Federal Government, the Province of Buenos Aires and the Autonomous City of Buenos Aires executed an agreement to transfer the electricity distribution utility service ―timely granted by the Federal Government to our subsidiary Edenor― to the jurisdictions of the Province of Buenos Aires and the Autonomous City of Buenos Aires.

It should be noted that Edenor has not been a party to this agreement, which does not affect either the terms of the concession or the results of the RTI. However, Edenor is currently analyzing its scope and implications.

Claim Filed Against RDSA

With the purpose of concentrating Edenor’s centralized functions on a single facility and reducing rental costs and the risk of future rent increases, in October 2015 Edenor acquired from RDSA a real estate asset to be developed for a total amount of US$46 million equivalent to AR$439 million at the exchange rate effective on the agreement’s execution date. In order to guarantee payment of the applicable compensation in case of breach by RDSA, Edenor received a surety bond for up to US$46 million, adjusted by Badlar interest rate in US$ plus 2%.

In this respect, in view of the default to deliver the real estate, of which maturity date was due on June 1, 2018, Edenor proceeded to constitute RDSA in arrears, notifying the insurance company issuer of the surety bond and executing the collection of the corresponding penalties. Later, and upon the expiration of the legal terms stipulated in the agreement, on August 27, 2018 Edenor notified RDSA of its Res. due to its breach, demanding the return of the purchase price plus interest at a rate of 15% in US$ applicable as from the price payment date until the arrears’ date, minus the above-mentioned penalties for delay.

However, taking into consideration that RDSA filed a bankruptcy petition on February 1, 2019, and that on February 28, 2019, the National Superintendence of Insurance issued Res. No. 207/19 prohibiting the execution of new agreements and keeps the general restraint on the alienation of property until the regularization of the deficit situation, Edenor has partially provisioned the receivable value weighing the possibility of recovery on account of the quality of its right to claim and RDSA’s financial situation. Consequently, the receivable balance disclosed as of December 31, 2018, net of provisions, amounts to AR$766 million.

7.4    Oil and Gas

Extension of Concessions

El Mangrullo

On June 5, 2018, the Company was granted a 35-year extension to the operation of the El Mangrullo block for the development of unconventional gas, shale and tight gas, under the new exploitation concession granted to the ENIM by the Province of Neuquén, effective as from the issuance of Provincial Executive Order No. 835/2018 on June 18, 2018.

El Mangrullo block, which is currently 100% developed by Pampa, is located in central-east of the Province of Neuquén and has a 194 km2 surface. Pampa produces natural gas from the Mulichinco and Agrio formations (compact sands or tight gas), with 45 productive wells and a 3.3 million m3 daily production as of December 2018.

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In consideration of the term extension, Pampa committed to conduct an investment pilot plan for an amount of US$205 million during the following 5 years aiming to continue developing the Mulichinco and Agrio formations through the drilling of 15 wells, as well as the drilling of 1 well targeting the Tordillo formation, and to explore the potential of the Vaca Muerta formation (shale gas) through the drilling of 3 additional horizontal wells. Moreover, Pampa disbursed an exploitation bond and a contribution to corporate social responsibility for US$15.4 million.

Sierra Chata

On July 10, 2018, a Memorandum of Understanding was entered into with the Province of Neuquén for the granting of a new 35-year concession for the exploitation of unconventional hydrocarbons at the Sierra Chata block aiming at the development of unconventional gas in the Vaca Muerta and the Mulichinco formations, effective as from the passing of Provincial Executive Order No. 1086/2018 on July 27, 2018.

The Sierra Chata block is located 150 km northwest of the City of Neuquén and has an 864 km2 surface. The block currently produces natural gas from the Mulichinco formation (compact sands or tightgas), with 69 productive wells and a 1.2 million m3 daily net production32as of December 2018. Pampa is the operator of the Sierra Chata block and holds a 45.6% stake, jointly with Mobil Argentina S.A. and Total Austral S.A., Argentina Branch, with a participation of 51.0% and 3.4%, respectively.

In consideration for obtaining the new concession, the Sierra Chata consortium committed to make investments in the block for an amount of US$520 million during the following 5 years (of which Pampa will contribute the amount corresponding to its stake) with the purpose of continuing with the development of the Mulichinco formation and exploring the potential of the Vaca Muerta formation. Furthermore, the Sierra Chata consortium disbursed an exploitation bond and a contribution to corporate social responsibility for US$30 million.

Exploration License in the Parva Negra Este Block

The exploration license for Parva Negra Este block, located in the Province of Neuquén, granted under concession to GyP and operated by Pampa since April 2014 for a term of 4 years, expired in the month of April 2018. As the original agreement had stipulated the possibility to extend it for a year, GyP requested such extension in due time and manner.

On June 7, 2018, the Province of Neuquén issued Executive Order No. 759/18 ratifying such extension until April 3, 2019. Pampa has a 42.5% interest in the Parva Negra Este block.

Las Tacanas Norte Exploration Agreement

On November 1, 2017, GyP’s Board of Directors had granted the Company for the bid submitted for Las Tacanas Norte block. Furthermore, on January 4, 2019, upon the publication in the BO of Executive Order No. 2315/18 of the Executive Branch of the Province of Neuquén, this exploratory agreement for a term of 4 years entered into effect. The awarded offer consists of the drilling of 8 wells targeting the Vaca Muerta formation and other exploratory studies.

Las Tacanas Norte block has a 120 km2 surface and borders El Mangrullo block, which is currently operated by the Company. Furthermore, Pampa is the operator of Las Tacanas Norte with a 90% interest, and GyP is the permit holder with a 10% interest.

32 At 100% of the area.

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Exploration Permits in Oil Blocks

The exploration permits for Río Atuel, a block located in the Province of Mendoza operated by Petrolera El Trébol, expired in the month of September 2018, and the term was extended until March 13, 2019 pursuant to Administrative Decision No. 19/18 issued by the Department of Hydrocarbons of Mendoza. Pampa has a 33.33% interest in the Río Atuel block.

Furthermore, the exploration permits for Chirete, a block located in the Province of Salta and operated by High Luck Group Limited, expired in November 2018. However, as the drilling of a well is in progress, a term extension was requested to the Province. On February 22, 2019, Provincial Executive Order No. 249/19 was issued, which extended the exploratory term for a 12-month period effective as from November 18, 2018. Pampa has a 50% interest in the Chirete area.

Natural Gas Price for Power Generation

On August 1, 2018, MinEn Res. No. 46/2018 was published in the BO, which set maximum prices within the PIST for natural gas, based on the source basin, applicable for the valuation of natural gas volumes destined to the power generation to be sold within the WEM, and effective as from the publication of such Res. The set prices were the following: US$4.42/MBTU for the Neuquina Basin, US$3.94/MBTU for the Noroeste Basin, US$3.87/MBTU for the Golfo San Jorge Basin, US$3.70/MBTU for the Santa Cruz Sur Basin, and US$3.58/MBTU for the Tierra del Fuego Basin, with a weighted average of US$4.20/MBTU.

On the other hand, on September 6, 2018, CAMMESA’s auction through the MEGSA for the supply of natural gas to power plants during the September – December 2018 period took place, and price indications for a total gas volume of 143 million m3 gas per day on an interruptible basis were received at a weighted average PIST price of US$3.8/MBTU. Pampa submitted a bid in the auction and sold gas to CAMMESA on an interruptible basis at the prices agreed in such offers.

On December 27, 2018, another CAMMESA’s auction through the MEGSA for the supply of natural gas to thermal power plants for the year 2019 took place, and price indications for a total gas volume of 222 million m3 gas per day on a interruptible basis were received, at seasonal PIST prices ranging between a maximum price of US$5.2/MBTU and a minimum price of US$3.2/MBTU for the June – August 2019 period, and a maximum price of US$3.7/MBTU and a minimum price of US$2.2/MBTU for the rest of the year.

In this auction, maximum PIST seasonal reference prices were considered, based on the source basin, pursuant to the annex to SGE Note No. 66680075/2018 issued on December 19, 2018 and effective as from January 1, 2019. For the June-August 2019 period, the following prices were fixed: US$4.95/MBTU for the Neuquina Basin, US$5.15/MBTU for the Noroeste Basin, US$5.10/MBTU for the Golfo San Jorge Basin, US$4.90/MBTU for the Santa Cruz Sur Basin, and US$4.85/MBTU for the Tierra del Fuego Basin; whereas for the rest of the year prices were fixed at US$3.70/MBTU for the Neuquina Basin, US$3.60/MBTU for the Noroeste Basin, US$3.55/MBTU for the Golfo San Jorge Basin, US$3.35/MBTU for the Santa Cruz Sur Basin, and US$3.30/MBTU for the Tierra del Fuego Basin.

However, on February 8, 2019, the SGE issued Note No. 07973690 instructing CAMMESA to recognize within the declared CVPs the maximum gas price equivalent to the average weighted price by basin that would have resulted if the entire fuel had been acquired by CAMMESA33.

On the other hand, seeking that the WEM should bear the costs of imported gas and, consequently, reflect them in the variable costs the electric dispatch is based on, on October 4, 2018 SGE Res. No. 25/2018 was issued, which provides that, in case the supplier is IEASA, CAMMESA should adopt the acquisition and commercialization cost effective as from October 1, 2018.

33 For further information, see section 7.1: ‘Fuel Self-Procurement by Thermal Power Plants’ of this Annual Report.

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Natural Gas Price for Residential and CNG Demand

With the purpose of guaranteeing the proper supply of natural gas to distribution companies, promoted by the MEyM, on November 29, 2017, Pampa, jointly with the country’s main natural gas producers, executed an agreement with gas distributors stipulating the terms and conditions effective for a term of one year beginning January 1, 2018 by committing a minimum supply volume.

However, on account of the significant devaluation of the AR$ and the impossibility by distribution companies to pass this new exchange rate on to final users’ tariff schemes, in early October, 2018, this agreement was rendered ineffective and, consequently, prices began to be agreed with distributors in the spot market on a daily basis. Furthermore, ENARGAS Res. No. 280-289 and 292/2018 were issued, which established, effective for a six-month period beginning October 1, 2018, new natural gas final tariffs for residential, P General Service with full service and CNG users, considering a price of natural gas as a raw material ranging between AR$2.42/m3 (equivalent to US$1.74/MBTU) and AR$5.53/m3 (equivalent to US$3.98/MBTU), including the differential tariff34. These gas prices differ based on the distribution company and the geographical location.

On the other hand, as regards receivables accrued by many gas producers, including Pampa, on account of exchange differences between the price of the gas purchased by gas distributors and that recognized in their final tariffs, on November 15, 2018 PEN Executive Order No. 1053/2018 was issued, which established, on an exceptional basis, that the Federal Government would bear such difference for the April 2018 – March 2019 period. The resulting net amount will be transferred to gas distribution companies, which will immediately transfer it to the involved gas suppliers in 30 monthly and consecutive installments as from October 1, 2019 using BNA’s effective interest rate for AR$-denominated 30-day term deposits.

Public Tender for Gas Supply on a Firm Basis for Distribution Companies

On February 11, 2019, SGE Res. No. 32/19 was published in the BO, which approved the mechanisms for the single-price public tender to supply natural gas on a firm basis to gas distribution companies. The tender was conducted in two stages, on February 14, 2019 for all basins except for the Noroeste Basin, and the following day for the Noroeste Basin with the participation of IEASA as the domestic supply is insufficient.

The tender was held on-site at BCBA through the MEGSA platform under a single-round electronic auction mechanism, which comprised a 12-month period with seasonality, winter volumes being 2.5 times higher than summer volumes, the winter period comprising the April – September 2019 period, and the summer period, comprising the October 2019 – April 2020 period, with ToP commitments for the purchaser and DoP commitments for the seller for up to 70% of the maximum daily volume. Furthermore, gas paid but not received may be recovered in the following summer period provided it is received by the purchaser.

On the auction held on February 14, 2019, 14.4 million m3 per day were awarded for the summer, and 36.1 million m3 per day for the winter, at a weighted average price of US$4.62/MBTU among the awarded bids. Out of these volumes, 83% corresponded to the Neuquina Basin at a weighted average price of US$4.61/MBTU. Pampa submitted a tender and was awarded this auction.

Furthermore, on the auction held of February 15, 2019, 3.8 million m3 per day were awarded for the summer, and 9.4 million m3 per day for the winter, at a weighted average price of US$4.35/MBTU, 100% of the volume corresponding to the Noroeste Basin.

Invoices will be issued in AR$/m3 within 5 days following the last day of delivery for each month, and be payable 65 days after the end of the month of actual delivery. Furthermore, payments in arrears will bear interest at a rate equivalent to 150% of BNA’s 30-day term time deposit’s average rate. The seller may request the purchaser to constitute a surety bond and, in case ENARGAS does not guarantee the pass-through of the agreed sales price to the tariff, either party may terminate the rights and obligations under the agreement.

34 Resolutions with the new tariff schemes contemplate an exchange rate of AR$37.69/US$, corresponding to BNA’s closing exchange rate on October 3, 2018.

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Pass-Through Methodology of Gas Prices to Tariffs

With the publication of ENARGAS Res. No. 72/19 in the BO, the pass-through methodology of gas prices to tariffs and the general procedure for calculating accumulated daily nominal foreign exchange differences entered into effect on February 12, 2019. Among other aspects, this methodology considers the recognition of prices stipulated in the agreements entered into between gas distributors and producers under the auctions conducted pursuant to SGE Res. No. 32/1935and the definition of the exchange rate to be used. Specifically, it provides that the exchange rate to be considered by producers and distribution companies should be BNA’s average currency exchange rate for the first 15 days of the month immediately preceding the beginning of each seasonal period or, if lower, the exchange rates stipulated in the agreements.

Plan Gas

Changes to the Unconventional Gas Production Encouragement Program

One of the Company’s main strategies consists of focusing its investments on natural gas E&P, with special emphasis on the development and exploitation of unconventional gas reserves in our blocks. The extensions to the terms of exploitation licenses in Pampa’s blocks, achieved in 2018 for El Mangrullo and Sierra Chata, in addition to Río Neuquén in 2016 and Rincón del Mangrullo in 2017, were carried out in line with this strategy, as well as a requirement for joining the Unconventional Plan Gas regulated by MEyM Res. No. 46/2017 and No. 419/2017.

In this sense, Pampa had requested the SGE to include within the Unconventional Plan Gas the following exploitation projects duly approved by the applicable Provincial authority:

      i.         Río Neuquén, filed on February 5, 2018, in which Pampa holds a 33.07% working interest;

    ii.         El Mangrullo, filed on July 26, 2018, in which Pampa stands as operator and holds a 100% working interest; and

   iii.        Sierra Chata, filed on July 30, 2018, in which Pampa stands as operator and holds a 45.55% working interest.

However, on January 30, 2019, in a meeting called by the SGE with the participation of gas producers affected by the Unconventional Plan Gas, including the Company, it was informed that no new projects will be approved under the Unconventional Plan Gas, and that the SGE will evaluate a new encouragement scheme for the production of unconventional gas during the winter period.

It should be pointed out that, as of the issuance of this Annual Report, there is no Resolution or administrative instruction issued by the SGE, nor Pampa has been formally notified that the inclusion within the Program of the abovementioned projects has not been approved. Nevertheless, the Company is assessing the next steps and awaiting the guidelines for the new encouragement proposal for the winter period.

Compensations Pending Settlement Under the Plan Gas

On April 3, 2018, MEyM Res. No. 97/18 was published in the BO, which approved the procedure for the cancellation of the amounts owed for fiscal year 2017 under the Plan Gas I, II and III programs in 30 equal and consecutive installments payable as from January 1, 2019. In this sense, on May 2, 2018, Pampa filed before the MEyM the adhesion form, expressing its acceptance and consent to the terms and scopes of such Res.

35 For further information, see section 7.4: ‘Public Tender for Gas Supply on a Firm Basis for Distribution Companies’ of this Annual Report.

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On February 21, 2019 SGE Res. No. 54/19 was published, which provided that obligations arising under MEyM Res. No. 97/18 should be settled through the issuance of national debt securities. Consequently, on February 26, 2019, Joint Res. No. 21/2019 of the Secretariat of Finance and the Secretariat of Treasury was published, which provided for the issuance on February 27, 2019 of US$-denominated Natural Gas Programs Bonds for a term of 2 years and 4 months, without interests, and consisting of 29 monthly and consecutive installments, being the first one for 6.66% of the original face value, the following 18 installments for 3.33%, and the remaining 10 installments for 3.34%.

Pampa filed the application form before the SGE, stating its consent and acceptance to the terms and scopes of SGE Res. No. 54/19. The receivables’ balance pending collection disclosed in the FS as of December 31, 2018 amounts to AR$5,338 million. However, as regards compensations under the Plan Gas accrued during fiscal year 2018, approximately AR$649 million were collected in January 2019.

Gas Export Authorization

On August 21 and September 15, 2018, MinEn Res. No. 104/2018 and SGE Res. No. 9/2018, respectively, were issued establishing a Procedure for the Authorization of Natural Gas Exports. Authorizations may consist of short-term (up to 1 year) or long-term (1 to 10 years) exports, whether on an interruptible or on a firm basis for summer period (October - April for a term of up to 5 years), or operational exchanges in emergency situations, being the security of supply to the Argentine domestic market a condition in all cases. Furthermore, in the case of projects under the Unconventional Plan Gas, exported natural gas may not be computed as part of and/or within the production applicable to such program.

On December 12, 2018, Pampa was authorized pursuant to SGE Res. No. 252/2018 to export natural gas to Chile, on an interruptible basis, from the Río Neuquén and Rincón del Mangrullo blocks to Colbún S.A., at a PIST price of US$$4.2/MBTU, for a maximum volume of 2 million m3 per day until November 15, 2019, or until meeting the total maximum quantity equivalent to the authorized daily export volume by the number of days this authorization is effective, whichever occurs first.

Furthermore, on January 22, 2019, the Company was authorized pursuant to SGE Res. No. 12/2019 to export natural gas to Uruguay, also on a interruptible basis, and from the Río Neuquén and Rincón del Mangrullo blocks to the National Administration of Power Plants and Electric Transmissions, at a PIST price of US$4.01/MBTU, for a maximum volume of 600 thousand m3 per day until May 1, 2019, or until meeting the total maximum quantity equivalent to the authorized daily export volume by the number of days this authorization is effective, whichever occurs first.

It should be remembered that from September 4, 2018 to December 31, 2020, the application of a natural gas export duty of AR$4 per each exported US$, with a maximum 12% tax rate, was regulated36.

Settlement Agreement between the Republic of Ecuador and Pampa Energía’s Subsidiary

As regards the conflict EcuadorTLC (a company incorporated in the Republic of Ecuador in which Pampa directly and indirectly has a 100% shareholding) and other partners of the Block 18 Consortium held with the Republic of Ecuador, the resolution of which was submitted to international arbitration under the UNCITRAL arbitration rules (CPA Case No. 2014-32: 1. EcuadorTLC S.A. et al. c. 1. The Republic of Ecuador 2. EP Petroecuador), on January 16, 2018 the arbitration court issued the final award, which determined a settlement value of US$176 million corresponding to EcuadorTLC based on its 30% interest in the Block 18 Consortium.

Furthermore, as regards this arbitration, on March 19, 2018, the Republic of Ecuador and the partners of the Block 18 Consortium entered into an agreement whereby the plaintiff partners would not pursue the collection of the arbitration’s final award in consideration of the granting of consequential damages, which for EcuadorTLC consisted of the release from tax and labor claims in dispute in the amount of US$132 million, and the additional collection of US$54 million before the end of the first semester of the year (including the recovery of granted guarantees). In 1Q18, net reporting profits were recorded for AR$807 million.

36 For further information, see section 7.5: ‘New Export Duty’ of this Annual Report.

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Finally, the Republic of Ecuador has declared and acknowledged that this agreement is fully valid and binding, that any default in payment will enable the Block 18 Consortium partners to fully enforce the final award, and that there are no other obligations pending performance regarding the operation and exploitation of Block 18 by the consortium.

7.5    TGS

Midstream Project in Vaca Muerta

On April 4, 2018, Provincial Executive Order No. 379/18 was published in the BO of the Province of Neuquén, which establishes the entry into force of the memorandum of understanding executed on April 3, 2018 by TGS, the Subsecretariat of Energy, Mining and Hydrocarbons of the Province of Neuquén, and GyP, and grants TGS a concession for the construction and operation of a gathering gas pipeline going through several fields in the Vaca Muerta formation to capture natural gas production before its entry into the gas main pipelines.

Initially, the Northern Tranche was approved, which will connect the Rincón La Ceniza field with the main transportation system’s connection point and will have a transportation capacity of 35 million m3/day, a length of 90 km, a 36” diameter and a pressure of 97 kg/cm2. Additionally, TGS will build and operate a conditioning plant in the town of Tratayén, which will adapt the natural gas quality before its entry into the gas main pipelines, with an initial capacity of 5 million m3/day, extendable in modules until reaching 56 million m3/day.

On June 7, 2018, a supplementary memorandum of understanding was entered into, which was later ratified by Executive Order No. 836/2018 of the Executive Branch of the Province of Neuquén, granting TGS an extension of the gathering gas pipeline southwards, which will also go through several fields, mainly located in the Vaca Muerta formation. The Southern Tranche will extend from the progressive stop Km 32.5 of the Northern Tranche to the progressive stop Km 41 of the El Mangrullo-Aguada La Arena gas pipeline. This new pipeline will allow for the transportation of up to 25 million3/day, and will have a length of 33 kilometers, a 30” diameter and a maximum operating pressure of 97 kg/cm2.

On November 26, 2018, another supplement to the memorandum of understanding was entered into, which was later ratified by Executive Order No. 2381/18 of the Executive Branch of the Province of Neuquén, establishing the commitment to grant TGS an extension of the Northern Tranche, which will extend from the Rincón La Ceniza block (the progressive stop Km 91.0) to Los Toldos I Sur block (the progressive stop Km 116.0), and will have a length of 25 kilometers and a 36” diameter.

The total investment for the 147-km pipeline and the conditioning plant is estimated at US$250 million, with a total transportation capacity of 60 million m3 per day. As of the issuance of this Annual Report, the related works are in the execution stage, and commissioning is estimated to be in stages as from the second quarter of 2019, concluding in the fourth quarter of the same year.

Ratification of the Comprehensive Renegotiation Memorandum of Understanding and Costs and Tariffs Remuneration Update

On March 28, 2018, PEN Executive Order No. 250/18 was published in the BO, whereby the Federal Government ratified the Comprehensive Renegotiation Memorandum of Understanding for the license executed by TGS on March 30, 2017, thus concluding the RTI process initiated in the month of April, 2016, and as a result, on June 26, 2018, TGS voluntarily dismissed the Arbitration Proceeding it had brought before the ICSID.

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Therefore, and pursuant to MEyM Res. No. 74E/17, ENARGAS issued Res. No. 310/18 approving, effective as from April 1, 2018, the last installment of the tariff increase granted by Res. No. 4,362/17, equivalent to a 50% increase in tariff schemes applicable to natural gas transportation utility service of TGS, as well as in the CAU, including a 13% recognition on account of IPIM variations for the November 2017 – February 2018 period, and a compensation for the tariff increase deferral payable in installments.

Under the framework of the public hearing held on September 4, 2018, in which TGS requested an approximate 30% tariff increase based on the variation in the IPIM recorded for the February – August 2018 period, on September 27, 2018 ENARGAS issued Res. No. 265/2018 granting a 19.7% increase in tariff schemes applicable to natural gas transportation utility service of TGS, effective as from October 1, 2018.

This increase was determined by ENARGAS based on the simple average of the IPIM, the Construction Cost Index for the February - August 2018 period, and the Salary Variation Index for the December 2017 - June 2018 period pursuant to ENARGAS Res. No. 4362/2017 concerning the RTI, which stipulates, among other issues, that under certain macroeconomic conditions and circumstances, such as the significant devaluation which took place in April 2018, and taking into consideration that the semiannual update is a non-automatic adjustment mechanism, this entity may use other indexes different from the IPIM to determine tariff increases.

Finally, pursuant to Res. No. 1/19 issued on February 4, 2019, ENARGAS called TGS for a public hearing to be held on February 26, 2019 with the purpose of disclosing the application of the semiannual tariff update corresponding to the August 2018 – February 2019 period.

Long-Term Ethane Sales Agreement

On September 6, 2018, TGS entered into an ethane sales agreement with Polisur, a subsidiary of Dow Chemical and TGS’s sole customer for the commercialization of this product, which is produced at the General Cerri Complex located in the City of Bahía Blanca, Province of Buenos Aires.

This agreement is retroactively effective as from May 1, 2018 and will terminate on December 27, 2027. The price of ethane is determined by the parties and is subject to certain adjustment clauses resulting from variation in different factors, such as annual delivered volumes and the price of gas. Additionally, this agreement includes ToP and DoP commitments for minimum annual quantities.

New Export Duty

PEN Executive Orders No. 793 and 865/2018, issued on September 3 and 27, 2018, respectively, regulated the application of a duty on exports for all the goods under the Common Mercosur Nomenclature, including natural gas, crude oil, propane, butane and natural gasoline, effective from September 4, 2018 to December 31, 2020. This duty provides for a AR$4 withholding on each exported US$, with a maximum 12% tax rate.

The export duty amount will be stated in AR$ at the exchange rate effective on the date of registration of the corresponding export request and, if applicable, it will remain in AR$ until the settlement of the obligation. Additionally, beneficiaries from the Simplified Exports Regime called ‘Exporta Simple’ are exempted from this duty.

Award in the Arbitration Complaint Against TGS

On April 20, 2018, TGS was notified by the ICC that on April 18, 2018 it had received the Draft Award issued by the Court of Arbitration in the arbitration complaint timely filed against TGS for an amount of US$306 million by Pan American Energy LLC, Argentina Branch, and Pan American Sur S.A., which was finally approved on May 4, 2018.

Pampa Energía ● 2018 Annual Report ● 76

On May 28, 2018, the ICC issued the Final Award, which partially upheld the allegations of the complaint and resolved that TGS should pay to the plaintiff a compensation in the amount of US$21.3 million, including interests, which disbursement was made on June 14, 2018 for a total amount of AR$553 million.

Distribution of Cash Dividends

By virtue of the faculties delegated by the Ordinary and Extraordinary Shareholders’ Meeting held on April 10, 2018, TGS’s Board of Directors approved the distribution of the following cash dividends for a total amount of AR$3,705 million:

      i.        On July 6, 2018, and paid on July 17, 2018, for a total amount of AR$912 million corresponding to fiscal year 2016, equivalent to AR$1.16 per outstanding common share or AR$0.23 per ADR;

    ii.        On August 8, 2018, and paid on August 22, 2018, for a total amount of AR$1,220 million corresponding to fiscal year 2017, equivalent to AR$1.55 per outstanding common share or AR$0.31 per ADR; and

   iii.       On September 6, 2018, and paid on September 20, 2018, for a total amount of AR$1,573 million corresponding to fiscal year 2017, equivalent to AR$2.0 per outstanding common share or AR$0.4 per ADR;

7.6    Strategic Divestments

Divestments in E&P, oil transportation and fuel R&D assets have strategic importance for the Company as they allow to focus its investments and human resources on its core businesses: the expansion of its power generation installed capacity, natural gas E&P, placing a special emphasis on the development and exploitation of unconventional gas reserves, as well as to continue investing on the development of its utility concessions.

Sale of Certain Oil Assets from the E&P Segment

On January 16, 2018, Pampa executed with Vista Oil & Gas an agreement for the sale of its direct interests of 58.88% at PELSA, 3.85% at the Entre Lomas, Bajada del Palo and Agua Amarga blocks, and 100% at Medanito S.E. and Jagüel de los Machos blocks.

On April 4, 2018, the transaction was closed after the meeting of all precedent conditions, including the approval by shareholders’ meeting of Vista Oil & Gas. Following the application of the agreed adjustments, the transaction price amounted to approximately US$399 million, which was fully paid by Vista on the transaction’s closing date.

Sale of Assets from the R&D Segment

On December 7, 2017, Pampa entered into an agreement with Trafigura for the sale of assets related to the Company’s R&D segment, including the RBB plant, located in Bahía Blanca, Province of Buenos Aires; the lubricants plant, located in the district of Avellaneda, Province of Buenos Aires; the Caleta Paula reception and dispatch plant, located in the Province of Santa Cruz; and the network of GS, operated by that time under Petrobras branding.

On May 9, 2018, the transaction was closed upon the meeting of all applicable precedent conditions it was subject to. It should be noted that the lubricants plant and the GS will be transferred along with the rebranding process to the ‘Puma Energy’ brand, a process which is expected to conclude in 2019.

Pampa Energía ● 2018 Annual Report ● 77

Following the application of the adjustments stipulated in the assets purchase and sale agreement, the transaction price amounted to US$124.5 million. Furthermore, the purchaser settled its US$56 million debt with Pampa on account of crude oil purchases. The price was paid by Trafigura to Pampa upon the closing of the transaction, except for the US$9 million advance payment disbursed upon the execution of the agreement and the US$13.5 million, which have been deposited in an escrow account and are being released along with the transfer of the network of GS.

Furthermore, the sale to Trafigura included the transfer of all contracts, permits and licenses held by the Company and deemed substantial for the ordinary course of business, together with the transfer of 1,034 employees associated with the assets subject-matter of the sale, of which 67 are the Company’s corporate segment employees. In this way, the Company avoided making capital disbursements to fulfill the GS rebranding process, as well as for the construction and startup of a hydro treating unit, a regulatory requirement to adjust fuel quality parameters.

This transaction is added to the sale to third parties of three lots having GSs operated by Pampa, which was made in 2017 for a total amount of US$41 million, and the sale of the Dock Sud storage facility in March 2019 to Raízen Argentina, a licensee of the Shell brand, for US$20 million plus US$1.4 million in product and adjustments.

Sale of Equity Ownership at OldelVal

On November 2, 2018, Pampa executed an agreement with ExxonMobil to sell 21% of the capital stock at Oldelval, a company engaged in the main transportation of crude oil from Neuquén to Puerto Rosales, in the Province of Buenos Aires. It is worth highlighting that Pampa still keeps a 2.1% equity ownership at Oldelval. On November 27, 2018, the transaction was closed after the meeting of all precedent conditions. The transaction price amounted to US$36.4 million, which was fully paid by ExxonMobil on the transaction’s closing date.

7.7    Corporate Reorganization

Completion of the 2016 Reorganization

In compliance with the merger process between the Company and Petrobras Argentina, Petrobras Energía Internacional S.A. and Albares Renovables Argentina S.A., on February 28, 2018 Pampa provided the market with a thorough detail of the status of the merger proceedings before the CNV, as requested by the CNV on February 27, 2018 as a result of a public information request submitted to the CNV by a shareholder of Petrobras Argentina.

In view of the delays in the conclusion of the merger process initiated in December 2016, which was fully approved by the respective Shareholders’ Meetings of Pampa and Petrobras in February 2017, and after responding to multiple findings made by the CNV for its registration, the CNV informed that the process was suspended as a result of a judicial decision which had ordered it to refrain from adopting any final measure or resolution on such merger. Specifically, the CNV informed us that Federal Criminal and Correctional Court No. 11, Clerk’s Office No. 22, resolved as follows: ‘(…) In this regard, let the officiant know that the CNV SHOULD NOT take any final measure and/or resolution regarding the merits of the case without the prior authorization from this Court in relation to the proceeding pending before the CNV regarding the corporate reorganization of Pampa Energía S.A.’. It is worth highlighting that the criminal investigation refers to the voluntary participation of shareholder FGS-ANSES in the mandatory MTO conducted in October and November 2016 and does not refer to the merger with Petrobras, a reorganization process which took place after the MTO and was completely independent from it, and in which FGS-ANSES did not take part given that, at that time, it was not Petrobras Argentina’s shareholder.

At that time and in view of this judicial decision, Pampa expressed that the sale of Petrobras Argentina’s shares held by FGS-ANSES in the MTO has not had any connection with such merger, since even in the hypothetical scenario that the allegedly questioned act in the criminal investigation had not occurred and FGS-ANSES had kept its shares, participated in the shareholders’ meeting of Petrobras Argentina in February, 2017, and voted against the merger, the decision would had nevertheless been validly approved with 81.13% of the capital stock and votes of Petrobras Argentina.

Pampa Energía ● 2018 Annual Report ● 78

On April 19, 2018, the Criminal Court notified Pampa that it should “place in custody of this Court and as a precautionary measure the amount of US$20 million, or its equivalent in securities, surety bonds or other registrable assets as a prior condition to void the order issued by this Court (Court No. 11) to the CNV on August 25, 2017”, whereby it ordered the CNV to refrain from adopting any final measure or resolution on such merger.

Consequently, on April 20, 2018 Pampa acted on the Court’s request by depositing a surety bond, and on April 25, 2018, the Court notified the CNV of the lifting of the timely adopted decision. On April 26, 2018, the CNV notified that its Board of Directors approved the merger, and on May 2, 2018, the Public Registry entered the merger and provided for the dissolution of the absorbed companies under its control.

On May 21, 2018, the exchange of Petrobras Argentina’s shares for Pampa’s common shares in book-entry form with a face value of AR$1 each and each granting the right to 1 vote was performed automatically through Caja de Valores S.A. Petrobras Argentina’s shareholders received 0.5253 Pampa’s shares for each Petrobras Argentina’s share, and 0.2101 Pampa’s ADRs for each Petrobras Argentina’s ADR, the proceeding being performed by JP Morgan as depositary bank. As a result, Pampa’s issued capital stock increased from 1,836,494,690 to 1,938,368,431, excluding the repurchase of shares performed since April 2018 and shares issued as a result of the 2017 Reorganization.

Completion of the 2017 Reorganization

On June 1, 2018 the Final Merger through Absorption Agreement entered into between Pampa —as absorbing company— and Bodega Loma la Lata S.A., CTG, CTLL, Eg3, Inversora Diamante S.A., Inversora Nihuiles S.A., Inversora Piedra Buena S.A., Pampa Participaciones II S.A. and PEPASA —as absorbed companies— and filed for registration before the applicable authorities. On July 20, 2018, the CNV granted its administrative consent to such merger, and on August 2, 2018, it was filed before the Public Registry, and therefore, on August 15, 2018, the exchange of CTG, PEPASA, Inversora Diamante S.A. and Inversora Nihuiles S.A.’s shares for Pampa’s shares with a face value of AR$1 each and each granting the right to 1 vote was performed, excluding shares directly or indirectly held by Pampa and companies in which Pampa holds a 100% stake.

CTG’s shareholders received 0.6079 Pampa’s shares for each share held; PEPASA’s shareholders, 2.2699 Pampa’s shares for each share held; Inversora Diamante S.A.’s shareholders, 0.1832 Pampa’s shares for each share held; and Inversora Nihuiles S.A.’s shareholders, 0.2644 Pampa’s shares for each share held. As a result, Pampa’s issued capital stock increased from 1,938,368,431 to 2,082,690,514, excluding share repurchases made since April 2018.

7.8    Repurchase of Own Financial Securities

Given the gap existing between the implicit value of assets and their market quotation, which the latter does not reflect either the value or the economic reality they currently or potentially have, this being detrimental to shareholders’ interests, and taking into consideration the current strong cash position and fund availability, Pampa, Edenor and TGS’s Board of Directors approved programs for the repurchase of own shares.

In this sense, as long as the repurchase programs are in effect, directors, statutory auditors and senior managers may not sell shares held in such companies or directly or indirectly managed by them during the applicable term. As of the issuance of this Annual Report, Edenor and TGS’s programs are still in effect.

Pampa Energía ● 2018 Annual Report ● 79

Pampa

Pampa’s Board of Directors approved Pampa’s Repurchase Program in two stages, on April 27 and June 22, 2018, under the following terms and conditions:

Note: Repurchases are deemed to be effected transactions.

The first Repurchase Program was completed on June 27, 2018, and the last repurchase transaction under the second Repurchase Program took place on October 23, 2018, date on which the legal cap of 10% of the treasury capital stocks was reached. Consequently, a total number of 202,929,825 common shares or 8,117,193 ADRs were repurchased, with a total disbursement of US$328 million.

Pampa’s General Extraordinary Shareholders’ Meeting held on October 2, 2018 resolved to approve a capital stock reduction through the cancellation of 182,820,250 common shares held by Pampa in treasury at that time, which represented 8.8% of the issued capital. The withdrawal of the repurchased shares will enable the Company to eventually continue repurchasing shares in the market, always with a view to adding value for shareholders. Consequently, on November 28, 2018, the Argentine Public Registry of Organizations registered Pampa’s capital stock reduction, approving the stock cancellation.

As of today, Pampa’s total capital stock amounts to 1,899.9 million common shares, of which 20.1 million are common treasury shares. Therefore, total outstanding shares amount to 1,879.8 million, equivalent to 75.2 million ADRs.37

Finally, as of the closing of fiscal year 2018, Pampa held in treasury Series I CBs maturing in 2027 for a face value of US$9 million, repurchased between August and September 2018, at a clean average price of US$79.2 per US$100 face value.

Edenor

Edenor’s Board of Directors approved Edenor’s Repurchase Program in two stages, on May 10 and December 4, 2018, under the following terms and conditions:

Note: Repurchases are deemed to be effected transactions.

37 For further information, see section 3 of this Annual Report.

Pampa Energía ● 2018 Annual Report ● 80

The first program terminated on July 11, 2018, and the second program is still in effect. As of the date of this Annual Report, a total 21,161,340 common shares or 1,058,067 ADRs were repurchased, and total disbursements amounted to US$39.5 million.

Furthermore, as of March 1, 2019, Edenor’s total capital stock amounts to 906.5 million common shares, of which 29 million38are common treasury shares. Therefore, total outstanding shares amount to 877.5 million, equivalent to 43.9 million ADRs.

TGS

TGS’s Board of Directors approved the Repurchase Program in two stages, on May 9 and September 7, 2018, under the following terms and conditions:

Note: Repurchases are deemed to be effected transactions.

The last transaction was made on December 26, 2018, and the Repurchase Program’s term expired on March 5, 2019. Consequently, a total number of 13,600,780 common shares or 2,720,156 ADRs were repurchased, with a total disbursement of US$40 million.

Furthermore, as of the date hereof, TGS’s total capital stock amounts to 794.5 million common shares, of which 13.6 million are common treasury shares. Therefore, total outstanding shares amount to 780.9 million, equivalent to 156.2 million ADRs.

Acquisition of Edenor and TGS’ Shares

As of the date hereof, the Company acquired a total of 346,270 Edenor’s ADRs at an average acquisition cost of US$26.5 per ADR, the Company’s equity interest in Edenor amounting to 51.8% of its issued capital stock.

Furthermore, as of the date hereof, Pampa acquired 77,500 TGS’s ADRs at an average acquisition cost of US$12.5 per ADR, Pampa’s equity interest in TGS amounting to 25.55% of its issued capital stock.

7.9    Debt Transactions

Pampa Energía

Bank Loans

In 2018, the Company had short-term debt maturities for approximately US$285 million. In order to maintain liquidity levels, Pampa resolved to refinance a large part of these maturities through short- and medium-term financial loans and pre-export facilities with financial entities. As of December 31, 2018, Pampa stand-alone’s short-term principal maturities amounted to US$282 million.

38 Including 7.8 million common shares repurchased under a 2008 program, net of deliveries to Edenor’s key staff under the Compensation Plan.

Pampa Energía ● 2018 Annual Report ● 81

As of December 31, 2018, at consolidated level, the average interest rate was 7% for debts denominated in US$, currency in which 99% of the Company’s gross debt is denominated, mostly at a fixed rate. Pampa’s consolidated financial debt’s average maturity was 5 years. Pampa Group’s debt profile39 is disclosed below (in million US$):

Finally, after the closing of fiscal year 2018, Pampa redeemed at maturity for a total amount of US$24 million, net of refinancing, pre-cancelled before maturity for a total amount of US$105 million, and refinanced a total amount of US$36 million with financial entities, under short-term maturities.

CBs Operations

On October 5, 2018 Pampa fully redeemed on maturity date 100% of Series A CBs for the principal of AR$282 million plus AR$26 million interest.

Furthermore, as of the closing of fiscal year 2018, Pampa held in treasury Series I CBs maturing in 2027 for a face value of US$9 million, repurchased between August and September 2018, at a clean average price of US$79.2 per US$100 face value.

Issuance of CBs by TGS

On March 27, 2018, TGS’s Board of Directors approved the issuance of CBs for up to US$500 million (or its equivalent value in other currencies), in one or more series, under the short and medium term Global Program for the Issuance of CBs (non-convertible into shares) for up to US$700 million (or its equivalent value in other currencies).

On April 26, 2018, Series 2 fixed-rate US$-denominated discount CBs were successfully issued for a face value of US$500 million, after receiving offers for more than 6 times the issued face value, at a 6.75% fixed annual rate, with a 6.8% yield and maturing 7 years as from issuance. The banks leading the transaction were HSBC, Itaú BBA, J.P. Morgan and Santander, and as local underwriters, HSBC Bank Argentina S.A., Banco Itaú Argentina S.A. and Banco Santander Río S.A.

Collected funds will be destined to investments by TGS, and have already been allocated and committed to the repurchase and redemption of Series 1 CBs at a 9.625% rate with an outstanding face value of US$192 million and maturing in 2020. In this sense, on April 27, 2018, TGS announced the results of the presentation and settlement of the cash repurchase offer for its Series 1 CBs for a face value of US$80 million, which was financed through the simultaneous issuance of CBs on May 2, 2018. On May 14, 2018, the remaining principal of US$37 million was redeemed, and on June 1, 2018 the remaining balance of US$74 million was redeemed at a price equivalent to 104.813% of the outstanding face value plus accrued interests.

39 It does not include interests, it considers Pampa stand-alone and Edenor at 100%, as well as the affiliates TGS, Transener, Greenwind and Refinor at our equity participation.

Pampa Energía ● 2018 Annual Report ● 82

Pampa Group’s CBs Ratings

In February 2018, credit rating agency S&P upgraded the ratings of Transener’s CBs. The global rating was upgraded from ‘B’ to ‘B+’, whereas the local rating was upgraded from ‘raA+’ to ‘raAA’, in both cases with a stable outlook, mainly on account of the general business improvement following the implementation of the RTI. Moreover, for the same reason as in the case of Transener, in April 2018 S&P upgraded the ratings of Edenor’s CBs. The global rating was upgraded from ‘B-’ to ‘B’, and the local rating from ‘raBBB’ with a stable outlook to ‘raAA-’ with a positive outlook.

In the case of TGS, within the framework of the redemption of Series 1 CBs and the issuance of Series 2 CBs, in April 2018 credit rating agencies S&P and Moody’s assigned a global rating of ‘B+’ and ‘B1’, and a local rating of ‘raAA’ with a stable outlook and ‘Aa2.ar’ with a stable outlook, respectively. On the other hand, in August 2018 credit rating agency FitchRatings downgraded the global rating of Pampa’s CBs from ‘B+’ to ‘B’, keeping the stable outlook, mainly due to the Company’s exposure to CAMMESA.

Furthermore, in September 2018, S&P placed the ‘B+’ and ‘B’ ratings of 10 Argentine companies, including Pampa, TGS and Transener, on its CreditWatch list, with a negative outlook, mainly on account of risks inherent in the implementation of the economic adjustments. Furthermore, S&P adjusted global and local ratings of Edenor CBs’ from positive to stable, reaffirmed the ‘B’ global rating and downgraded the local rating from ‘raA+’ to ‘raA’.

Finally, in November 2018, and as a result of the downgrade in the global rating of the Argentine sovereign debt from ‘B+’ to ‘B’ and in its local rating from ‘raAA’ to ‘raAA-’, S&P also downgraded Pampa, TGS and Transener’s global ratings from ‘B+’ to ‘B’ with a negative to stable outlook. It also discontinued local ratings for TGS and Transener. It should be highlighted that credit rating agency Moody’s has kept its ratings of Pampa, Edenor and TGS unchanged since the end of December 2017.

Credit ratings for Pampa Group’s CBs are detailed below:

Pampa Energía ● 2018 Annual Report ● 83

7.10  Corporate Governance

Designation of Members in Pampa’s Board of Directors and Audit Committee

On April 27, 2018, Pampa’s Ordinary and Extraordinary Shareholders’ Meeting approved the renewal of the terms of office of regular directors Marcelo Mindlin and Damián Mindlin as non-independent directors, the appointment of Mr. Diego Salaverri as non-independent regular director, as well as the appointment of Mr. Brian Henderson, Ms. Carolina Sigwald and Mr. Mauricio Penta as non-independent alternate directors, and of Mr. Enrique Luján Benítez as independent alternate director. Furthermore, Mr. Enrique Luján Benítez was appointed as alternate member of the Audit Committee to replace Ms. Diana Mondino, who took office as permanent member.

Appointment of CEO and CFO

In its meeting held on December 14, 2018, Pampa’s Board of Directors appointed Gustavo Mariani as CEO and Gabriel Cohen as CFO. Marcelo Mindlin continues to serve as the Chairman of Pampa’s Board of Directors.

Entry into +GC Panel

The Company has joined the special stock quote panel called +GC Panel, launched by ByMA on December 18, 2018. Pampa is one of the three founding companies of the +GC Panel.

The +GC Panel has no precedents in Argentina, and includes companies with one vote per share already listed at ByMA that comply with the best corporate governance and transparency practices even beyond the required regulatory level, which Pampa entirely fulfills. These practices, which are periodically monitored for compliance, are aligned with the Corporate Governance principles of the Organization for Economic Co-operation and Development (‘OECD’) adopted by the G20.

The standards of the +GC Panel aim to provide investors with more information that can be useful when investing or exercising their rights, enhancing the visibility and attractiveness of the Company to international investors. Participating in the ByMA’s Sustainability Index and the +GC Panel implies a recognition to the Company’s continuing efforts for taking the best practices in Corporate Governance.

7.11  IFRS: Restatement of Financial Information

IFRS standards require the FS of an entity with a functional currency that is hyperinflationary to be restated in terms of the measuring unit current at the end of the reporting period (IAS 29), whether they are based on a historical cost or a current cost approach. Under IFRS, an economy is categorized as hyperinflationary if the cumulative inflation rate over three years approaches, or exceeds, 100%. For this reason, under IAS 29 the Argentine economy should be considered hyperinflationary as from July 1, 2018.

However, as of the issuance of the Earnings Release for the third quarter of 2018, PEN Executive Order No. 664/2003, which prohibited the presentation of restated FS before the CNV, was still in force. Therefore, pursuant to this Executive Order and the CNV rules, Pampa’s Management had not applied IAS 29 in the preparation of its FS as of the end of September, 2018.

On December 4, 2018, Law No. 27,468, which abrogates PEN Executive Order No. 1269/2002 and its amendments, including PEN Executive Order No. 664/2003, was published in the BO. Consequently, on December 26, 2018, the CNV issued General Res. No. 777/2018, which establishes the standards applicable to the restatement of FS, the compliance with which is mandatory for annual FS or FS for special or interim periods closing as from and including December 31, 2018.

Pampa Energía ● 2018 Annual Report ● 84

8.   Description of Our Assets

Pampa is the largest fully integrated independent energy company in Argentina. Through our subsidiaries, as of December 31, 2018 we participate in the electricity and gas value chains (not including discontinued businesses)40:

Note: segments correspond to business classifications in the FS. Greenwind, OldelVal, Transener, TGS and Refinor are co-controlled companies, which under IFRS are not consolidated in Pampa’s FS. 1 It includes 383 MW in CTGEBA and 15 MW in CTLL. 2 It includes PEPE II and III, with 53 MW each. 3 2018 average production of blocks in Argentina.

As of December 31, 2018, our power generation segment had an installed capacity of approximately 3,871 MW, which represents 10% of Argentina’s installed capacity. By adding next 504 MW expansions developed by the Company, our total installed capacity would amount to 4,375 MW.

Our electricity distribution segment is composed of Edenor, the largest electricity distributor in Argentina, with 3.0 million customers and a concession area covering the Northern City of Buenos Aires and Northwestern Greater Buenos Aires.

Our oil and gas segment comprises both operated and not operated blocks held by Pampa Energía. In 2018, the total average production amounted to 44.8 thousand boe/day, with operations in 11 production blocks and 892 production wells.

In downstream, our refining and distribution segment includes the Dock Sud terminal, which has an installed capacity of 1.2 million oil bbl of light fuels and base lubricants, as well as a 28.5% direct interest in Refinor, with a refinery with an installed capacity of 25.8 thousand oil bbl/day and 84 GSs. Furthermore, our petrochemicals segment is made up of three high-complexity plants producing styrene, SBR and polystyrene, with a domestic market share ranging between 80% and 100%.

40 For more information, please see section 7.6 of this Annual Report.

Pampa Energía ● 2018 Annual Report ● 85

Finally, our holding and others segment is made up, among other holding companies, by our 25.5% indirect interest in TGS, the country’s largest gas transportation company, owning a 9,184 km-long gas pipeline network and a NGL processing plant, General Cerri, with an output capacity of 1 million tons per year. Moreover, Transener, in which we have a 26.3% indirect interest, operates and maintains the Argentine high voltage transmission grid covering more than 14.5 thousand km of lines, as well as 6.5 thousand km of Transba-owned high voltage lines. Transener transports 85% of the electricity in Argentina.

Pampa Energía ● 2018 Annual Report ● 86

Corporate Structure as of December 31, 2018

PAMPA ENERGÍA
Pampa Inversiones
Petrobras Participac. SL
Pampa Participac.
Greenwind
P.E. del Fin del Mundo
P.E. Argentinos
TRANSELEC
CITELEC
Transener
TRANSBA
Petrobras Hispano Arg.
CIESA Trust³
CIESA
Hidroelectrica Los Nihuiles
Hidroeléctrica Diamante
C.T. Piedra Buena
CPB Energía
Pampa Cogeneración
Edenor²
Enecor
TGS²
Oleoductos del Valle
Refinor
Termoeléctrica José de San Martín¹
Termoeléctrica Manuel Belgrano¹
Telcosur
Transporte y Servicios de Gas en UY
Gas Link
CTG Energía
Petrobras Argentina Suc. Bolivia
Pampa Energía Bolivia⁴
Petrobras Energía Colombia LTD
Petrolera San Carlos
Oleoductos de Crudos Pesados LTD
Petrobras Energía Oper. Ecuador
PE Energía Ecuador LTD
Pampa Comercializadora
Trenerec Energía Bolivia
Cía. Anónima Mixta San Carlos
Oleoductos de Crudos Pesados
Ecuador TLC
Petrobras Energía Ecuador Suc.
Trenerec
Petrowayú⁵
Petroritupano⁵
Petrolera Mata
Eletricidade Com
Inversora Mata
Petrokariña⁵
Corod Producción
Coroil
Petrolera Coroil
Petroven-Bras⁵
100%
50%
98%
2%
1.88%
50%
52.65%
90%
40%
51%
0.01%
2.44%
0.15%
4.8%
99.98%
49%
0.005%
10.8%
29%
20%
65%
1%
99%
3%
0.03%

¹ Each company solely hold one asset consisting in an agreement for the management of Termoeléctrica José de San Martín and Termoeléctrica Manuel Belgrano, respectively. Currently, both assets are owned by a Trust.
² Calculated based on issued shares. It includes shares bought on the open market.
³ Petrobras Hispano Argentina is the sole beneficiary of the CIESA Trust.
⁴ Pampa Participaciones and Pampa Comercializadora hold each 0.0004% of Pampa Energía Bolivia.
⁵ Mixed companies.

Pampa Energía ● 2018 Annual Report ● 87

8.1    Power Generation

Pampa’s power generation assets include CTG, CTP, CTPP, CTLL, CTIW, CPB, CTGEBA, HPPL, EcoEnergía and interests in HINISA, HIDISA and PEMC. The following table summarizes Pampa’s power generation assets:

Note: Gross Margin before depreciation and amortization, values expressed in nominal terms. AR$/US$ exchange rate: 2018 – 28.13; 2017 – 16.57.

The following chart shows Pampa’s market share in the power generation segment:

2018 Net Power Generation

100% = 137,482 GWh

Source: CAMMESA. Hydroelectric power generation net of pumping.

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HINISA

In June 1994, HINISA was granted a 30-year concession for the generation, sale, and marketing of electricity from the Los Nihuiles hydroelectric system. Located on the Atuel river, in the Province of Mendoza, HIDISA has an installed capacity of 265 MW, which represents 0.7% of Argentina’s installed capacity, and consists of three dams and three hydroelectric power generation plants (Nihuil I, Nihuil II and Nihuil III), as well as a compensator dam. Los Nihuiles System extends for a total distance of approximately 40 km with a height differential between 440 m and 480 m. From 1990 to 2018, its annual average generation was 829 GWh, with a record high of 1,250 GWh in 2006 and a record low of 516 GWh in 2014.

HIDISA

In October 1994, HIDISA was granted a 30-year concession for the generation, sale and marketing of electricity from the Diamante hydroelectric system. Located on the Diamante river, in the Province of Mendoza, HIDISA has an installed capacity of 388 MW, which represents 1% of Argentina’s installed capacity, and consists of three dams and three hydroelectric power generation plants (Agua del Toro, Los Reyunos, and El Tigre). The Diamante System extends for a total distance of approximately 55 km, with a height differential between 873 m and 1,338 m. From 1990 to 2018, its annual average generation was 560 GWh, with a generation record high of 943 GWh in 2006 and a record low of 322 GWh in 2014.

HPPL

The HPPL plant started operating in the year 1999 under a 30-year concession. HPPL is located on the Limay River, in the Province of Neuquén. It has an installed capacity of 285 MW distributed in 3 Kaplan turbines, which represents 0.7% of Argentina’s installed capacity. The dam is made up of loose materials with a waterproof concrete side. It has a total length of 1,045 meters, a total height of 54 m at the deepest point of the foundation, and a crest at 480.2 meters above sea level. From 2000 to 2018, HPPL’s average annual generation was 968 GWh, with a generation record high of 1,430 GWh in 2006, and a record low of 494 GWh in 2016.

CTG

CTG is located in Northwestern Argentina, in the City of General Güemes, Province of Salta. Privatized in 1992, it has a 261 MW open cycle thermal power generation plant with the addition, in September 2008, of a GE natural gas-fired turbo generator unit of 100 MW, totaling 361 MW, which accounts for 0.9% of Argentina’s installed capacity. From 1993 to 2018, its average annual generation was 1,789 GWh, with a generation record high of 1,903 GWh in 1996, and a record low of 1,030 GWh in 2003.

CTP

CTP is located in Northwestern Argentina, in the small village of Piquirenda, Municipality of Aguaray, Department of General San Martín, Province of Salta. Its construction started in early 2008 and finished in 2010. It has 30 MW of thermal power generation consisting of ten GE Jenbacher JGS 620 gas-fired motor-generators, which represent 0.1% of Argentina’s installed capacity. From 2011 to 2018, the average annual generation was 129 GWh, with a record high of 156 GWh registered in 2017 and a record low of 66 GWh registered in 2011.

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CTLL

CTLL is located in Loma de la Lata, Province of Neuquén. The plant was built in 1994 and consists of three GTs with an installed capacity of 375 MW, a 165 MW Siemens ST installed in 2011 for its closing to CC, a 105 MW GE aeroderivative GT installed in May 2016, the incorporation in August 2017 of a 105 MW GE GT, and a 15 MW ST repowering carried out in January 2018, its total capacity thus amounting to 765 MW, which represents 2% of Argentina’s installed capacity. CTLL has a privileged location due to its proximity to one of the largest gas fields in Latin America, also named Loma de la Lata. From 1997 to 2018, the average annual generation was 1,852 GWh, with a record high of 4,748 GWh registered in 2018 and a record low of 272 GWh registered in 2002.

CPB

CPB is located in the port of Ingeniero White, close to the City of Bahía Blanca, Province of Buenos Aires. The plant consists of 2 STs of 310 MW each, totaling 620 MW, which represents 1.6% of Argentina’s installed capacity. The boilers can be indistinctly fed with natural gas or FO.

The supply of natural gas is made through a proprietary 22 km gas pipeline, which is also operated and maintained by CPB, connecting with the main gas pipeline system of TGS. Furthermore, CPB has two tanks for the storage of fuel oil with a combined capacity of 60,000 m3. From 1997 to 2018, its average annual generation was 2,091 GWh, with a generation record high of 3,434 GWh in 2011, and a record low of 189 GWh in 2002.

CTIW

CTIW is located at Ingeniero White, district of Bahía Blanca, in a lot adjacent to CPB. This CT, which consists of 6 cutting-edge dual-fuel (natural gas or FO) motor generators supplied by Wärtsilä, has a 100 MW installed power capacity, which represents 0.3% of Argentine installed capacity.

The power plant is interconnected to the 132 kV grid through a substation owned by Transba. Liquid fuel is supplied using CPB’s discharge and storage facilities, and natural gas is also supplied from this power plant's internal facilities.

Engines are high-efficiency, with a 46% performance rate. The power plant was commissioned on December 22, 2017, and in 2018 its generation amounted to 274 GWh.

CTGEBA

CTGEBA is located in Marcos Paz, in the Province of Buenos Aires. The plant began operating in 1999 and has a CC with a 674 MW installed capacity, which consists of two GTs of 219 MW each and a 236 MW ST. On the same lot, a GT with a 169 MW power capacity, known as Genelba Plus, was commissioned for service in 2009 and is currently under expansion41. The total installed capacity of the CTGEBA complex amounts to 843 MW, which represents 2.2% of Argentina’s installed capacity. From 2000 to 2018, CTGEBA’s average annual generation was 4,722 GWh, with a generation record high of 5,449 GWh in 2012, and a record low of 3,438 GWh in 2001.

CTGEBA has a strategic location, since it is one kilometer away from the Ezeiza transforming station, a WEM reference node for the supply of electricity to the country’s highest demand zone. CTGEBA's CC is sold in the spot market, whereas the Genelba Plus GT energy is sold in the Energía Plus market.

41 For more information, please see section 5.1 of this Annual Report.

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EcoEnergía

EcoEnergía is a co-generation power plant located in TGS’s General Cerri Complex in Bahía Blanca, Province of Buenos Aires. The plant, consisting of a ST with a power capacity of 14 MW, was commissioned in 2011. The plant sells electricity in the Energía Plus market. From 2011 to 2018, EcoEnergía’s average annual generation amounted to 87 GWh, with a generation record high of 108 GWh in 2018, and a record low of 20 GWh in 2011.

CTPP

CTPP is located in the Pilar Industrial Complex, in the district of Pilar, Province of Buenos Aires. Construction began in October 2016, and the plant was commissioned on August 29, 2017. The plant, which was built under SEE Res. No. 21/2016, has a total power capacity of 100 MW and is made up of 6 cutting-edge Wärtsilä engines with an approximate 43% performance rate. In 2018, its generation amounted to 192 GWh.

Natural gas is supplied through a dedicated gas pipeline which is connected with TGN’s main gas pipeline, whereas the energy is evacuated through a 132 kV line connected to the Pilar substation owned by Edenor. The power plant has storage tanks for FO, which may be used as alternative fuel.

PEMC

PEMC is located on Provincial Route No. 51, 18 km from the City of Bahía Blanca, Province of Buenos Aires. The wind farm is made up of 29 V-126 Vestas wind turbines, each with a 3.45 MW power capacity and an 87-meter hub height. It was commissioned for service on June 8, 2018, and sells its energy to CAMMESA under the RenovAr program. From its commissioning and during 2018, PEMC generated 247 GWh, with represents an approximate 50% dispatch factor.

Current Expansions

Project	MW	Equipment Supplier	Marketing	Awarded Price			Invest-ment in US$ million[1]	Date of Commi-ssioning
				Power capacity US$/MW-month	Power capacity US$/MW-month	Total US$/MWh
Thermal
CTLL	15	MAN	SEE Res No. 19/17	7,000	7	17	20	Q3 2019
CTGEBA	383	Siemens	15-Year contract in US$	20,500	6	34	350	GT: Q2 2019 CC: Q2 2020
Renewable
PEPE II and III	106	Vestas	MAT ER	n.a.	n.a.	n.a.	137	Q2 2019
Total	504						507

Note: (1) Amounts do not include VAT.

ENECOR

Pampa holds a 70% interest in Enecor, an independent power transportation company which provides operation and maintenance services, by subcontracting Transener, for 21 km of 132 kV double-triad electricity lines from the Paso de la Patria transforming station, in the Province of Corrientes. It is under a 95-year concession, which is due to expire in 2088.

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8.2    Electricity Distribution

Edenor

Edenor is the largest electricity distribution company in Argentina in terms of number of customers and electricity sold (in GWh as well as in monetary terms). It holds a concession to distribute electricity on an exclusivity basis in Northwestern Greater Buenos Aires and the Northern City of Buenos Aires, which covers an area of 4,637 square kilometers and a population of approximately 8.5 million inhabitants.

The following table summarizes Edenor’s electricity sales and customers:

Note: (1) Including 586,222 and 656,391 customers under the Social Tariff as of December 31, 2018 and 2017, respectively.

The following chart shows Edenor’s market share in 2018:

2018 Total Electricity Distribution

100% = 108,410 GWh

Source: CAMMESA and ADEERA.

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The following table summarizes Edenor’s main technical and financial indicators:

	2017	2018
Technical Information
Transmission and distribution lines (Km)	39,012	39,699
Number of clients (million)	3.0	3.0
Electricity sales (GWh)	21,582	21,172
Financial Information*
Revenue from services	39,603	55,954
Fiscal year’s results, attributable to company’s shareholders	5,081	4,297
Assets	70,882	76,992
Liabilities	43,088	46,023
Shareholders’ equity	27,794	30,969

* Annual FS figures under IFRS, adjusted by inflation, in million AR$.

Energy Demand

Edenor’s energy demand as of December 31, 2018 was 25,906 GWh, which represents a slight 0.2% decrease compared to 2017, whereas the total WEM demand amounted to 132,925 GWh, just above that recorded in 2017. The fall in demand is explained by a combination of mild temperatures, price-demand elasticity and economic activity levels.

Edenor purchased all the energy in the market at an average annual monomic price of AR$1,167.9/MWh, a price 105% higher than the AR$569.6/MWh recorded in 2017 on account of the update, as from December 2017 and pursuant to several provisions, of prices payable by the seasonal demand which the distribution companies pay to CAMMESA42. In late December 2018, SGE Res. No. 366/18 was issued, which abrogated SEE Res. No. 1091/17 and set new updates for the February - October 2019 period.

42 For more information, please see “WEM Seasonal Programming” on section 7.3 of this Annual Report.

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Evolution of Peak Power Capacity

2000 – 2018, in MW

Source: Edenor.

Commercial Management

The sale of electricity evidenced a year-on-year 1.9% decrease in 2018. The residential demand, which plays a key role in the total volume of the demand behavior (42%), experienced a 2.1% decrease compared to 2017. The commercial segment demand, which represents 16% of the total demand, decreased by 3.3%, whereas the large users, T3 and wheeling system demands, which represent a 35% share, recorded a 2.4% decrease compared to 2017.

Energy Losses

The rolling annual rate for total (technical and non-technical) energy losses reached 18.2% in 2018, experiencing an increase compared to 2017 (17.1%). Technical losses are those which are a necessary consequence of electric power transmission and distribution, whereas non-technical losses are attributable to errors in customers’ consumption metering, whether on account of theft, defective installation or metering flaws.

During the winter season, in poor homes with no natural gas network access, energy consuming homemade devices continue to be used for room and water heating purposes. The massive and simultaneous use of such devices during the winter season has generated a substantial grid power demand. Electricity theft in poor neighborhoods was the most influential factor in non-technical losses.

During 2018, it was continued the plan initiated in previous years with the purpose of putting back to normal clandestine, inactive and chronically delinquent customers, with a substantial increase in the installation of MIDE (Energy Integrated Meter) self-managed meters. In 2018, 92,902 MIDE meters were installed and, as of the closing of the fiscal year, a total 142,728 MIDE meters had been installed.

Additionally, a new type of MULCON (Multiple Concentric) grid was designed to leverage the MIDE meters functionality, enhancing invulnerability to electricity theft and, based on the good results obtained, it is being implemented in neighborhoods having a high fraud rate.

In this same line, 103,729 tariff 1 meter inspections were made, with a 51.6% efficiency. Regarding the recovery of energy, besides the customers put back to normal with MIDE meters, 3,123 clandestine customers were recovered by installing conventional meters.

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However, despite higher activity levels, the loss benchmark levels set for 2018 could not be reached, and were additionally affected by a winter with lower average temperatures and a drop in large users’ consumptions. The following chart illustrates the evolution of the annual rates for energy losses since the beginning of Edenor’s concession:

Energy Losses: Annual Rolling Rate (%)

1992 - 2018

Source: Edenor.

Service Quality Management

In March 2018 the third semester of the RTI 2017 – 2021 five-year period started, which is governed by new sub-annex IV to the Concession Agreement established in the RTI. Besides setting district- and commune-based service quality controls, a quality improvement path with increasing requirements is implemented, both regarding frequency limits and admissible times, and the cost of non-delivered energy. Additionally, an automatic penalty scheme was established so that bonuses on account of deviations from the established limits should be credited to customers within a term of 60 days as from the end of the controlled semester. The values of final penalties require the ENRE to render judgment regarding the information submitted for each semester.

Pursuant to Res. No. 198/18, the ENRE provided for 300 or 600 kWh supplementary penalties per user based on the Feeder’s Semiannual Path Factor (FSSA) and the User's Semiannual Path Factor (FSSU) as from the fourth semester of the 2017 - 2021 RTI five-year period starting in September 2018. Applicable penalties should be calculated and informed to the ENRE within a term of 120 calendar days as from the end of the control semester, and deposited in a third-party escrow account.

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The average frequency and the total interruption times during the last five years are detailed below:

Checked by Client*	2014	2015	2016	2017	2018
SAIFI (frequency)	9.55	8.93	8.67	9.02	6.94
SAIDI (hours)	33.03	26.63	25.84	27.55	22.65

* Rolling annual rate as of December of each year.

Investments

Investments made in 2018 amounted to AR$7,611 million in nominal currency and AR$8,550 in constant currency, as Edenor’s Board of Directors expressly decided to prioritize their execution to preserve the safety of the utility under concession.

In order to meet the demand, improve the service quality and reduce non-technical losses, most of the investments were used to increase the power capacity, install equipment with remote control in the medium-voltage network, connect new supplies and install new energy meters compatible with prepaid sales. Furthermore, Edenor continued making investments to preserve the environment and safety on the streets.

In comparative terms, there was a significant increase in investments in the last few years, which experienced a AR$3,474 million increase in 2018 compared to 2017. The following chart illustrates its annual distribution:

Edenor’s Annual Investments

1992 – 2018

Source: Edenor. Values expressed in nominal terms.

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Financial Debt

As of December 31, 2018, Edenor’s total financial liabilities amounted to US$219.4 million; Edenor’s debt is denominated in US$, and includes CBs maturing in 2022 and accrued interest, as well as the loan granted by ICBC in October 2017 in the amount of US$50 million. As of fiscal year 2018’s closing date, CB’s outstanding capital, net of repurchases, amounted to US$166.2 million.

As regards the ratings for CBs maturing in 2022, S&P upgraded global ratings from ‘B-’ to ‘B’ and local ratings from ‘raBBB’ to ‘raA’, both with a stable outlook. In turn, Moody’s Latin America maintained its ‘B1’ global and ‘Aa3.ar’ local ratings, both with a stable outlook.

8.3    Oil and Gas

Pampa is one of the leading hydrocarbon E&P companies in Argentina, with presence in the country’s major oil basins, from which it obtains natural gas and oil. In 2018, investments in nominal terms in this segment amounted to AR$6,468 million, against AR$4,195 million in 2017.

The following table summarizes the E&P’s main technical indicators:

	2017	2018
Technical Information*
Number of productive wells in Argentina	904	892
Average gas production in Argentina (thousand m3/day)	7,018	6,753
Average oil production in Argentina (thousand bbl/day)	7,561	5,065
Average total production in Argentina (thousand bbl/day)	48.9	44.8

* Continuing operations. Production considers 100% of Medanito La Pampa, an area serviced until October 2017, and does not consider foreign volumes.

Production

In 2018, the E&P segment’s production levels reached 44.8 thousand boe per day, 89% corresponding to gas production and 11% to oil production.

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The monthly evolution of the E&P segment’s production is detailed below:

E&P Segment’s Production*

In thousand boe/day

Source: Pampa.

Pampa’s production was 8% lower than in 2017, mainly due to the termination of services at Medanito La Pampa in October 2017, and the natural decline and the lower drilling rate in the Rincón del Mangrullo gas block, which was partially offset by production increases in the El Mangrullo gas block.

With a strong presence in the Neuquina Basin, during 2018 Pampa’s investment plan involved the drilling of 68 production and injection wells: 29 gas wells and 39 oil wells. Pampa focused its natural gas drilling activities on the Neuquina Basin, in the El Mangrullo, Río Neuquén and Rincón del Mangrullo blocks; and its oil drilling activities in the Gobernador Ayala (Neuquina Basin) and El Tordillo (Golfo San Jorge Basin) blocks.

In 2018, El Mangrullo block reached an average gas production of 2.8 million m3/day, with monthly increases from 2.6 million m3/day, and reaching its peak in December with 3.3 million m3/day, mainly due to the increased drilling activity and the performance of the drilled tight gas wells. In total, 9 wells were drilled and 8 were completed. Out of the 9 drilled wells, 7 were for tight gas targeting the Agrio and Mulichinco formations, and 2 were for shale gas targeting the Vaca Muerta formation.

Furthermore, in the Río Neuquén block, in 2018 Pampa’s average gas production reached an average of 1.2 million m3/day (corresponding to our working interest), recording peaks of 1.3 million m3/day during the winter period, mainly due to the drilling of 11 tight gas well and the works for the extension in the processing capacity in our facilities.

Regarding the Rincón del Mangrullo block, Pampa’s average gas production in 2018 amounted to 1.8 million m3/day. In 2018, 6 wells were drilled and 9 wells were completed targeting the Mulichinco formation (tight gas reservoir).

In Sierra Chata block, gas production reached 0.6 million m3/day in 2018 corresponding to our working interest, thus maintaining production levels of 2017. In Sierra Chata, investment activities are expected for 2019 as the extension of the concession experienced some delays and was finally granted in July 2018.

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Lastly, regarding oil blocks, 29 wells were drilled in Gobernador Ayala. Oil production levels in this block were similar to those in 2017, with an annual average of 0.7 thousand boe/day. Lastly, 9 wells were drilled in El Tordillo block, partially offsetting the field natural decline and reaching an average production level of 3 thousand boe/day in 2018.

Concession Extension for El Mangrullo and Sierra Chata Blocks – Province of Neuquén43

On June 18, 2018, the Province of Neuquén granted the ENIM an unconventional exploitation license over El Mangrullo block for a 35-year period. In turn, the ENIM extended its agreement with Pampa for the same period, Pampa acting as operator with a 100% interest in the block, which has a 194-km2 surface with important reserves and resources in the Agrio, Mulichinco and Vaca Muerta formations.

Furthermore, on July 27, 2018, the new 35-year hydrocarbon unconventional exploitation concession in the Sierra Chata block entered into effect. Pampa is the operator of the Sierra Chata block and holds a 45.6% stake, jointly with Mobil Argentina S.A. and Total Austral S.A., Argentina Branch, which hold a 51.0% and 3.4% stake, respectively. The Sierra Chata has an 864-km2 surface and important reserves and resources targeting the Mulichinco and Vaca Muerta formations.

Gas Export Authorization44

In December 2018 and January 2019, Pampa was authorized by the SGE to export natural on an interruptible basis for up to 2 million m3/day to Chile and 0,6 million m3/day to Uruguay, respectively, from the Río Neuquén and Rincón del Mangrullo blocks.

Exploration Activities

Pampa considers that exploration is the main vehicle for reserves replacement. In 2018, a 35-year extension was granted for unconventional exploitation concessions of El Mangrullo and Sierra Chata blocks, both blocks having a significant potential in the Vaca Muerta formation’s gas window. Consequently, the exploration of the Vaca Muerta formation started with the drilling of two pilot vertical wells in El Mangrullo block targeting shale gas, both wells with a depth of more than 2,800 m and a projected 2,500-meter horizontal branch.

Furthermore, in the second half of 2018, the Los Blancos X-2001 exploratory well was drilled in line with our commitment with the El Chirete block. On November 29, 2018, the joint venture El Chirete, made up of High Luck Group Limited and Pampa, announced the discovery of oil in Las Breñas formation, at a 2,705 m depth, where 48.3 m3 of oil at 36.6 API degrees was recovered in 15.5 hours. Based on these positive initial results, the survey stage will continue to define the final recoverable volume and, therefore, its commercial feasibility.

Finally, it should be highlighted that the exploration permits for the Río Atuel and Parva Negra Este blocks have been extended until March 13 and April 3, 2019, respectively. Furthermore, an extension for the El Chirete block has been granted until November 18, 2019. In addition, in the Las Tacanas Norte block the exploratory agreement for a term of 4 years for the drilling of 8 wells targeting the Vaca Muerta formation and other exploratory surveys entered into effect on January 4, 201945.

43 For more information, please see “Extension of Concessions” on section 7.4 of this Annual Report.

44 For more information, please see “Gas Export Authorization” on section 7.4 of this Annual Report.

45 For more information, please see “Extension of Concessions” on section 7.4 of this Annual Report.

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Reserves

Pampa estimates its reserves at least once a year. Proven reserves are estimated by the Company’s reservoir engineers. Reserve engineering is a subjective process consisting of estimating underground accumulations of hydrocarbons that cannot be precisely measured; this process depends on the quality of the available information and on engineering and geological interpretation and judgment. Accordingly, reserves estimates, as well as future production profiles, are often different from the quantities of hydrocarbons that are ultimately recovered. The validity of estimates largely depends on the underlying assumptions. Such reserves estimates were prepared according to the rules for the Modernization of Oil and Gas Reporting Presentation issued by the SEC in late 2008.

Gaffney Cline & Associates, international technical consultants, carried out an independent assessment of our reserves, auditing 83% of Pampa’s estimated proven reserves, and concluded that oil and natural gas reserve volumes subject to independent technical assessment are reasonable.

Pampa's total proven reserves as of December 31, 2018, both developed and undeveloped, are detailed below:

Pampa’s Total Proven Reserves as of December 31, 2018

100% = 130 million boe

Source: Pampa. Notes: (1) In thousand bbl. (2) In million cubic feet.

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The evolution of Pampa's proven reserves as of December 31, 2018, both developed and undeveloped, is detailed below:

Estimated reserves in the Republic of Argentina are shown before deduction of royalty payments, since royalties have characteristics similar to taxes on production and, therefore, are treated as operating costs.

As of December 31, 2018, Pampa’s proven reserves amounted to 130 million boe, 4% higher compared to the volumes recorded as of December 31, 2017, and, taking into consideration continuing operations and the 2018 production and concession extensions, the reserve-replacement ratio was 1.3. Out of proven reserves as of the closing of fiscal year 2018, 88% corresponded to natural gas.

Venezuela

In Venezuela, oil and gas production corresponding to interests in mixed companies Petroritupano S.A., Petrowayú S.A., Petroven-Bras S.A. and Petrokariña S.A. averaged 0.3 thousand boe/day, compared to the 1.3 thousand boe/day recorded in 2017.

In this line, it is informed that, as of the issuance of this Annual Report, the Company has not obtained the timely requested authorizations regarding the change in indirect control. Notwithstanding that, the Company has submitted the requested technical, legal and financial information, as well as development plans and financing proposals, to the consideration of CVP (Corporación Venezolana de Petróleo S.A.)’s majority shareholder, without obtaining a favorable answer.

Furthermore, CVP has expressed that, in view of the time elapsed, Pampa should begin a new process for the presentation of plans under the guidelines to be provided by the Ministry of People’s Power for Oil of the Bolivarian Republic of Venezuela, which have not yet been informed to the Company. Given these circumstances, Pampa has expressed to the Venezuelan Government’s authorities that it is no longer interested in submitting investment and/or financing proposals in mixed companies and that it is willing to negotiate the transfer of its shares to CVP.

Hydrocarbon Transportation

OldelVal

As of December 31, 2018, Pampa holds a 2.1% direct interest in OldelVal. Oldelval operates main oil pipelines providing access to Allen, in the Comahue area, and the Allen - Puerto Rosales oil pipeline, which allow for the evacuation of the oil produced in the Neuquina Basin to Puerto Rosales (a port in the City of Bahía Blanca) and the supply of the Plaza Huincul distillery located in the pipeline’s area of influence.

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In 2018, oil transportation from Allen to Puerto Rosales reached 20,737 m3/day, and transportation to the refineries located in the Province of Neuquén totaled an average 2,576 m3/day. The total transported volume was 24,145 m3/day, equivalent to 55.4 million bbl transported in 2018, representing a 7.2% increase compared to 2017.

In 2018, Oldelval managed to maintain uninterrupted transportation services, ensuring operational continuity and a reliable pumping system. Furthermore, planned objectives were achieved in terms of safety and investments.

8.4    R&D

The sale of the R&D segment’s assets to Trafigura was closed on May 9, 2018, a decision aligned with the Company’s decision to focus its investments and human resources on its core businesses: the generation of electricity and natural gas E&P.

It is worth highlighting that, due to its strategic and operational utility, the Dock Sud storage facility is excluded from that sale, as well as Pampa’s 28.5% stake in Refinor.

The following table summarizes the R&D’s main indicators for fiscal years ended December 31, 2017 and 2018:

	2017	2018
Technical Information*
Revenues (thousand m3):
Crude Oil	16.6	24.3
GO	811.0	344.5
Gasoline	455.0	195.8
FO, IFOs and Asphalts	297.2	138.0
Others	263.5	126.5

* For 2018, only volumes until June 30, 2018 are considered.

Dock Sud Terminal

The Dock Sud Terminal, in the Province of Buenos Aires, has an approximate storage capacity of 228 thousand m3 of light fuels and base lubricants distributed in 43 tanks. The Terminal is interconnected via pipelines with all players in the area, and has entered into agreements to operate in DAPSA and YPF piers for the reception and delivery of products transported by tankers.

On March 6, the sale of the Terminal to Raízen Argentina, a licensee of the Shell brand, was agreed46.

Refinor

Pampa has a 28.5% interest in Refinor, a company that owns the only refinery in the Northern region of Argentina and which is located at Campo Durán, Province of Salta. The nominal processing capacity of the topping unit is 25.8 thousand bbl per day, whereas the two turboexpander plants’ nominal processing capacity reaches 20.3 million m3 of gas per day.

46 For more information, please see “Sale of assets from the R&D segment” on section 7.6 of this Annual Report.

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RCD receives condensed and crude oil from the Noroeste Basin in Argentina, and natural gas from the Noroeste Basin in Argentina and from Bolivia. These operations are conducted through two oil pipelines and three gas pipelines. In 2018, the average daily processing of crude oil amounted to 6,086 bbl. In turn, gas processing reached a daily average of 15.5 million m3.

In 2012, an agreement was executed with IEASA whereby Refinor would provide compression services for the gas IEASA imports from Bolivia. This agreement was later amended to increase the gas compression capacity (up to a volume of 26 million m3/day), and to extend its term until April 2019.

Besides, Refinor operates a 1,108 km multiproduct pipeline extending from RCD (Salta) to Montecristo (Córdoba), which supplies the Banda Río Salí (Tucumán) fuel dispatch plant, and the Güemes (Salta) and Leales (Tucumán) LPG dispatch plants. In Montecristo, it connects to a YPF multiproduct pipeline which reaches the town of San Lorenzo (Santa Fe). This multiproduct pipeline, which is the most important distribution path for all liquid fuels generated in the Noroeste Basin in Argentina, transports GO, gasoline for petrochemical use, components of gasoline for automotive use, butane and propane.

As of December 31, 2018, Refinor had a commercial network of 84 GSs in the Provinces of Tucumán, Salta, Santiago del Estero, La Rioja, Jujuy, Catamarca, and Chaco. The network offers a high-performance fuel line: Premium Max (97 octanes), Super Max (95 octanes), Eco Diesel Max and Eco Diesel Premium Max.

In 2018, sales of gasoline, GO, raw gasoline and other liquid fuels amounted to 533 thousand m3, which represents a 6% year-on-year decrease. LPG sales amounted to approximately 194 thousand tons in 2018, experiencing a 7% increase compared to the previous year.

8.5    Petrochemicals

The petrochemicals segment takes part in Pampa’s vertical integration with gas operations. The Company’s goal is to maintain its position in the styrene’s market by capitalizing on current conditions and maximizing the use of its own petrochemical raw materials. Our assets’ production covers a wide range of products, such as octane bases for gasoline, benzene, aromatic solvents, hexane and other hydrogenated paraffinic solvents, propellants for the cosmetic industry, monomer styrene, rubber, and polystyrene for the domestic and foreign markets.

The petrochemicals market where Pampa competes is influenced by the supply and demand of petrochemical products in the global market, which has a strong impact on our results. Pampa is the only producer of monomer styrene, polystyrene and elastomers in Argentina, as well as the only integrated producer of goods ranging from oil and natural gas to plastics. As part of its efforts to integrate operations, it uses an important volume of its own benzene production to obtain styrene and, in turn, a substantial volume of styrene to manufacture polystyrene and SBR.

Currently, the petrochemicals segment consists of the PGSM integrated petrochemical complex, in the Province of Santa Fe, with an annual production capacity of 50 thousand tons of gases (LPG, which is used as raw material, and propellants), 155 thousand tons of aromatics, 290 thousand tons of gasoline and refined products, 160 thousand tons of styrene, 55 thousand tons of SBR, 180 thousand tons of ethyl benzene and 31 thousand tons of ethylene. This segment also includes a polystyrene plant in Zárate, Province of Buenos Aires, with a production capacity of 65 thousand tons.

As a result of the falling demand and with the purpose of optimizing business results, in April 2018 the Company decided to discontinue operations of the BOPS plant, with a production capacity of 14 thousand tons, as well as of the San Lorenzo ethylene plant, with a production of 19,000 tons/year, in January 2019.

Pampa Energia● 2018 Annual Report ● 103

The following table shows the petrochemicals segment’s main indicators for fiscal years ended December 31, 2017 and 2018:

	2017	2018
Technical Information
Revenues (in thousand ton):
Styrene (incl. propylene and ethylene)	67	64
SBR	33	26
Polystyrene (incl. BOPS)	67	50
Others	291	215
Sales Destination*
Argentina	74%	70%
Abroad	26%	30%

* Percentage calculated from sales in nominal terms.

Styrene’s Division

In 2018, monomer styrene sales totaled 49 thousand tons, a figure 6% lower than that recorded in 2017, with a 10% decrease in domestic sales associated with lower consumption, mainly in the polyester resin and emulsions market. Polystyrene sales volumes reached 46 thousand tons, experiencing a 19% decrease in domestic sales associated with the fall in the refrigeration market, and a 36% decrease in exports. BOPS sales volumes amounted to 3.2 thousand tons in 2018, 58% lower than in 2017. With the purpose of optimizing business results, the Company decided to discontinue operations of the BOPS and polyesterene plant in Zárate as from April 2018.

In 2018, Pampa sold 26 thousand tons of rubber, of which 10 thousand tons were for the domestic market and 16 thousand tons for exports. Sales volumes in 2018 experienced a 23% decrease compared to 2017, mainly on account of lower sales to tire manufacturers.

Gasoline Reforming Division

Sales of the Reforming division decreased by 25% compared to 2017 due to the lower availability of raw gasoline as a result of the closing of the Oil Combustible plant.

In 2018, octane bases and gasolines sales totaled 153 thousand tons, a volume 33% lower than in 2017, which is accounted for by a 53% decrease in domestic sales associated with the lower return of octane bases to Oil Combustibles. Sales of hexane, paraffin solvents and aromatics during 2018 totaled 52 thousand tons, which represent an 8% increase compared to 2017. In 2018, propellant sales totaled 7.6 thousand tons, experiencing a 22% decrease associated with lower production volumes.

As of December 31, 2018, Pampa’s estimated share in the Argentine styrene, polystyrene and rubber markets amounted to 100%, 92% and 80%, respectively.

Pampa Energia● 2018 Annual Report ● 104

8.6    Other Businesses

Transener

Transener is the leading company in the utility service of high voltage electric energy transmission in Argentina. It holds a concession over 14,489 kilometers of transmission lines and 57 transforming stations, and directly operates 85% of high-voltage lines in the country.

In turn, its subsidiary Transba holds a concession over 6,455 km of transmission lines and 99 transforming stations, which make up the Main Distribution Transmission System of the Province of Buenos Aires.

The following table summarizes Transener’s most relevant technical and financial indicators:

	2017	2018
Technical Information
Transener Transmission Lines (Km)	14,489	14,489
Transba Transmission Lines (Km)	6,228	6,455

Financial Information*
Revenues	9,746	9,838
Fiscal year’s results, attributable to company’s shareholders	3,848	3,055
Assets	17,717	19,869
Liabilities	7,726	8,313
Shareholders’ Equity	9,991	11,556

* Annual consolidated FS figures under IFRS, adjusted by inflation, in million AR$.

Operation and Maintenance

The extra high voltage power transmission’s grid SADI, operated and maintained by Transener, is subject to higher and higher load conditions every year. In 2018, there was a record-breaking demand for power capacity, which reached 26,320 MW, a value 2.7% higher than the record peak for the year 2017 (25,628 MW).

Despite the great number of power grid requests, in 2018 service quality has been wholly acceptable for the values required from a company like Transener, which ended the year with a rate equal to 0.35 failures per each 100 kilometer-line, consistent with international parameters accepted for companies which operate and maintain extra high voltage transmission systems. The following chart shows the failure rate for the service provided:

Pampa Energia● 2018 Annual Report ● 105

Failure Rate

(Rate per each 100 km of lines)

Source: Transener.

Investments

During 2018, Transener made investments in the amount of AR$2,272 million47. The following chart illustrates its annual distribution:

Transener’s Annual Investments

In million AR$, 1999 - 2018

Source: Transener. Values expressed in nominal terms.

47 Amount in nominal terms.

Pampa Energia● 2018 Annual Report ● 106

Business Development

Engineering Services –Works

Regarding power grid expansion works, Transener has focused its activity on those works in which it has competitive advantages, prioritizing the works to be executed on the 500 kV and 132 kV systems.

The development of an important work program for replacing equipment and installing new reserves within the transmission system has entailed the demand for other services, such as the preparation of bidding documents, feasibility studies, the implementation of power generation and demand monitoring systems (DAG and DAD systems), and the testing and commissioning of transforming stations. Transener’s technical team extensive expertise has been a key factor in the customers’ decision to entrust it with the performance of critical works. Bidding documents for the expansion of the transmission system under the RenovAr I and II Programs, as well as other expansions to be executed by different WEM agents, have been prepared. Among the most important projects, we can mention expansion works in the 25 de Mayo ET, Viborata ET, Ezeiza ET and Ramallo ET, as well as 132 kV extension works for power input from wind farms.

Power Transmission-Related Services

Operation, maintenance and other services, such as specific testing hired by private customers owning transmission facilities for both private and public use (independent transporters and international transporters) have been provided since the creation of Transener.

Among the works performed by Transener, we can mention the replacement of bushings, the performance of oil analyses, diagnostic trials, OPGW repairs, and FO connections in repeater junction boxes, the cleaning of isolators, measurements of electric and magnetic fields, automation implementation, maintenance of lines and equipment in transforming stations, among others.

All service agreements include provisions to maintain actual values for Transener’s remuneration; and most agreements have been uninterruptedly renewed since their commencement, which confirms the quality of the service provided by Transener and the level of satisfaction of its clients.

Communications

In 2018, Transener continued providing infrastructure services to several communications companies, including the assignment of dark fiber optics to its own system (Line IV), and the rent of space in microwave stations and in their antenna-supporting structures. The growing demand from mobile communication companies has led to a significant increase in revenues both in terms of volume and better prices involved, also offering internet services to wind farms. Besides, Transener continued providing support services for operational communications and data transmission to WEM agents.

Financial Situation

In 2018, Transener and Transba’s financial surpluses were managed on a prudential basis by means of different instruments available in the market to maximize the portfolio yield and hedge Transener and Transba’s foreign-currency denominated liabilities through an optimal combination of currencies. In this sense, foreign-currency investments reached a level which allowed to minimize the negative effect of the depreciation of the AR$, mainly as regards obligations resulting from the financial debt.

As of December 31, 2018, the consolidated financial debt amounted to US$98.5 million as principal, corresponding exclusively to Series 2 CBs at a 9.75% rate. Since these bonds are fully redeemable in August 2021, there is no additional financial debt maturing before that date.

Pampa Energia● 2018 Annual Report ● 107

Regarding Transener’s risk rating, in 2018 S&P maintained its ‘B’ global and ‘raAA-’ local ratings, both with a stable outlook.

TGS

TGS is the most important gas transportation company within the country, and it operates the largest pipeline system in Latin America. It is also a leading company in the production and commercialization of NGL for both domestic and export markets, conducting this business from the General Cerri Complex located in Bahía Blanca, Province of Buenos Aires. TGS also provides comprehensive solutions in the natural gas area and, since 1998, it has also landed in the telecommunications area through its controlled company Telcosur. As of December 31, 2018, Pampa holds a 25.5% indirect interest in TGS through CIESA.

The following table summarizes TGS’s main technical and financial indicators:

	2017	2018
Technical Information
Gas transportation
Average firm capacity contracted (in million m3 per day)	79.1	81,7
Average delivery (in million m3 per day)	66.0	69.6
Production and commercialization of liquids
Total liquids production (in thousand ton)	908.9	1,063.1
Gas processing capacity (in million m3 per day)	47.0	47,0
Storage capacity (in ton)	58,988	58,988
Financial Information*
Revenues	19,953	34,063
Fiscal year’s results	5,751	11,416
Assets	44,853	61,943
Liabilities	19,574	30,998
Shareholders’ Equity	25,279	30,945

* Annual consolidated FS figures, adjusted by inflation, in million AR$.

Description of Business Segments

Regulated Segment: Gas Transportation

In 2018, revenues from this business segment amounted to AR$15,462 million, showing a 107% increase compared to the AR$7,456 million recorded in 2017, in real terms. This increase is mainly due to: (i) the full entry into effect of the tariff increase resulting from the RTI, granted by ENARGAS Res. No. 310/18 and effective as from April 1, 2018, (ii) the increase granted under ENARGAS Res. No. 265/18 as from October 1, 2018, and (iii) to a lesser extent, improved margins in the NGL segment, both in terms of prices and sold volumes, which was partially offset by the restatement of FS48.

48 For more information, please see section 7.11 of this Annual Report.

Pampa Energia● 2018 Annual Report ● 108

Revenues from this business segment result mainly from firm natural gas transportation agreements, whereby the gas pipeline capacity is reserved and paid for regardless of its actual use. Besides, TGS provides an interruptible service, where the transportation of natural gas is subject to the gas pipeline’s available capacity. Furthermore, TGS provides operation and maintenance services for assets allocated to the natural gas transportation service for the expansions fostered by the Federal Government and held by trusts created to such effect. For this service, TGS receives from customers with incremental natural gas transportation capacities the CAU established by ENARGAS, which remained unchanged since its creation in 2005 until its first update in May 2015.

In 2018, the daily average injection of natural gas into the gas pipeline system operated by TGS amounted to 69.6 million m3/day, a volume 5.8% higher than in fiscal year 2017. In this scenario, TGS’s gas pipeline system was fairly responsive to meet demand needs.

In the commercial area, in 2018 TGS participated in two firm transportation tenders allowing for the allocation of 305.5 thousand m3/day of remaining capacity in the Neuquén - Greater Buenos Aires route, as well as the allocation of the incremental capacity obtained through the execution of certain adaptation works in the General San Martín gas pipeline, equivalent to 271 thousand m3/day in the Tierra del Fuego – Buenos Aires route. The firm transportation service was commissioned on January 1, 2019 for a 35-year term.

Non-Regulated Segment: Production and Commercialization of NGL

Unlike the gas transportation business, the production and commercialization of NGL is not regulated by ENARGAS. In 2018, this segment’s revenues accounted for 48.8% of TGS’s total revenues. Revenues from sales in the NGL production and commercialization segment reached AR$16,627 million in the fiscal year ended December 31, 2018 (AR$11,174 million higher than those recorded in 2017). The main reason of the increase in revenues was the effect of the exchange rate on US$-denominated sales, which was partially offset by the restatement of the FS.

NGL production and commercialization activities are conducted at the Cerri Complex, located close to the City of Bahía Blanca, which is supplied by all of TGS’s main gas pipelines. Ethane, propane, butane and natural gasoline are recovered at this industrial complex. TGS sells NGL to both domestic and foreign markets. In the domestic market, propane and butane are sold to reseller companies. In the foreign market, the sale of these products and natural gasoline is made at current international market prices. On the other hand, ethane is sold to Polisur at a price agreed by the parties49.

During 2018, the production of NGL amounted to 1,063,057 tons (17% higher than in 2017), reaching the highest level since 2006. This was mainly due to the higher levels of natural gas reaching the Cerri Complex for its processing and the larger number of ethane tons produced. Moreover, in 2018 no production restrictions were recorded during the winter period on account of the higher supply of domestic gas from unconventional gas developments.

The dispatched volumes are detailed below:

Dispatched Volume (in ton)	2017	2018
Ethane	282,850	396,772
Propane	320,748	303,776
Butane	236,521	237,167
Natural gasoline	121,384	120,031
Total dispatched volume	961,503	1,057,746

49 For more information, please see “Long-term ethane sales agreement” on section 7.5 of this Annual Report.

Pampa Energia● 2018 Annual Report ● 109

In 2018, average sales prices of propane, butane and natural gasoline for export experienced 8%, 1% and 26% increases, respectively. However, as from November and as a result of excess inventories and geopolitical conflicts among producing countries, prices have experienced sharp falls.

Furthermore, on September 3, 2018, PEN Executive Order No. 793/18 (later amended by PEN Executive Order No. 865/18) set a AR$4 withholding on each exported US$, with a maximum 12% rate, for all Common Mercosur Nomenclature goods, including, but not limited to, products exported by TGS50.

TGS has managed to optimize business margins as a result of the coordinated efforts by its different areas, thus meeting production and sales objectives. It is worth highlighting that TGS has entered into agreements for the export of NGL for the 2018/2019 summer period which not only allow for an improvement in prices compared to the expired agreements, but will also bring short-term certainty for the sale of these products. Furthermore, TGS makes inland transport exports via trucks to Chile and Paraguay. Even though volumes exported under this modality are lower than those exported by sea, they have grown in the last few years, which allows TGS to capitalize on a higher operating margin.

In the domestic market, during 2018 TGS continued participating in different programs developed by the Government for the supply of propane and butane at prices lower than market prices. This is the case of the Household Gas Bottles’ Program and the Propane for Grids Agreement, whereby the SGE issued a set of resolutions to regulate the price of sold propane. As in previous periods, under the Household Gas Bottles’ Program TGS is obliged to sell these products at prices ostensibly lower than market prices, which, under certain conditions, results in negative operating margins. Furthermore, as a result of the participation in these programs, the Federal Government had to reimburse to TGS an economic compensation denominated in Argentine pesos, which was collected with delays.

As regards ethane sales, on September 6, 2018 and with retroactive effects to May 1, 2018, TGS concluded negotiations with Polisur and executed a sales agreement which will be effective for a term of 10 years. Thanks to this agreement, prevailing sales conditions have remained in effect until renewal. This agreement not only guarantees the supply of this product to the only customer for ethane production in Argentina, but also allows the company to derive sales margins in line with those obtained in the last few years. This agreement sets forth commercial guidelines in keeping with those stipulated in the previous agreement, and introduces improvements guaranteeing an increase in sales volumes for TGS, which will be gradually implemented during the first 5 years of the agreement’s term. In 2018 and on account of a very competitive price offer for incremental tons made by TGS, 396,772 tons of ethane were supplied to Polisur, reaching a record daily delivery of 1,352 tons.

Furthermore, the portfolio of logistic services provided from the Puerto Galván facilities continues growing. In 2018, thanks to the works performed in the Cerri complex and the port facilities, TGS continued selling LPG by inland transport, dispatching approximately 12,080 trucks with a total 272,672 tons of own products, compared to approximately 12.353 trucks for a total 279,040 tons dispatched during fiscal year 2017 as a consequence of a warmer winter.

As regards natural gas prices, measured in US$, acquired as RTP for processing in the Cerri Complex, even though they recorded a decrease in the last quarter of 2018 due to the increase in the available natural gas supply, in 2018 the average price was slightly above that recorded in fiscal year 2017, mainly on account of the increases set by the Federal Government in the natural gas price within the PIST until September 2018. Furthermore, during the first months of 2018, there was a strong competition in the purchase of gas with the power generation segment.

50 For more information, please see “New export duty” on section 7.5 of this Annual Report.

Pampa Energia● 2018 Annual Report ● 110

Sales of Natural Gas Liquids by Destination Market

In Thousands of Tons, 2013-2018

Source: TGS.

Non-Regulated Segment: Other Services

The other services segment is not regulated by ENARGAS. TGS provides midstream services, which mainly consist of treatment, impurity separation and gas compression. These services may also include gas extraction and transportation in the fields, construction services, inspection and maintenance of compression plants and gas pipelines, as well as steam generation services for the production of electricity. This segment also includes revenues from telecommunication services provided through its subsidiary Telcosur.

This segment represented 5.8% of TGS’s total revenues in 2018, and revenues from sales have experienced an increase mainly on account of the growth of natural gas compression and treatment services, as well as, although to a lesser extent, higher operating and maintenance services, the effect of the exchange rate on sales denominated in US$, and engineering services provided during fiscal year 2018.

In 2018, the Province of Neuquén awarded TGS the necessary concessions for the building of a 147-km gathering gas pipeline with a total transportation capacity of 60 million m3/day, which will include a treatment plant in the town of Tratayén with an initial capacity of 5 million m3/day, expandable in consonance with the increase in gas volumes transported through the Vaca Muerta formation, and allowing for the transportation and conditioning of extracted natural gas into the gas pipeline system currently operated by TGS51.

TGS will invest approximately US$250 million towards the startup of this transportation and conditioning capacity. As of the issuance of this Annual Report, the associated works are in the execution stage, and commissioning will take place in stages from the second quarter of 2019 to the fourth quarter of the same year.

This business segment is particularly important for TGS in view of the role it has decided to play in energy development in Argentina. Therefore, as of the date hereof TGS has a portfolio of projects under assessment which will contribute to the development of unconventional resources in Vaca Muerta, including the following:

51 For more information, please see “Midstream project in Vaca Muerta” on section 7.5 of this Annual Report.

Pampa Energia● 2018 Annual Report ● 111

•         The execution of a Memorandum of Understanding with Excelerate Energy LP for the joint assessment of a liquefaction project in the City of Bahía Blanca, Province of Buenos Aires, Argentina;

•         The construction of a gas pipeline with an extension of more than 1,000 km to allow for the transportation of natural gas from Vaca Muerta to the North of the Province of Buenos Aires; and

•         The expansion of the above-mentioned conditioning plant located in the town of Tratayén, with the possible installation of a natural gas processing plant and all necessary facilities.

Regarding telecommunication services provided by Telcosur, in 2018 several agreements were entered into which allowed for an increase in the sold capacity and a consolidation of these operations.

Pampa Energia● 2018 Annual Report ● 112

9.     Human Resources

At Pampa, we work with passion and enthusiasm. Guided by our values, we strive for excellence and continuous improvement to meet the market demands and continue growing on a daily basis. The Company supports several practices aimed at human resources training, development, attraction, loyalty and management, thus creating a favorable work environment to achieve organizational results.

In 2018, the strategy of the Human Resources Department was oriented towards furthering integration throughout the Company; boosting cultural transformation by reinforcing values such as agility, teamwork, efficiency and safety; taking a close look at talent quality and development; maximizing efficiency in administration and management systems; and enhancing productivity by maintaining work relationships based on respect for people and a positive work environment.

9.1    Recruitment and Selection

At Pampa, we encourage internal development. Therefore, whenever there is a vacancy, we first make an internal survey looking for the proper profiles to cover it. In case this is not feasible, we conduct an external market search looking for candidates who not only have the necessary technical profile, but also the skills profile fostered by the Company. We find it essential that employees should feel comfortable with Pampa’s culture and play a leading role in it.

9.2    Professional Practice / Internships

In 2018, the Company continued conducting professional practices jointly with technical schools so that students should get acquainted with the professional and work environment. This practice has allowed students to take part in selection processes for positions similar to actual professional functions, and some of them were finally hired by the Company.

9.3    Human Resource Planning

At Pampa we develop this process by conducting a professional analysis of our employees, taking into consideration their academic and work experience background, their career within the Company and performance assessments, so as to have profiles aligned with each business’ needs.

9.4    Compensation and Benefits

Pampa’s policy on Compensation and Benefits is based on ensuring external competitiveness and maintaining in-house equity. In this line, at Pampa we work with different surveys which allow us to adjust our benefit packages and wage structure to those offered in the market. In 2018 the Company granted increases equivalent to those offered by the labor market to personnel not subject to collective bargaining agreements, and salaries were adjusted according to collective bargaining agreements for unionized employees.

Pampa Energia● 2018 Annual Report ● 113

9.5    Trade Union Relations

Throughout the years, Pampa has developed a relationship channel based on dialog and constructive negotiation with unions from the different industries where it operates, thus strengthening a consolidated liaison which allows us to anticipate joint work in order to face constant challenges and context changes, both at the social and economic level.

In 2018, we have actively participated in business chambers conducting labor and conventional negotiations, both at national and regional levels, and have monitored negotiation processes of our subsidiaries.

9.6    Staff Management

In 2018, we continued consolidating our communication channel (NEXO) in our daily management: this channel aims to establish a permanent contact at the service of our internal customers to be able to answer their concerns and meet their needs.

As regards medical coverage, we have started the voluntary unification process for CTLL, CTG, HIDISA and HINISA’s Staff Not Covered By Collective Bargaining Agreements. During the first semester of 2019, we will conduct the same process at CPB and at the Pampa Building.

As regards projects, we have launched and developed the first stage of Success Factors (Employee Central module) and Payroll Consolidation. This last project will allow for a more functional and efficient payroll and accounting records’ operational management as from its implementation in 2019.

During the course of 2019, we will continue incorporating other technological tools into our processes to foster a greater information exchange with our employees within the framework of more agile and effective processes, such as the implementation of the digital payslip, and the working hours’ control management in our power plants following the installation of the LENEL system by these plants’ Assets Security area.

9.7    Training and Development

Aiming to accompany the development of our employees, during 2018 we developed different training programs, including the following:

•         Pampa Skills Development Program, targeted at all our Company’s assets, in onsite and virtual formats, reaching approximately 400 employees from professional, administrative and technical levels, who were trained in six competencies of our model by means of different modules involving training and experience-based activities; and

•         Leadership Development Program, which consisted of the training of all Pampa leaders, arranged in three groups: Managers, Heads and Supervisors. This program was conducted locally in each of the assets. In total, more than 380 leaders took part in these initiatives, with the investment of more than 130 hours in training, and more than 500 hours of coaching for Managers.

Furthermore, we accompanied the academic training of employees who participated in Master Degree and Specialization Programs, and we organized technical training courses and participated in congresses, both locally and abroad.

Pampa Energia● 2018 Annual Report ● 114

9.8    Internal Communications, Working Environment and Culture

Pampa’s culture is based on an integrated, professional and flexible model which articulates diversity and integrates our values, practices and objectives. In 2018 we conducted several actions focused on consolidating integration and the values of Pampa’s culture through:

•         The definition of an internal communication strategy based on a Cultural Integration Plan providing us with a common channel for all messages transmitted through corporate and business campaigns, and Human Resources actions;

•         The performance of onsite communication events to foster and drive cultural change: Family Day at Pampa (employees’ relatives visits to offices and plants), Integration Space - Floor 13 (creation of common use areas to generate encounters and new conversations), Leaders’ Community (direct exchange and communication meetings with partners), among others; and

•         The administration of the 1st Survey on Organizational Environment, which constituted an important milestone for the Company as it evidenced our commitment with listening to all our employees’ views and working together in short-, medium- and long-term actions. The survey was administered by the Mercer consulting firm using the Mercer|Sirota tool, which guaranteed the confidentiality of results and allowed for report generation and interaction for the later analysis of results. The survey was anonymous, confidential and optional, 100% online and mobile-device compatible for the entire population. An 80% participation level was reached Company-wise, with an 84% commitment level.

Pampa Energia● 2018 Annual Report ● 115

10.  Corporate Responsibility

At Pampa, we understand Corporate Social Responsibility as a strategic comprehensive management model applicable to our business, our activities and relationships with all our stakeholders. We develop our social investment actions and programs jointly with the Foundation. With a strong commitment to society, which goes beyond energy demand satisfaction, we develop programs contributing to people’s quality of life improvement and strengthening the capabilities of organizations in the communities where we have a presence.

In 2018, we continued reinforcing our social investment and community-bonding strategy through three main working areas: education and professional training, corporate social responsibility in our assets, and corporate volunteering.

10.1  Education and Professional Training

We believe that education is the key to development and social and labor market inclusion. Under the programs developed by the Foundation, we seek to provide equal opportunities to children and young people in vulnerable situation throughout the country and to accompany students and institutions along their educational paths.

Primary Level

Since 2011, we have sought to arise and spark an interest for science in students with the Energy Researchers Program, creating awareness on the responsible use of energy in different public institutions.

During 2018 we worked together with the National University of Comahue to update the course design and contents, which were provided to teachers so that they may work with their students. Topics are associated with different phenomena related to energy, its sources, efficiency, and benefits associated with the different types of energy.

Secondary Level

Professional Training Programs aim to accompany students along each stage of their academic training comprehensively so that, once this training process is completed, young students may become trained professionals who are qualified to integrate in the labor world.

On the one hand, we support the completion of technical secondary studies by accompanying and providing opportunities to young students during the last three years of Secondary Technical School so that they may complete their studies and develop their life project, instilling in them the importance of education as an essential tool to improve their living conditions. In 2018 we accompanied 899 students.

On the other hand, since 2013 and with the assistance of the Human Resources area, we have been working on the implementation of professional practices for students attending the last year at technical schools of communities close to our assets. In 2018, 251 students from 31 technical schools participated in the program, of which 189 are grantees at secondary level of the Foundation.

Pampa Energia● 2018 Annual Report ● 116

College and University Level

With the purpose of fostering educational equity through higher education, we provided support for professional development by offering financial grants and tutoring so that young students of engineering or other college courses associated with our business may have possibilities for development, thus advancing their education and future employability.

In 2018, we accompanied a total of 13 college students and 209 university students throughout the country, attending more than 20 colleges and universities in our communities. We also accompanied 33 employees’ children attending or willing to start attending an engineering or an associated course of studies at universities.

Additionally, we have supported the supervised professional practices program, which seeks to provide work development opportunities to grantees attending studies associated with our business and need to complete a 200-hour practice to get a university degree. In total, 7 students, accompanied by 7 voluntary tutors, completed their professional practices at CPB.

Professional Level

Fourth-year and above university students sponsored by the Foundation have the opportunity to join the Company through an internship program. Throughout 2018, 14 university grantees have made internships in our assets to have their first work experience, 3 of them at the Pampa Building, 1 at CTG, 2 at CPB and 8 at Edenor.

We conduct several employability workshops so that high school students in their senior year may have access to necessary tools to join the labor world: CV preparation, individual and group interviews, and first employment search counseling.

Furthermore, jointly with professionals from Edenor and CTGEBA’s Human Resources area, we have conducted five First Employment and Job Placement workshops for 106 grantees and students of 7th year of technical schools. Furthermore, jointly with the AceraRSE group, we have participated for the second year in a workshop for 400 students in their senior year of secondary schools of Zárate and Campana.

10.2  Corporate Social Responsibility in Our Assets

We seek to strengthen our bond with the communities where our assets are located with the commitment to contribute to the social, economic and environmental development, improving the life quality of our employees and their families, as well as the community.

In 2018, the Company continued consolidating Corporate Social Responsibility Committees with the purpose of planning and developing sustainable local management programs, aligned with the values of each business, the Company and the community. We currently have 8 committees in place with the participation of 100 voluntary employees. In 2018 we conducted 37 work meetings, 26 projects were submitted, out of which we have already developed 11, and we expect to move forward with the remaining ones in 2019.

The actions and programs developed by our assets are focused on different work areas, based on needs identified by the committees through permanent dialog with each of our communities.

Pampa Energia● 2018 Annual Report ● 117

Open Doors Program

To contribute to the training of students of all the different educational levels and awake interest in the energy sector, we organize tours and visits to our plants so that neighbors may get to know Pampa’s productive processes, facilities and working methodology.

Volunteer guides have invested a total 389 hours to open the doors to the community and explain power generation processes at Pampa. A total 1,802 people were guided by 66 employees in our assets, including CPB, CTG, CTGEBA, CTLL, CTPP, HIDISA, HINISA, the Dock Sud terminal and the PGSM Petrochemical Complex, among others.

Local Efforts to Improve Infrastructure

We have launched the ‘Mucho Más que una Compu’ (More than just a computer) campaign, under which in 2018 we donated 281 desktops and 121 laptops set up by the Company’s IT team to 32 social organizations, schools, community centers and other public welfare organizations of the Provinces of Buenos Aires, Mendoza, Salta and Neuquén.

Furthermore, under the educational project sponsored by the Department of Schools of the Province of Buenos Aires called ‘Red de 2.000 Escuelas para el Aprendizaje’ (2,000 Schools Network for Education), we supported educational development through school infrastructure public policies based on the refurbishment of buildings to provide a dignified and functional space for the proper development of educational projects in the 8 schools covered by the project, prioritizing schools which had a previous relationship with the Pampa Group in Pilar, La Matanza, Morón, San Miguel and Marcos Paz.

Productive Chain Programs

The Productive Chain program, coordinated by the Chamber of Commerce, Industry and Services of San Lorenzo, trains 7th grade students on the productive processes of the San Lorenzo Industrial Area and its importance for the development of our country, by theoretical and practical lectures given by volunteers during tours through industrial plants.

In 2018, we offered 6 lectures for 150 students and 17 teachers from 4 schools in the area, thus enhancing the program’s total impact, which reached 2,000 students in the area.

Environmental Protection

Jointly with other leading companies operating in the districts of Zárate and Campana, we are members of the AcercaRSE group for sustainable development. We have conducted the ‘La Basura Sirve’ (Garbage Is Useful) program since 2012, and in 2018, 5,000 children from 11 schools in Zárate and Campana took part in this program.

On the other hand, in support of the Municipality of Bahía Blanca’s environmental efforts in its green locations project, we donated a mobile recycling station for its recycling and awareness programs.

Moreover, under an agreement with the Argentine Association of Wind Power (AAEE), the Foundation and Vestas Argentina have jointly donated a low-power 350 W wind turbine to Rural School in the town of Calderón, which supplies sustainable electric power to Rural Kindergarten No. 4 and Rural Primary School No. 6 in Calderón, District of Coronel Rosales.

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Promotion of Healthy Habits

We accompanied the sports development of girls aged 6 – 17 from Morón through the Solidarity Hockey Clinic led by Fernando Ferrara, former coach of the Italian Selection, and Argentine players Tiago Sacchetti and Pipo Sarto, at Club Ciudad de Buenos Aires, in the first Argentine Hockey Forward Tournament.

On the other hand, jointly with the Health and Human Resources team, the first Workshop on Addictions was organized for employees of our Neuquina Basin assets and their families, with the attendance of more than 50 employees and their families.

Furthermore, a group of volunteer yogini masters offered yoga classes on all Wednesdays throughout 2018, with a total of 50 hours of classes, to 195 employees of the Pampa Building, as well as two workshops on emotional intelligence for 60 university grantees of the Foundation and Company’s employees.

10.3  Pampa’s Volunteering Actions

We are convinced that employees are our best asset, and we believe that each of them can commit their energy and knowledge to the service of those needing them most. That is why we launched the ‘Pampa Volunteering’ program, a participative space for all employees willing to engage in actions of solidarity in their communities.

By channeling these actions through Corporate Social Responsibility Committees, we generate a space for involvement and coordination of actions reflecting the volunteers’ interests and addressing the bond between the asset and its community.

Throughout 2018, we performed 69 volunteering activities with the participation of 1,034 employees, with volunteers dedicating more than 18,600 hours to help other people.

A Christmas Eve for Everyone

Every December 5, as part of the celebration of the international volunteer day, we performed ‘A Christmas Eve for Everyone’ action under the motto ‘a minute of your time, everyone's commitment’. The purpose of this action, replicated in all our assets, is that families in need in our country receive, together with our best wishes, a gift box with products they can share for a complete holiday season dinner. In 2018, we donated 1,000 Christmas gift boxes which reached approximately 4,000 people in our country.

Together against Cold Weather

The Together against Cold Weather campaign was a comprehensive proposal fostered by the Province of Buenos Aires to assist homeless people. At the Pampa Building we performed several actions in coordination with Fundación Sí and the Haciendo Lío organization: Hands On Cooking Pots, On-Street Assistance In Cold Weather, Solidarity Wardrobe and the delivery of donated items. In Bahía Blanca, the focus of the Campaign against Cold Weather was the donation of winter clothing by all employees to the ENVION organization and School No. 40 of Saladero Neighborhood.

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Children's Day

We celebrated Children’s Day in several business units by delivering toys, sweets and entertainment for kids at kindergartens, health centers and soup kitchens. We also accompanied this celebration of childhood with the Family Day at Pampa, where Pampa Volunteers assembled 17 bicycles that were donated to 5 grantees of the Foundation, as well as to 9 organizations and institutions from the communities where we operate.

Accompanying Our Communities

Together with our supplier HUSAL, we celebrated the 133th anniversary of Ingeniero White together with its community, and 4 CPB’s volunteers received students from School No. 40 of Saladero Neighborhood and School No. 21 of Boulevard, to enjoy the ‘Voces en el Tren’ (Voices in the Train) theater play in a recreational activity at the power plant.

Furthermore, San Rafael’s volunteers installed the lighting for the sports area of the Automotive Mechanics Vocational Training Center and the Pascual Iacarini School, which was in poor condition, thus adding more value to a community space and reaching more than 800 young people who play different sports there.

As a year closing activity, volunteers from the PGSM Petrochemical Complex set their hands to the recovery and improvement of a festive area at Hogar Anide, an institution devoted to the protection of neglected or at-risk young people. The transformation of this space into a festive area was made possible by the two-day commitment of more than 30 volunteers.

Activities to Improve Educational Quality

High school grantees of the Foundation joined CTGEBA, the Dock Sud Terminal and other assets’ volunteers to enhance creative play in neighboring educational institutions through educational games, interactive murals and wooden furniture. Also, games in poor condition were removed and repaired by CTGEBA’s volunteers and later donated to Paraje La Colorada Rural School, together with a wooden house built by them. In total, 77 volunteers took part in this initiative.

Under the Proyectar Program, in 2018 we provided a space for 35 students attending the 5th- and 6th-year at school and 4 PGSM teachers, where corporate volunteers visited schools to give lectures on employability and real-life testimonies on professional careers.

Furthermore, to promote schooling completion, we provided support and counseling to 4 contractor employees at Pampa Building so that they may successfully complete their studies. Our professionals offered lectures and workshops, placing their knowledge at the service of other people, both at the Oil & Gas Patagonia 2018 event and in lectures for students at Jauretche University.

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11. Information Technology

In 2018, the Systems, Applications and Products (SAP) was updated to the latest functional version, with the migration of its database to the HANA standard. This provided more agility for the configuration of new functionalities, as well as a substantial improvement in processing times. Furthermore, several projects were implemented in line with each business segment.

In the power generation business, a control panel was implemented for the follow up of business strategic initiatives and indicators, as well as a monitoring and follow-up tool for works associated with the expansion and construction of new assets. Furthermore, several confined space inspections were performed with the use of drones.

At CTGEBA, a predictive maintenance system was developed based on the analysis of turbine vibrations, and this system is expected to be implemented in other assets to attain higher efficiency. The technology used at the Headquarters’ dispatch room and CTGEBA’s operating room was refurbished, and a new operating and monitoring room was equipped for the Bahía Blanca’s wind farms.

In the E&P business, a cutting-edge room was equipped at Headquarters for the remote monitoring of fields’ activities, and a panel was developed, which provides real-time access to production information of each well from mobile devices.

On the other hand, a control panel was implemented to optimize the wells’ closing process, and generate drilling and completion reports. Furthermore, a Geosteering solution was implemented to follow up geological, petrophysical and geophysical properties during drilling, allowing for an optimization of the target area.

In corporate areas, in the case of the Human Resources Department, the SAP SuccessFactors functionality was extended in the compensations and performance modules, and the implementation of the Learning and Employee Central modules was launched. For the Procurement Department, SAP Ariba was implemented for the purpose of improving efficiency in the management of purchase transactions and achieving real-time collaboration with suppliers to streamline negotiations. Furthermore, in the Legal Department, MyBIG was implemented as a legal management and collaborative work platform, and the migration of files was performed.

On the other hand, SAP BPC was implemented as the corporate consolidation platform, and budget preparation and follow-up processes were streamlined through the development of customized applications. Furthermore, the institutional website and a volunteering actions site for the Foundation were created.

Finally, as regards information security, a vulnerability analysis was conducted to detect risks for the E&P and Power Generation plants’ control systems. Based on the gathered information, a gap analysis was conducted in respect of the best practices in the industry (NIST 800-82, NERC 1300, ISA99/IEC62443, ISO 27001), and a remediation plan was launched which will be completed in 2020.

Furthermore, with the purpose of raising our employees’ awareness on risks associated with information security, promoting the responsible use of the Internet and strengthening cybersecurity aspects in technical areas, an information security awareness program was conducted. The program closed with the Information Security Week event, where several workshops and lectures on the topics covered throughout the year were organized.

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12.  Quality, Safety, Environment and Labor Health

Pampa considers that economic progress will only be sustainable to the extent performance is attained through the implementation and improvement of a management system committed to all stakeholders: shareholders, customers, employees, community, suppliers and control bodies, with a focus on quality, personal health and safety, environmental care and energy efficiency.

With the purpose of reaffirming this vision, in 2018 Pampa implemented the new QSELH policy, which was issued in 2017 and is applicable to all its business segments. This policy makes an integral part of its management system and operates at all levels of the organization through the setting and follow-up of objectives and goals, furthering projects, plans, programs, trainings, audits and assessments. The QSELH policy is deployed through guidelines which establish good practices, create a common identity, point the way forward to improve QSELH performance, and enable the Company to be a safe, reliable, high-quality and eco-efficient company which optimizes its resources and contributes to the quality of life of its employees and the community welfare, guaranteeing at all times compliance with requirements set by national, provincial and municipal entities, control over different hazards and issues, and impact and risk minimization.

The internal dissemination of these guidelines throughout all the businesses by fourteen leaders’ workshops concluded in 2018, and the first assessment and improvement cycle was launched in the assets to leverage its progressive implementation. CTG, CTGEBA, CTP, HIDISA, HINISA, HPPL, and the Zárate and PGSM plants were assessed. These assessments allowed for the identification of improvement opportunities, which were used as a reference to plan actions in each of the assets for the year 2019.

Furthermore, in 2018 Pampa continued advancing management programs in all its operations by allocating important resources, both at the corporate and asset level, to staff training; besides, it furthered the development and strengthening of Pampa’s culture in QSELH aspects through an integrated and aligned QSELH management.

12.1  Quality

Pampa furthers its management quality using international ISO standards and the National Quality Prize model as references, seeking continuous improvement in all its activities. The main methodologies applied for quality management are certified management systems, standards, anomalies and audits’ management, and improvement teams.

In 2018, all Pampa assets maintained their third-party certifications from the Argentine Accreditation Organization under ISO 14001 (environmental management), and OHSAS 18001 (occupational health and safety management) standards. The Generation, Downstream and Petrochemicals segment’s assets are certified under the ISO 9001 standard, and, specifically, CTGEBA has also been certified under the ISO 50001 (energy management) standard. Pursuant to the implemented model, external audits are conducted on an annual basis to guarantee adherence to the requirements of the above-mentioned international standards. Furthermore, each asset has a management program in place which promotes continuous performance improvement.

During 2018, Pampa successfully completed the Certification Program under these standards, thus demonstrating the efficiency in reaching the set goals and its commitment with customers, suppliers, shareholders, employees and the community. The program includes internal and external maintenance audits and re-certifications, as well as the implementation of new certifications. External audits were conducted by renowned institutions such as TÜV Rheinland, IRAM and Bureau Veritas. Internal audits were conducted by qualified Pampa staff. Furthermore, in 2018 we completed the upgrade of ISO 9001 (quality management) and ISO 14001 (environmental management) standards under their new 2015 versions in all our operations. Furthermore, in 2018 we certified the management system under three standards (ISO 14001, 9001, 18001) at CTPP, inaugurated in August 2017.

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In 2018, the Company continued the Standards Management, updating according to each need, and strengthened its Anomalies Management, with a special emphasis on the handling of anomalies resulting from forced operational downtimes aiming to promote quality throughout the organization on a daily basis. These processes are operated through applications developed in the SharePoint technological environment, an in-house development which provides a simpler, easier to use and more modern solution.

With the purpose of improving operations and results through teamwork, Pampa continues developing Improvement Teams, an initiative launched in 2012 with the purpose of improving efficiency, productivity, costs, quality, safety and environment enhancements. Since 2013, selected Pampa’s Improvement Teams have participated in the National Annual Meeting for Continuous Improvement organized by Sociedad Argentina Pro Mejoramiento Continuo (Argentine Society for Continuous Improvement), where knowledge and experiences are shared.

12.2  Safety

As part of the management programs for all its operations, Pampa advanced with the definition and follow-up of safety objectives and goals, which are periodically monitored through the QSELH indicator board, and continued developing initiatives to sustain and improve safety management and performance in each asset.

In Power Generation business, a comprehensive review of dangerous energy blocking systems was launched to guarantee safety during maintenance procedures in our facilities. Furthermore, in the E&P business, the pilot evaluation of the safety culture launched in 2017 was developed. In 2018, improvement plans were developed under the monitoring of the business’ high leadership.

As regards industrial hygiene, we continued focusing on quality improvements in hygiene risk maps, covering chemical, physical and ergonomic risks. Assessments were conducted, and measurements of both work environments and individual dosimetries were optimized, resulting in several plant improvements geared at minimizing risks.

12.3  Environment

Pampa’s operations are conducted within a context of sustainable development. Pampa is committed to the protection of the environment and endeavors to make a rational use of natural resources in each of its projects by applying proper and economically viable technologies.

Pampa continues managing environmental risks to prevent the occurrence of undesirable events and/or to minimize their impact by developing actions and programs such as that for the integrity of aerial and underground pipelines and tanks. In addition, monitoring and environmental studies are performed to become acquainted with different environmental situations. All these programs are encompassed within integrated management systems and contribute to environmental performance sustainability and enhancement.

Furthermore, in line with the country’s energy requirements and aiming to have an active participation in the diversification of the Argentine energy matrix, in 2018 Pampa inaugurated PEMC52, with an installed capacity of 100 MW. Furthermore, Pampa began the construction of PEPE II and PEPE III, with a total power capacity of 106 MW53, and is moving forward with the expansion project and the closing to combined cycle at CTGEBA54, which will add an additional 383 MW power capacity.

52 For further information, see section 7.1: ‘First WFP’s Commercial Commissioning’ of this Annual Report.

53 For further information, see section 7.1: ‘Construction of New WFPs’ of this Annual Report.

54 For further information, see section 8.1: ‘Current Expansions’ of this Annual Report.

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12.4  Response to Emergency

Pampa endeavors to prevent undesirable events; even so, it is fully prepared to provide a prompt and effective response to emergencies in order to minimize possible consequences. In 2018, the Company continued making periodic emergency response simulations in terrestrial and aquatic scenarios. These practices promote the observance of established practices, as well as specific improvements which are incorporated into the integrated management system.

Furthermore, in order to develop the skills and competencies necessary to execute emergency plans and coordinate the necessary activities to be deployed should an undesirable event occur, consistently practices and training are organized based on the roles established in the Emergency Response Plans.

12.5  Labor Health

In 2018, Pampa continued implementing the policy on the use of alcohol, drugs and psychoactive substances. A communication and awareness campaign was conducted in association with CAPLA (Argentine Center for the Labor Prevention of Addictions) and Fundación Convivir consisting of the dissemination of the Policy, awareness lectures for employees and contractors, managerial meetings to analyze the policy, and handouts for employees.

The Company started administering Health Preventive Examinations (HPE), including random tests measuring alcohol levels in exhaled breath, to employees and contractors. Tests for measuring metabolites of psychoactive substances in the saliva were performed at the Dock Sud, PGSM, Zárate and Mendoza facilities during periodical checkups for the granting of the Certificate of Physical Fitness. At CPB and E&P, these tests were conducted during random controls to the staff. Furthermore, indicators for monitoring the policy on the use of alcohol, drugs and psychoactive substances were defined and implemented.

During 2018, Pampa advanced the Occupational Health Management process to promote the biopsychosocial health of all Pampa members, contributing to improving each workers’ quality of life. Occupational and risk medical exams were performed to more than 3,500 employees, and individual feedback was provided for the granting of the Certificate of Physical Fitness. This process was concluded with the Labor Health qualification for contractors.

In 2018, we also made progress with the Ergonomics Program regarding information for the identification of risks workers are exposed to: reports by the employee or his/her supervisors, background of incidents and non-conformities, medical records, etc. The frequency and impact of cumulative trauma incidents in specific positions or sectors were analyzed, and an investigation was conducted on the onset of symptoms, such as localization, length and exacerbation of symptoms suggestive of conditions associated with ergonomic risk factors and early manifestations.

As regards prevention, Pampa continues implementing the physical activity program, as well as flu and tetanus immunization campaigns. Furthermore, the cardio-protection program aims to train staff so that they may provide immediate assistance through Cardiopulmonary Resuscitation (CPR) and the use of the automated external defibrillator (AED). In 2018 and jointly with EXPERTA ART, CPR courses were given in all Pampa assets with the use of AED and First Aid training, and we expect to be certified as a Cardiac-safe company in 2019.

On the other hand, together with the Pampa Foundation, voluntary blood donation campaigns were organized in the different assets. The blood donation campaign was held at the Pampa Building, in certain E&P assets, and at HINISA and HIDISA. This practice continues being organized on a systematic basis in all our assets to strengthen the bonds between the Company, its staff and the community.

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13.  Results for the Fiscal Year

Pampa, the largest independent energy integrated company in Argentina, focuses its business on the electricity value chain by participating in the generation, transmission and distribution of electricity, as well as in the gas value chain by taking part in E&P and midstream. Through its subsidiaries and share participations in joint businesses, and based on the business nature, customer portfolio and risks involved, we were able to identify the following business segments for continuing operations55:

•         Power Generation, consisting of the Company’s direct and indirect interests in CPB, HINISA, HIDISA, PACOSA S.A., Greenwind S.A., Parques Eólicos del Fin del Mundo S.A., Parques Eólicos Argentinos S.A., TMB, TJSM; as well as power generation activities through CTG, CTLL, CTGEBA, CTPP, CTIW and EcoEnergía power plants and the HPPL dam, and its equity interest in Enecor;

•         Electricity Distribution, consisting of Pampa’s indirect interest in Edenor;

•         Oil and Gas, consisting of the Company’s own interests in oil and gas blocks, as well as interests in its associates OldelVal and OCP;

•         R&D, consisting of its interest in its associate Refinor;

•         Petrochemicals, comprising styrene and the catalytic reformer unit’s own operations developed in plants in Argentina; and

•         Holding and Others, consisting of financial investment transactions, holding activities, interests in joint businesses CITELEC and CIESA and their respective subsidiaries holding the concession over the high voltage electricity transmission nationwide and over gas transportation in the south of the country, respectively.

It should be pointed out that the analysis of results for fiscal years 2018 and 2017 has been made for continuing operations.

55 For further information, see section 7.7 of this Annual Report.

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13.1  Consolidated Income Statement by Segment, 2018 Fiscal Year (AR$ Million)

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13.2  Consolidated Income Statement by Segment, 2017 Fiscal Year (AR$ Million)

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13.3  Income Statement Analysis for Fiscal Year ended December 31, 2018, compared to Fiscal Year ended December 31, 2017

As a result of the macroeconomic situation, the cumulative inflation rate over three years exceeded 100% and, therefore, the Company’s FS as of December 31, 2018, including figures for the previous fiscal year, were restated to reflect changes in the purchasing power of the AR$ currency pursuant to the applicable accounting standards and regulatory framework in force. Consequently, the figures disclosed below are presented in terms of the current measuring unit at the closing of the reporting period.

Power Generation Segment

Sales from our power generation segment increased by 71%, to AR$22,825 million, during fiscal year ended December 31, 2018, compared to AR$13,311 million for the same period in 2017. The segment’s AR$9,514 million rise in electricity sales was mainly due to: (i) the increase in the exchange rate applied to dollarized tariffs, (ii) the commissioning of new thermal power plants (CTPP and CTIW), (iii) the incorporation of installed capacity in CTLL (new LMS100 power plant and expansion of the closing of the cycle), and (iv) the recognition of the generation cost with own fuels as from November 2018.

As regards the amount of electricity sold, it remained without substantial variations (15,599 GWh for fiscal year ended December 31, 2018, compared to 15,514 GWh for fiscal year 2017) since the power generation of the new thermal power plants was offset by downtimes at CTGEBA, a lower dispatch at CPB and lower water flow and input at HIDISA and HINISA.

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The following table shows net electricity sales (in GWh) for power generation plants:

	For the fiscal year ended December 31,
In GWh	2018			2017
	Net generation	Purchases	Total sales	Net generation	Purchases	Total sales
Hydroelectric:
HINISA	577	-	577	751	-	751
HIDISA	393	-	393	480	-	480
HPPL	886	-	886	760	-	760
Thermal:
CTG	1,674	553	2,227	1,772	586	2,358
CTLL	4,748	-	4,748	3,864	-	3,864
CTP	134	-	134	156	-	156
CPB	753	-	753	1,453	-	1,453
CTPP4	192	-	192	142	-	142
CTIW5	274	-	274	23	-	23
CTGEBA	4,859	598	5,457	4,685	739	5,424
EcoEnergía	108	2	110	100	3	103
Wind
PEMC	247	-	247	-	-	-
Total	14,845	1,154	15,999	14,186	1,328	15,514

Cost of sales increased by 40%, to AR$10,274 million for fiscal year ended December 31, 2018, against AR$7,335 million for fiscal year 2017, mainly due to: (i) gas purchases for power generation; (ii) the impact of the exchange rate on energy purchases; (iii) the higher depreciation of property, plant and equipment, and higher maintenance costs and materials consumption resulting from the commissioning of the new power plants.

Selling expenses from our power generation segment decreased by 66%, to AR$54 million, for fiscal year ended December 31, 2018, compared to AR$161 million for fiscal year 2017, mainly due to lower charges for taxes, rates and contributions, and doubtful accounts resulting from the application of IAS 9.

Administrative expenses from our power generation segment increased by 29%, to AR$1,535 million, for fiscal year ended December 31, 2018, from AR$1,189 million for fiscal year 2017, mainly due to an increase in labor costs and fees for third-party services.

Other net operating incomes and expenses decreased by AR$603 million, to a AR$235 million loss, for fiscal year ended December 31, 2018, compared to a profit of AR$368 million for fiscal year 2017, mainly attributable to: (i) the recovery of receivables and others, mainly from tax credits resulting from the merger of subsidiaries and tax contingencies resulting from the adhesion to the regularization regime (moratorium) set forth by Law No. 27,260 regarding certain claims by tax authorities associated with the import of a power generation turbine and certain spare parts, which provides for benefits consisting of the waiver of tax fines and a reduction of compensatory interest during fiscal year 2017; (ii) the provision for the guarantee for the construction of PEPE IV; (iii) all of which offset by insurance recoveries recorded in fiscal year 2018 on account of the accident which took place at CTGEBA in 2017.

The power generation segment’s operating results accounted for a profit of AR$10,306 million for fiscal year ended December 31, 2018, 109% higher than the AR$4,921 million profit recorded in fiscal year 2017. This variation includes a lower result from the participation in joint businesses corresponding to the investment in Greenwind S.A.

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Net financial results from power generation activities accounted for a AR$6,252 million loss for fiscal year ended December 31, 2018, compared to a loss of AR$1,776 million for fiscal year 2017, mainly due to: higher losses in other financial results in the amount of AR$12,507 million, mainly generated by exchange differences and, to a lower extent, the loss resulting from the restatement of the value of receivables from CAMMESA, partially offset by a AR$8,135 profit resulting from the exposure to changes in the purchasing power of the currency.

Power generation activities recorded an income tax charge of AR$107 million for fiscal year ended December 31, 2018, compared to a charge of AR$137 million for fiscal year 2017.

Power generation activities recorded a net profit of AR$3,497 million for fiscal year ended December 31, 2018, of which AR$3,734 million are attributable to the owners of the Company, compared to a profit of AR$2,841 million attributable to the owners of the Company for fiscal year 2017.

Electricity Distribution Segment

Sales from our electricity distribution activities increased by 41%, to AR$55,954 million, for fiscal year ended December 31, 2018, compared to AR$39,603 million for fiscal year 2017, mainly due to the application of the new tariff schemes pursuant to ENRE Res. No. 33/18 and No. 208/18, in the months of February and August 2018, respectively.

The cost of sales for the electricity distribution segment increased by 42% to AR$42,839 million for fiscal year ended December 31, 2018, compared to AR$30,117 million for fiscal year 2017, mainly due to increases in energy purchases and increase in sanctions and penalties resulting from: (i) the change of the valuation date for kWh, which should be that of punitive event, and (ii) the application of the new punitive proceeding for breaches in reading and billing terms, which were offset by a decrease in labor costs.

The electricity distribution segment’s selling expenses increased by 41%, to AR$5,033 million, in the fiscal year ended December 31, 2018, compared to AR$3,568 million for fiscal year 2017, mainly due to an increase in sanctions and penalties, the impairment of financial assets and taxes, rates and contributions, and fees for third-party services.

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The electricity distribution segment’s administrative expenses increased by 15%, to AR$2,872 million, for fiscal year ended December 31, 2018, compared to AR$2,505 million for fiscal year 2017, mainly due to the increase in fees for third-party services.

Other net operating incomes and expenses for fiscal year ended December 31, 2018 amounted to a net loss of AR$1,326 million, compared to a net loss of AR$1,103 million in fiscal year 2017, mainly explained by an increase in the provision for contingencies and tax on bank transactions.

The operating results from our electricity distribution segment accounted for a profit of AR$3,886 million for the fiscal year ended December 31, 2018, representing a 68% increase compared to the AR$2,320 million profit for the fiscal year ended December 31, 2017.

Net financial results related to our electricity distribution activities represented a profit of AR$4,673 million for fiscal year ended December 31, 2018, compared to a AR$3,310 million profit for fiscal year 2017, mainly due to: a AR$3,047 million increase in profits resulting from the exposure to changes in the purchasing power of the currency, offset by higher losses in financial expenses for AR$2,370 million and other financial results for AR$1,898 million mainly on account of interest and exchange differences generated by the commercial debt with CAMMESA.

Our electricity distribution operations recorded an income tax charge of AR$1,865 million in the fiscal year ended December 31, 2018, compared to a AR$449 million charge for fiscal year 2017.

Electricity distribution activities disclosed a net profit of AR$4,341 million for fiscal year ended December 31, 2018, of which AR$2,273 million are attributable to the owners of the Company, compared to a net profit of AR$5,181 million, of which AR$2,719 million are attributable to the owners of the Company for fiscal year 2017.

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Oil and Gas Segment

Sales from continuing operations in our oil and gas segment amounted to AR$19,638 million for fiscal year ended December 31, 2018, a figure 13% higher than the AR$17,402 million disclosed in fiscal year 2017. The AR$2,236 million increase was mainly due to the increase in the exchange rate exceeding inflation in gas and crude oil’s sales, the increase in US$-denominated prices of crude oil and a slight decrease in gas sales volumes, mainly from the Rincón del Mangrullo block, partially offset by an increase in El Mangrullo, Río Neuquén and Parva Negra blocks.

The following table shows our production for the oil and gas segment for the periods shown, including the production of discontinued operations:

	For the fiscal year ended December 31,
	2018	2017
Oil (In thousand m3/d)
Pampa (1)	0.8	1.2
Total	0.8	1.2

Gas (In million m3/d)
Pampa	6.8	4.2
PEPASA (1)	0.0	2.8
Total	6.8	7.0

(1) Considering the volume of Medanito La Pampa for the benefit of PEPASA.

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The cost of sales from our oil and gas segment’s continuing operations decreased by 7%, to AR$10,822 million, for fiscal year ended December 31, 2018, compared to AR$11,695 million for fiscal year 2017, mainly due to lower amortizations in 2018 on account of the extension of concessions at Rincón del Mangrullo in August 2017 and at El Mangrullo in June 2018, partially offset by an increase in royalties.

Selling expenses from our oil and gas segment’s continuing operations increased to AR$721 million for fiscal year ended December 31, 2018, with no significant variations compared to the AR$600 million recorded during fiscal year 2017.

Administrative expenses from our oil and gas segment’s continuing operations amounted to AR$2,110 million for fiscal year ended December 31, 2018, with no significant variations compared to fiscal year 2017 (AR$2,053 million).

Exploration expenses from our oil and gas segment’s continuing operations decreased by 37%, to AR$45 million, during the fiscal year ended December 31, 2018, compared to AR$71 million in fiscal year 2017, mainly due to lower results on account of wells retirement.

Other net operating incomes and expenses from continuing operations decreased by 63%, to a profit of AR$1,016 million, for fiscal year ended December 31, 2018, compared to a profit of AR$2,713 million for fiscal year 2017. This decrease was mainly a result of the decrease in Plan Gas compensations and a higher Ship or Pay charge, partially offset by profits from the settlement agreement in EcuadorTLC and a lower charge resulting from agreements with provincial treasuries regarding royalties, in line with the decrease of the Plan Gas compensations.

The operating results from our oil and gas segment’s continuing operations accounted for a profit of AR$9,429 million for fiscal year ended December 31, 2018, a 64% increase compared to the AR$5,737 million profit for fiscal year 2017. This variation includes: (i) a AR$1,305 million profit resulting from participation in affiliates in OCP, as a result of the settlement agreement entered into with the Republic of Ecuador terminating all claims and legal actions regarding divergent interpretations on tax issues in favor of the Ecuadorian Government; and (ii) a AR$1,052 million profit resulting from the sale to ExxonMobil Exploration Argentina S.R.L. of shares representing 21% of OldelVal’s capital stock.

The net financial results from the oil and gas segment’s continuing operations accounted for a loss of AR$17,635 million for fiscal year ended December 31, 2018, compared to a loss of AR$6,903 million for fiscal year 2017, mainly due to: higher losses in other financial results, in the amount of AR$15,795 million, mainly due to exchange differences, changes in the fair value of financial instruments and current value of receivables from gas distributors, partially offset by a higher profit of AR$4,724 million resulting from the exposure to changes in the purchasing power of the currency.

Our oil and gas segment’s continuing operations recorded an income tax benefit of AR$2,124 million for fiscal year ended December 31, 2018, compared to a benefit of AR$893 million for the same period in 2017.

Our oil and gas segment’s continuing operations recorded a total loss of AR$6,082 million for fiscal year ended December 31, 2018, compared to a AR$273 million loss for the same period in 2017.

Our oil and gas segment recorded a total profit of AR$1,868 million for discontinued operations in the fiscal year ended December 31, 2018, compared to a AR$1,328 million loss for the same period in 2017.

Finally, our oil and gas segment recorded a total loss for continuing and discontinued operations in the amount of AR$4,214 million for fiscal year ended December 31, 2018, of which AR$4,306 million are attributable to the owners of the Company, compared to a total loss of AR$1,601 million recorded for fiscal year 2017, of which AR$2,422 million were attributable to the owners of the Company.

Pampa Energia● 2018 Annual Report ● 133

Petrochemicals Segment

Sales from our petrochemicals segment amounted to AR$12,748 million during fiscal year ended December 31, 2018, a figure 8% higher than the AR$11,825 million disclosed for fiscal year 2017. The AR$923 million increase was mainly due to the increase in the exchange rate exceeding inflation and the rise in average US$-denominated prices, offset by a decrease in the Reforming unit’s domestic sales upon the termination of the agreement with Oil Combustibles S.A., lower polystyrene sales and a decrease in rubber domestic sales.

The following table shows sales volumes in the petrochemicals segment during the specified periods:

Selling volume in thousand ton	2018	2017
Styrene and Polystyrene	113	134
SBR	26	33
Others	215	291
Total	355	458

The petrochemicals segment’s cost of sales increased by 15%, to AR$12,602 million, for fiscal year ended December 31, 2018, compared to AR$10,915 million for fiscal year 2017, mainly due to higher inventory purchase prices.

Selling expenses from the petrochemicals segment amounted to AR$484 million for fiscal year ended December 31, 2018, with no significant variations compared to the AR$471 million recorded in fiscal year 2017.

Administrative expenses decreased to AR$212 million during fiscal year ended December 31, 2018, compared to AR$622 million in fiscal year 2017, mainly due to lower fees for third party services.

Other net operating incomes and expenses recorded a loss of AR$547 million for fiscal year ended December 31, 2018, compared to a AR$260 million loss during fiscal year 2017, mainly on account of higher idle capacity charges.

The petrochemicals segment’s operating results accounted for a loss of AR$2,285 million for fiscal year ended December 31, 2018, 416% higher than the AR$443 million loss for fiscal year 2017. This variation includes losses resulting from the impairment of property, plant and equipment in the amount of AR$1,188 million as a consequence of the drop evidenced in the segment’s margins resulting from the steady increase in operating costs, mainly impacted by the cost of raw material processed in the Catalytic Reform unit and the drop in international reference prices.

Pampa Energia● 2018 Annual Report ● 134

The net financial results from the petrochemicals segment recorded a loss of AR$147 million during fiscal year ended December 31, 2018, compared to a loss of AR$554 million for fiscal year 2017, mainly due to: higher losses in other financial results, in the amount of AR$1,240 million, mostly generated by the exchange difference, offset by a higher profit of AR$1,792 million resulting from the exposure to changes in the purchasing power of the currency.

Our petrochemicals activities have recorded an income tax benefit for fiscal years ended December 31, 2018 and 2017 in the amount of AR$471 million and AR$728 million respectively.

The petrochemicals segment disclosed a net loss of AR$1,961 million for fiscal year ended December 31, 2018, all of which is attributable to the owners of the Company, compared to a net loss of AR$269 million attributable to the owners of the Company for fiscal year 2017.

Holding and Others Segment

Net sales from our holding and others segment amounted to AR$1,354 million for the fiscal year ended December 31, 2018, a figure 113% higher than the AR$635 million disclosed for fiscal year 2017. These sales mostly correspond to fees collected from related parties.

Cost of sales of the holding and others segment amounted AR$4 million for the fiscal years ended December 31, 2018 and AR$27 million for the same period in 2017.

No significant selling expenses were recorded in our holding and others segment during fiscal year ended December 31, 2018 and 2017.

Administrative expenses decreased by 9%, to AR$1,022 million, during fiscal year ended December 31, 2018, compared to AR$1,118 million for fiscal year 2017. This increase was explained by lower charges from compensation agreements, offset by higher fees for third-party services.

Pampa Energia● 2018 Annual Report ● 135

Other operating income and expenses net recorded a profit of AR$99 million for the fiscal year ended December 31, 2018, compared to AR$4 million profit during the fiscal year ended December 31, 2017.

Our holding and others segment’s operating profits amounted to AR$4,019 million for fiscal year ended December 31, 2018, a figure 179% higher than the AR$1,442 million profit for fiscal year 2017. This variation includes higher profits resulting from the participation in joint businesses in the amount of AR$1,645 million, mainly on account of higher profits resulting from the equity investment in CIESA for AR$1,902 million, offset by lower results from the equity investment in Citelec for AR$260 million.

Net financial results from our holding and others activities recorded a profit of AR$4,769 million during fiscal year ended December 31, 2018 compared to a AR$7,486 million profit for fiscal year 2017, mainly due to a lower profit of AR$5,808 million resulting from the exposure to changes in the purchasing power of the currency, offset by higher losses in other financial results in the amount of AR$2,817 million mainly on account of net foreign exchange differences.

Our holding and others segment recorded an income tax charge of AR$1,249 million for fiscal year ended December 31, 2018, compared to a AR$50 million charge for fiscal year 2017.

Our holding and others segment registered a net profit of AR$7,539 million for fiscal year ended December 31, 2018 attributable to the owners of the Company, compared to a net profit of AR$8,878 million recorded in fiscal year 2017, attributable to the owners of the Company.

Pampa Energia● 2018 Annual Report ● 136

14.  Dividend Policy

On November 9, 2018, Pampa’s Board of Directors approved the Company’s Dividend Policy, which outlines the guidelines to be followed to reach a proper balance between distributed amounts and Pampa’s investment plans, with the purpose of establishing a clear, transparent and consistent practice allowing shareholders to make informed decisions, all of this in consonance with the Company Bylaws and the applicable legal and regulatory framework in force.

In observance of this policy’s guidelines, every year the Board of Directors assesses the possibility of paying dividends to Pampa’s shareholders on a prudential basis within each fiscal year, and examines thoroughly the economic circumstances prevailing at the time.

In 2018, we are not planning to pay cash dividends on our common shares or ADSs, thus retaining all available funds and profits in order to apply them to the operation and expansion of our business.

Pampa Energia● 2018 Annual Report ● 137

15.  Board of Directors’ Proposal

As we have informed in section 14, in 2018 the Company is not planning to pay dividends so as to retain all funds and profits in order to apply them to and/or to have them available for:

      i.        The operation and expansion of our business, taking into consideration planned extraordinary investments, including CTGEBA’s closing to CC, PEPE II and III projects, and the drilling of wells targeting the Vaca Muerta formation at El Mangrullo and Sierra Chata blocks; and

    ii.        In a year that is already showing certain volatility in its first months, taking actions, if necessary, to safeguard the value of our shareholders’ investment.

Consequently, and given that results for the fiscal year recorded a AR$8,435 million profit and that retained earnings increased by AR$6,758 million as a result of the application of IAS 29, totaling AR$15,193 million as of December 31, 2018, the Board of Directors unanimously resolves to propose as follows:

      i.        That 5% of this total amount ―AR$760 million― should be allocated to the legal reserve; and

    ii.        That the balance of AR$14,434 million should be destined to constitute a voluntary reserve.

These amounts are subject to the adjustments provided for by RG CNV 777, which will be calculated and informed as the applicable indexes become available before the Shareholders’ Meeting.

Finally, we would like to express our gratitude to all the people who shape Pampa Energía into the largest independent energy integrated company in Argentina. To all of them, to our shareholders who rely on us, to our advisors, to our customers and suppliers, a warm vote of thanks.

City of Buenos Aires, March 11, 2019.

THE BOARD OF DIRECTORS

Pampa Energia● 2018 Annual Report ● 138

Appendix I: Corporate Governance Report

PRINCIPLE I: Ensuring Transparency in the Relationship between the Issuer, the Business Group of which it is a Leader and/or a Part, and its Related Parties

Recommendation I.1: Ensuring Board disclosure of applicable policies to the Issuer’s relationship with the business group of which it is a leader and/or a part, and its related parties

Compliance: Total

Inform or Explain: Pampa has a policy on Related-Party Transactions Approval in place whereby all transactions (i) deemed high-value transactions, that is, with a value equal to or higher than 1% of Pampa’s Shareholders Equity; (ii) made with individuals and/or legal entities which, pursuant to Section 72 of the CMA, are considered related parties, should be subject to a specific prior authorization and control procedure carried out under the coordination of Pampa’s executive legal department with the participation of both Pampa’s Board of Directors and its Audit Committee (as applicable). This Policy strictly follows the guidelines set out in the applicable laws and regulations in this matter (Section 72 of the CMA).

Additionally, Pampa presents itemized information on any contract entered into with related parties in its annual and quarterly FS; furthermore, in compliance with the regulations in force, all high-value transactions executed by Pampa with related parties are subject to the consideration of the Audit Committee and promptly reported under the caption ‘relevant event’ to both the CNV and the markets where the Company quotes its shares.

Recommendation I.2: Ensuring the existence of mechanisms to prevent any conflict of interest

Compliance: Total

Inform or Explain: Pampa has a Code of Business Conduct in place stating the ethical principles that constitute the groundwork for the relationship between Pampa, its Directors and Statutory Auditors, as well as its employees and third parties (customers, suppliers, shareholders, the public sector and the community). These guidelines provide that individuals within the scope of the Code of Business Conduct should avoid any situation resulting in a conflict between their own personal interests and the company’s, thus preventing their personal or family interests from exerting any influence on their decisions and/or professional performance.

Any infringement of a provision of the Code of Business Conduct may be reported through Pampa’s Ethics Hotline.

Recommendation I.3: Preventing misuse of insider information

Compliance: Total

Inform or Explain: The Code of Business Conduct provides that all information generated, transmitted or stored by Pampa will be considered confidential and private, and may not be disseminated in the absence of an express authorization. It also provides that the collected information may not be used for any personal or third party’s benefit.

Additionally, in regards to insider trading practices, Pampa has a Policy on Best Securities Trading Practices which provides that any person deemed a Covered Individual may not use material non-public information about Pampa, its controlled companies, subsidiaries, affiliates, and related companies to derive any personal or third party’s benefit when trading marketable securities.

In this regard, the policy provides that, at all times, all Covered Individuals should require the compliance of an officer’s express authorization to conduct any trading operation involving Pampa, its controlled companies, subsidiaries, affiliates and related companies’ securities. Furthermore, the policy provides for ‘restricted periods’ within which no covered individual is authorized to conduct any operation.

Pampa Energia● 2018 Annual Report ● 139

PRINCIPLE II: Laying the Groundwork for Sound Management and Supervision by the Issuer

Recommendation II.1: Ensuring that Board takes on the Issuer’s management, supervision and strategic direction

II.1.1

II.1.1.1

Compliance: Total

Inform or Explain: Pampa’s Board of Directors approves the Company’s annual budget, strategic management goals and administrative matters, taking into consideration the specific circumstances of the Company and the industries where it operates. It also monitors the strategic goals pursued by Pampa’s subsidiaries.

II.1.1.2

Compliance: Total

Inform or Explain: Pampa has a Finance Executive Department in charge of implementing procedures and monitoring the Company’s financial transactions in order to ensure the transparency, clarity, and real-time availability of information. In turn, the articulation of investment policies is supervised by the Company’s CEO and executive directors.

Furthermore, Pampa has an Investment Project Management Policy in place aimed at systematizing and standardizing the steps to be followed by the Company’s different areas involved in the management of investment projects so as to provide an analysis, authorization and control mechanism enhancing Pampa Energía Group’s economic value.

II.1.1.3

Compliance: Total

Inform or Explain: On an annual basis, the Board of Directors approves the Corporate Governance report pursuant to CNV General Res. No. 606/12.

II.1.1.4

Compliance: Total

Inform or Explain: The appointment of Pampa’s senior managers is the result of a joint and coordinated recruitment process by the Company’s CEO, vice-presidents and the human resources department. Pampa has an employment policy in place which describes the selection process for any candidate irrespective of his or her category or position.

Furthermore, the Company has a procedure coordinated by the human resources department whereby all the employees are evaluated on an annual basis on the level of performance and fulfillment of goals previously set by more senior officers. Based on the degree of fulfillment of corporate goals, among other factors, an annual variable compensation (performance bonus), and potential promotions and salary increases are determined in accordance with market parameters and the company’s internal criteria.

Pampa Energia● 2018 Annual Report ● 140

II.1.1.5

Compliance: Partial

Inform or Explain: The CEO and the vice-presidents are in charge of assigning responsibilities to senior managers. The Company does not have specific policies regulating the allocation of responsibilities to senior managers.

II.1.1.6

Compliance: Partial

Inform or Explain: The CEO, together with vice-presidents and the human resources department, are in charge of designing succession planning for senior managers. The Company does not have specific policies regulating the succession planning for senior managers.

II.1.1.7

Compliance: Total

Inform or Explain: At Pampa, we understand Corporate Social Responsibility as a strategic management model which is implemented through the Foundation, with a strong commitment to society that goes beyond energy demand satisfaction, by developing programs oriented towards improving the life quality of our employees, their families and the communities we are part of.

Since 2016, with the incorporation of new assets and their communities of influence, the Foundation has adopted a new strategic focus: education as a fundamental right, local management of Corporate Social Responsibility for relationships between the asset and the community, and corporate volunteering.

Since 2008, the Foundation has promoted programs that contribute to strengthening the abilities of people and social organizations, showing a clear sustainable commitment with the communities Pampa Energía is part of.

II.1.1.8

Compliance: Total

Inform or Explain: Regarding risk management, in 2007 Pampa implemented a risk management methodology as a useful working tool to identify the main risks affecting Pampa. Such methodology provides for adequate risk response solutions, as well as formal risk disclosure channels. Later on, in 2008, Pampa’s Board of Directors approved the ‘Risk Management Handbook’, which in December 2010 was updated and restated as the ‘Business Risk Management Policy’.

The key aspect of this policy is the establishment of responsibilities, duties and methods for the prevention and detection of risks arising from activities conducted by the Company, and affecting its business or operations.

Based on these policies’ guidelines, the internal control management updates Pampa’s risk map in accordance with the administered businesses on a yearly basis.

Regarding internal controls, Pampa’s Internal Audit area has Bylaws regulating its activities and aligned with the most relevant standards issued by the Institute of Internal Auditors. This document has been approved by the Audit Committee.

Moreover, Pampa has an Anti-Fraudulent Practices Policy and a Procedure for handling complaints. These documents contain a detailed description of how to file a complaint, and the process to be followed from its reception to the conclusion of the investigation and the application of any pertinent corrective action. At least quarterly, the Internal Audit area reports the received cases and the adopted decisions to the Audit Committee. The Audit Committee supervises the channel’s operations and the resolution of complaints in issues within its authority. This regulation is complementary to the Code of Business Conduct.

Pampa Energia● 2018 Annual Report ● 141

II.1.1.9

Compliance: Partial

Inform or Explain: Pampa has implemented a training policy geared at supporting professional and academic development, as well as allowing for the development of programs to attract, develop and retain its human resources. This policy is not formally approved or supervised by Pampa’s Board of Directors, but is approved by the CEO and administered by the human resources department.

II.1.2

Compliance: Total

Inform or Explain: There is no other relevant corporate governance policy not previously mentioned in this report.

II.1.3

Compliance: Total

Inform or Explain: Pampa’s executive legal department supplies all Pampa’s Directors and Statutory Auditors, as early as possible, with all the information on business to be transacted at any Board meeting. Moreover, by way of Pampa’s executive legal department, any Director and/or Statutory Auditor may ask the relevant managers’ office questions on issues that are submitted to them for consideration. Moreover, it is Pampa’s internal practice to submit quarterly management reports to the Board of Directors stating all relevant business, technical, regulatory, financial and accounting information related to Pampa and its subsidiaries.

II.1.4

Compliance: Total

Inform or Explain: Every Pampa’s significant ordinary business affair or administrative matter to be approved by its Board of Directors is supported by the relevant reports written by Pampa managers’ offices involved, as well as their opinions on the risks inherent in such matters. If applicable, all these procedures are conducted within the framework of the Business Risk Management Policy.

Recommendation II.2: Ensuring effective Corporate Management Control

II.2.1

Compliance: Total

Inform or Explain: Pampa’s Board of Directors, either on its own behalf or by delegating its functions to the various Company managers’ offices, regularly verifies compliance with, deviations from, or adjustments to the annual budget, on a quarterly basis, as well as the business plan.

II.2.2

Compliance: Total

Inform or Explain: As specified in Recommendation II.1.1.4, the Company conducts an employee performance process, coordinated by the human resources department, whereby every employee is evaluated on the level of performance and fulfillment of goals set by more senior officers on an annual basis. Based on the degree of fulfillment of these goals, among other factors, an annual variable compensation (performance bonus), and potential promotions and salary increases are determined in accordance with market parameters and the company’s internal criteria.

Pampa Energia● 2018 Annual Report ● 142

Recommendation II.3: Ensuring disclosure of the Management Body’ performance assessment and its impact

II.3.1

Compliance: Total

Inform or Explain: Pampa Board of Directors’ performance is subject to the provisions set forth in the Bylaws, the board rules, and any other applicable laws and regulations.

In 2012, Pampa’s Board of Directors approved its internal rules, which primarily regulate issues concerning the directors’ powers and responsibilities and the holding of board meetings.

Moreover, every Director completes a self-assessment on an annual basis to evaluate the Board of Directors’ performance. This self-assessment is submitted to the executive legal department, which is responsible for analyzing results and, if necessary, suggesting actions aiming to improve this body’s operations.

II.3.2

Compliance: Total

Inform or Explain: Simultaneously with the approval of audited annual FS, as well as quarterly FS with limited review, Pampa’s CEO, on behalf of the Board of Directors and the Investor Relations Area, organizes a conference call for all Pampa’s shareholders and other stakeholders generally, with a view to sharing information on management and financial results, giving reasons for such results, and answering any questions and queries.

Historically and generally, Pampa’s General Shareholders’ Meetings transacting the Directors’ annual performance assessment have generally approved such business without any qualification or specification. As of the date of this report, no Pampa shareholder present at these meetings has ever requested to have the performance of directors assessed based on the compliance levels specified in this Recommendation.

Recommendation II.4: Ensuring that the number of external and independent members constitutes a significant share of the Board

II.4.1

Compliance: Total

Inform or Explain: Pampa considers that the ratio of regular Directors who are independent (40% - 4 out of 10), who perform executive functions (50% - 5 out of 10) and who are external (10% - 1 out of 10) is adequate based on its structure.

Furthermore, all members of Pampa’s Audit Committee are independent pursuant to the U.S. SOX provisions.

II.4.2

Compliance: Total

Inform or Explain: It is not necessary to implement any type of internal policy to ensure that at least 20% of Board members are independent because under the applicable laws and regulations in force, and as provided by the Company Bylaws, the Board of Directors has a greater proportional number of independent directors than that specified in this Recommendation. Also, there are no shareholders’ agreements regarding the designation of Board members. To date, the independence of the members of Pampa’s Board of Directors has never been challenged.

Besides, Pampa’s Directors holding Company’s shares and participating in the Company shareholders’ meetings refrain from discussing and voting on any matter relating to their management.

Pampa Energia● 2018 Annual Report ● 143

Recommendation II.5: Ensuring the existence of standards and procedures for recruitment and proposed appointment of directors and senior managers

II.5.1

Compliance: Total

Inform or Explain: In 2018, Pampa created a Nominations Committee, the primary aims of which are: a) to set the general guidelines regarding independence, incompatibilities and diversity in the Board of Directors; and b) to describe the process for the identification and evaluation of Board of Directors’ nominees, both by the Board and shareholders, to be presented for consideration by the Shareholders’ Meeting; all of this in compliance with the applicable legal provisions and, especially, section 12 of Pampa’s Bylaws, which sets out the method for the selection of directors, who are elected upon candidate lists, thus guaranteeing enhanced transparency in the recruitment process.

II.5.1.1

Compliance: Partial

Inform or Explain: The Nominations Committee reports to Pampa’s Board of Directors, and is made up of three regular members and an equal or smaller number of alternate members, the Chairman being independent director pursuant to the independence criteria stipulated by the CNV rules.

II.5.1.2

Compliance: Total

Inform or Explain: Please refer to Principle II.5.1.1. above.

II.5.1.3

Compliance: Total

Inform or Explain: Even though the members of the Nominations Committee do not necessarily need to have an orientation or specialization in human capital management in their CVs, they should demonstrate proper competence to hold the offices for which they have been appointed and have extensive corporate experience.

II.5.1.4

Compliance: Total

Inform or Explain: The policy regulating the Nominations Committee provides that it should meet as frequently as deemed necessary, but at least once a year. Pampa finds that this periodicity is sufficient to comply with the Committee’s main function, which is to assist the Board of Directors in the nomination of directors, which happens once a year before the General Ordinary Shareholders’ Meeting.

II.5.1.5

Compliance: Total

Inform or Explain: The policy regulating the functions of the Nominations Committee specifically provides in its section 8.4. that the Committee’s opinion will not be binding on the Board of Directors or the Shareholders’ Meeting, but its recommendations will be informed to the Shareholders’ Meeting at the time of conducting the ballot for the appointment of directors.

Pampa Energia● 2018 Annual Report ● 144

II.5.2

II.5.2.1

Compliance: Total

Inform or Explain: The Nominations Committee was created at the end of 2018, and as of the date of this Annual Report, due to the short time span since its creation, the Committee has neither reviewed its rules nor assessed its performance, which it will do in due course. As of the date hereof, the Committee has only held its first meeting, where it approved its internal rules, among other formal issues.

II.5.2.2

Compliance: Total

Inform or Explain: The Policy on Nominations provides that the Committee will evaluate, inter alia, factors such as the nominees’ independence, diversity, age, skills, experience, and knowledge of the company’s businesses and the industry in order to provide its recommendations to the Board of Directors. The Committee will perform this evaluation for the first time when assessing the nominees to be recommended to the General Shareholders’ Meeting which will be held at the beginning of 2019.

II.5.2.3

Compliance: Partial

Inform or Explain: Pursuant to Section 12 of Pampa’s Bylaws and the provisions of the Policy on Nominations, the Board of Directors (or shareholders holding at least 3% of Pampa’s capital stock) submit a list of candidates to the Committee for their assessment and the issuance of a recommendation. The Nominations Committee does not provide recommendations regarding senior managers. In this sense, please refer to Principle II.1.1.4.

II.5.2.4

Compliance: Non-Compliance

Inform or Explain: The Nominations Committee's only function is to analyze nominees to be proposed for election as directors, but not to suggest the appointment of directors in the different Company committees.

II.5.2.5

Compliance: Total

Inform or Explain: As previously explained in Principle II.5.2.1, due to the short time span since its creation, the Committee's action has been limited to purely formal issues. However, following an organizational restructuring process and in line with the highest corporate governance standards, at the end of 2018 a CEO not holding office as chairperson was appointed.

II.5.2.6

Compliance: Total

Inform or Explain: As previously explained in Principle II.5.2.1, due to the short time span since its creation, the Committee's action has been limited to purely formal issues. However, a brief outline of all Company directors’ CVs, including their terms of office, is available at Pampa’s website, even prior to the creation of the Nominations Committee

Pampa Energia● 2018 Annual Report ● 145

II.5.2.7

Compliance: Total

Inform or Explain: As previously explained in Principle II.5.2.1, due to the short time span since its creation, the Committee's action has been limited to purely formal issues. However, every year the Board of Directors, with the assistance of the executive legal department, identifies directors whose terms of office are due and evaluates the possibility of their reelection pursuant to the applicable regulations in force and, if the reelection is not deemed appropriate or in case there is legal impossibility to do so, the search for nominees is launched so that the Board of Directors may later submit its proposal to the Shareholders’ Meeting.

II.5.3

Compliance: Total

Inform or Explain: There is no other relevant policy not previously mentioned in this report.

Recommendation II.6: Assessing the suitability that directors, and/or statutory auditors, and/or Supervisory Committee members may perform functions at different issuers

Compliance: Total

Inform or Explain: It is not necessary to limit the participation of Pampa’s Directors and/or Statutory Auditors in other companies that are part of other business groups. We understand that the existing legal limitations on this matter, in addition to the liability system applicable to directors and statutory auditors and the pertinent provisions of the Code of Business Conduct, are sufficient and ensure an adequate performance of duties by Pampa’s Directors and Statutory Auditors.

Recommendation II.7: Ensuring training and development of the Issuer’s directors and senior managers

II.7.1

Compliance: Partial

Inform or Explain: In 2018, training programs aimed at further strengthening the integration of leaders and employees into Pampa’s culture and main values.

To such end, managers participated in the Leaders Development Program, which was based on a corporate leadership model deeply grounded in the main features of our culture.

With a high level of participation, leaders enhanced their skills in the four axes of the model and had the possibility to receive subsequent specialization in one of these dimensions based on their interests and concerns. The axes underpinning these contents were self-leadership, entrepreneur leadership, developer leadership and transformational leadership.

This training was in turn integrated with educational visits to the Company assets to strengthen knowledge on the different businesses.

Furthermore, the process was complemented with individual coaching by all the Company managers to consolidate the training’s contents, approaches and individual development possibilities.

On the other hand, the Audit Committee approves an annual training plan for non-audit-related issues (for example, auditing and internal control according to international accounting standards, among other issues). In this sense, during fiscal year 2018 its members received training on the 3-line defense model, the internal audit’s policy framework.

Pampa Energia● 2018 Annual Report ● 146

II.7.2

Compliance: Total

Inform or Explain: Pampa generally provides financial support for master degree programs and postgraduate education to its employees.

PRINCIPLE III: Endorsing an Effective Policy for Identifying, Measuring, Managing and Disclosing Business Risk

Recommendation III: The Board of Directors must provide for a comprehensive business risk management policy and monitor its proper implementation

III.1

Compliance: Total

Inform or Explain: Please refer to Principle II.1.1.8

III.2

Compliance: Total

Inform or Explain: The Policy mentioned in Principle II.1.1.8 sets out responsibilities and methods for business risk assessment, and the procedure is conducted with the assistance of the Audit Committee, which is in charge of supervising assessment procedures and implementing related measures.

The key business risk factors taken into consideration by Pampa include, inter alia:

i.       Strategic economic and political risks;

ii.      Risks associated with competitors and joint ventures;

iii.     Risks associated with natural disasters;

iv.     Risks relating to social issues;

v.      Corporate governance risks;

vi.     Compliance risks;

vii.    Process risks, including, but not limited to, those associated with human resources, fraud, IT and operations; and

viii.   Financial and reporting risks.

III.3

Compliance: Total

Inform or Explain: The Policy also provides for the role of a Risk Manager, who is responsible for: (i) including in its annual programs all the necessary tests for detecting business risk indicators and signals; (ii) monitoring the effectiveness of the process as a whole, and safeguarding compliance with and oversight of this policy; (iii) informing the CEO and the Audit Committee of the risk management process; and (iv) following up on the implementation of action plans to ensure that corrective measures are taken once a risk is detected. Moreover, the manager in charge of internal control assists the Board to keep the risk matrix updated, identifying and assessing risks, as well as following up with the action plan, if required, and keeping the CEO and Audit Committee informed of this process.

Pampa Energia● 2018 Annual Report ● 147

III.4

Compliance: Total

Inform or Explain: The Business Risk Management Policy is reviewed on an annual basis to detect improvement possibilities, and updated if necessary. The risk manager submits any applicable improvement possibilities to the consideration of the Audit Committee.

III.5

Compliance: Total

Inform or Explain: The results from this risk assessment procedure are communicated to the different departments and disclosed in the Annual Report.

PRINCIPLE IV: Safeguarding Integrity of Financial Information with Independent Audits

Recommendation IV: Ensuring independence and transparency of the duties assigned to the Audit Committee and the External Auditor

IV.1

Compliance: Total

Inform or Explain: Pursuant to the Bylaws, the CNV rules and the Audit Committee’s Regulations, this committee consists exclusively of independent members.

IV.2

Compliance: Total

Inform or Explain: At Pampa, the Internal Audit area reports functionally to the Audit Committee, and administratively to the Executive Committee made up of the chairperson, the CEO and the vice-presidents.

At the beginning of every fiscal year, the Internal Audit area submits a proposed annual audit plan to the Audit Committee for its evaluation and approval. The plan’s performance is followed up on quarterly basis, and the progress report is submitted to the Audit Committee. This report summarizes the completed tasks and main findings.

On an annual basis, the Audit Committee evaluates the independence level and performance of the Internal Audit function in issues within its authority, and discloses its assessment in its annual report.

As a member of the Institute of Internal Auditors, the Company uses the standards it considers reasonable and/or applicable without expressly adhering to them.

IV.3

Compliance: Total

Inform or Explain: Upon the presentation and publication of Pampa’s annual FS, the Audit Committee conducts an annual assessment of the external auditors’ performance and issues an informed opinion pursuant to Section 18, Title V, Chapter III of CNV Rules (Text Restated in 2013) and the Audit Committee’s Internal Rules.

Pampa Energia● 2018 Annual Report ● 148

IV.4

Compliance: Total

Inform or Explain: Pampa has no specific policy in place regarding turnover of members of the Supervisory Committee and/or the External Auditor, as it considers that no such policy is necessary as it fully complies with the applicable provisions in force.

PRINCIPLE V: Respecting the Rights of Shareholders

Recommendation V.1: Ensuring that shareholders have access to the Issuer’s information

V.1.1

Compliance: Total

Inform or Explain: Pampa’s CEO, on behalf of the Board of Directors and the investor relations area, organizes a conference call upon each closing and presentation of the Company’s annual and quarterly FS. In these conference calls, which may be attended by all shareholders willing to participate and the general investing public, information is provided on profits and losses and relevant events for the applicable period, and answers on specific doubts and queries are provided.

V.1.2

Compliance: Total

Inform or Explain: Pampa has a special area within its organization that receives questions and/or queries from its shareholders and/or the general investing public.

Besides, Pampa’s website has a special ‘Investors’ section containing all material information (FS, filings before regulatory authorities —including the SEC and the NYSE—, relevant events, corporate governance policies, etc.) for its shareholders and the general investing public. In turn, this special website section facilitates the channeling of queries.

Recommendation V.2: Promoting active participation by all shareholders

V.2.1

Compliance: Total

Inform or Explain: Shareholders are given notice of meetings through the formal means set out in the Bylaws and applicable regulations. Observance of these formalities to call for meetings is effective, and it does not undermine the principle of equal treatment to shareholders.

V.2.2

Compliance: Total

Inform or Explain: Pampa considers it is unnecessary and inappropriate to implement any kind of rules to ensure disclosure requirements before shareholders’ meetings since the Company strictly complies with the effective regulations in this matter. Along this line, Pampa guarantees shareholders the unrestricted exercise of the right to information, making available within the times specified in the applicable regulations, at its home office and also posted on its website, all relevant information and/or any information especially requested by a shareholder.

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V.2.3

Compliance: Total

Inform or Explain: Pursuant to the provisions set out in the applicable laws and regulations, the Bylaws expressly state that, upon written request, shareholders representing at least 5% of capital stock may call for a meeting, specifying its purpose and reasons. These requests will be handled in such a way that the Board of Directors or the Supervisory Committee will convene the meeting for it to take place within 45 days of the date the notice of call is received.

To date, no shareholder or shareholder group representing at least 5% of Pampa’s capital stock has expressly called for a meeting.

V.2.4

Compliance: Non-Compliance

Inform or Explain: Pampa has no policies in place to encourage the participation of major shareholders, thus abiding by the principle of equal treatment to shareholders, whether actual or potential.

V.2.5

Compliance: Non-Compliance

Inform or Explain: When directors are nominated for office, shareholders do not usually require them to state their position for or against the adoption of a Corporate Governance Code.

Recommendation V.3: Ensuring the one share one vote principle

Compliance: Total

Inform or Explain: The implementation of a policy to promote the one share one vote principle is not applicable to the Company. This is because, pursuant to the Bylaws, shares are not divided into classes, and all of them confer the right to one vote.

Recommendation V.4: Setting out protection mechanisms for all shareholders vis-à-vis company takeovers

Compliance: Total

Inform or Explain: Pursuant to the provisions set forth in section 90 of the CMA, the application of the Public Acquisition Offer system is universal, thus comprising every company listing its shares on the stock exchange, such as Pampa. Furthermore, the Bylaws establish certain mechanisms applicable to the acquisition of controlling or significant interests.

Recommendation V.5: Encouraging the Issuer’s shareholding dispersion

Compliance: Total

Inform or Explain: Pursuant to information supplied to the market in compliance with the requirements set forth in section 62 of the ByMA Listing Rules, as of December 31, 2018, there is a controlling group at Pampa holding 19.38% of its issued capital stock and voting rights. Consequently, the remaining percentage of capital stock is scattered among the investing public, largely exceeding the 20% specification contained in this recommendation.

Moreover, in the last three years, it has been confirmed that more than 20% of the Issuer’s capital stock is dispersed in the market. Thus, in compliance with section 62 of the ByMA Listing Rules, the following percentages were identified in relation to the controlling group: (i) as of 12/31/18, 19.38%; (ii) as of 12/31/17, 17.89%; and (iii) as of 12/31/16, 20.16%.

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Recommendation V.6: Ensuring transparency of the Company’s dividend policy

V.6.1

Compliance: Total

Inform or Explain: In 2018, Pampa’s Board of Directors approved the Company’s Dividend Policy, which outlines the guidelines to reach a proper balance between distributed amounts and Pampa’s investment plans with the purpose of establishing a clear, transparent and consistent practice allowing shareholders to make informed decisions, all of this in consonance with the Company Bylaws and the applicable legal and regulatory framework in force. Based on this policy, the Board of Directors assesses the possibility of paying dividends to Pampa’s shareholders on a prudential basis within each fiscal year, and evaluates thoroughly the economic circumstances prevailing at the time.

V.6.2

Compliance: Partial

Inform or Explain: Although the Company has not put in place documented procedures to prepare the Issuer’s proposal for appropriation of retained earnings, Pampa’s Board of Directors draws up an informed proposal in conformity with legal requirements, which is included in the Annual Report.

The Shareholders’ Meeting held on April 27, 2018 resolved that profits recorded in the fiscal year ended 12/31/2017, amounting to AR$3,382 million, should be allocated as follows: (i) AR$116 million to the constitution of the Legal Reserve; and (ii) the balance, to increase the Voluntary Reserve.

PRINCIPLE VI: Maintaining Direct and Responsible Bonds of Trust with the Community

Recommendation VI: Providing the community with information on the Issuer’s affairs, and a direct communication channel with the Company

VI.1

Compliance: Total

Inform or Explain: Pampa’s website, www.pampaenergia.com, is a user-friendly and permanently updated browser tool, which includes complete and accurate information on the member companies of the business group led by Pampa and their respective businesses. This website also enables users to ask questions and send queries.

VI.2

Compliance: Total

Inform or Explain: In 2018 we published our first Sustainability Report in accordance with the essential option of the Global Reporting Initiative (GRI) Standards, under the AA1000 SES standard. The Sustainability Report contains information resulting from the internal control systems implemented at Pampa Energía, which contribute to the integrity and credibility of the information provided in the report and, therefore, has not been subject to an external verification process. The Sustainability Report is published on an annual basis and covers the period from January 1 to December 31, 2017.

The information disclosed in the 2017 Sustainability Report includes programs and actions conducted by Pampa Energía together with the Pampa Foundation and only considers data of the Company’s operations in Argentina resulting from Pampa Energía’s Consolidated Financial Statements as of December 31, 2017, with the exception of Edenor, the Sustainability Report of which can be found in its website www.edenor.com.ar.

Furthermore, all Pampa assets are subject to third-party certification accredited by the OAA, under ISO 14,001 (environmental management), and OHSAS 18,001 (occupational health and safety management) standards. The power generation, R&D and petrochemicals segment’s assets are certified under the ISO 9,001 standard, and especially, the Lubricants Plant and CTGEBA are also certified under the ISO 50,001 (energy management) standard.

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Pursuant to the implemented model, external audits are conducted on an annual basis to guarantee adherence to the requirements of the above-mentioned international standards. Furthermore, each asset has a Management Program which promotes continuous performance improvement.

PRINCIPLE VII: Providing for Fair and Equitable Compensation

Recommendation VII: Setting out clear-cut policies for compensation of directors and senior managers, specifically focusing on conventional or bylaws-imposed limitations depending on the existence of profits

VII.1

Compliance: Total

Inform or Explain: In 2018, Pampa created a Compensation Committee which will assist the Board of Directors and/or the Shareholders’ Meetings in the preparation and follow-up of compensation policies and/or plans and/or benefits for Pampa’s main officers who also serve as directors.

VII.1.1

Compliance: Total

Inform or Explain: The Compensation Committee reports to Pampa’s Board of Directors, and is made up of three regular members and an equal or smaller number of alternate members, who may not exercise executive functions at Pampa. Currently, the majority of its members are independent.

VII.1.2

Compliance: Total

Inform or Explain: Currently, the Compensation Committee’s chairperson is independent pursuant to the criteria set out by the CNV.

VII.1.3

Compliance: Total

Inform or Explain: Even though the members of the Compensation Committee do not necessarily need to have an orientation or specialization in human resources in their CVs, they should demonstrate proper competence to hold the offices for which they have been appointed and have extensive corporate experience.

VII.1.4

Compliance: Total

Inform or Explain: The policy regulating the functions of the Compensation Committee provides that it should meet at least annually, or more frequently if the circumstances so require and upon request of any of its members. Pampa finds that this periodicity sufficient to comply with the Committee’s main function, which is to assist the Board of Directors in compensation matters.

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VII.1.5

Compliance: Total

Inform or Explain: Pampa’s Policy on Compensation provide that every year the Board of Directors will submit to the approval of the Shareholders’ Meeting a global amount of compensations payable to directors, all of this with the assistance of the Committee, which decisions will not be binding.

VII.2 In case it has a Compensation Committee:

VII.2.1

Compliance: Total

Inform or Explain: Pursuant to Pampa’s Policy on Compensation, the Compensation Committee renders its previous opinion so that Directors’ compensations are in line with those received by Directors of similar companies at the domestic level and pursuant to the limitations set forth by the applicable laws and the CNV rules.

VII.2.2

Compliance: Total

Inform or Explain: Please refer to the answer to Principle VII.2.1 above.

VII.2.3

Compliance: Partial

Inform or Explain: Please refer to the answer to Principle VII.2.1 above.

VII.2.4

Compliance: Total

Inform or Explain: As previously mentioned in Principle II.1.1.4, Pampa has an employment policy in place which describes the processes for employee recruitment, selection and onboarding, as well as resignations and dismissals or requested modifications, allowing it to detect, attract and retain qualified employees for each position, also taking into consideration each employee’s requirements, irrespective of his or her category or position. This policy is administered by the human resources department and the leader of each specific area.

VII.2.5

Compliance: Total

Inform or Explain: As previously mentioned in Principle VII.2.1, the Compensation Committee renders its opinion on directors’ fees. The Compensation Committee does not issue an opinion on compensations received by main executives who do not serve as directors. The Company has a procedure coordinated by the human resources department whereby all the employees are evaluated annually on the level of performance and fulfillment of goals set by more senior officers. Based on the degree of fulfillment of corporate goals, among other factors, an annual variable compensation (performance bonus), and potential promotions and salary increases are determined in accordance with market parameters and the company’s internal criteria.

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VII.2.6

Compliance: Total

Inform or Explain: Due to its recent creation, the Compensation Committee has still not informed of its actions to the Board of Directors. Beyond this, pursuant to its Rules, the Committee will report its conclusions, recommendations and any other issue deemed necessary to the Board of Directors at least once a year.

VII.2.7

Compliance: Total

Inform or Explain: No Shareholders’ Meeting for the approval of compensations has been held yet since the creation of the Compensation Committee. However, the Committee’s Rules provide that its chairperson’s functions will include attending Board of Directors and Shareholders’ Meetings on behalf of the Committee.

VII.3

Compliance: Total

Inform or Explain: There is no other relevant policy not previously mentioned in this report.

VII.4

Compliance: Total

Inform or Explain: Not applicable.

PRINCIPLE VIII: Promoting Business Ethics

Recommendation VIII: Ensuring ethical behavior within the Issuer

VIII.1

Compliance: Total

Inform or Explain: Pampa has a Code of Business Conduct in place which states the ethical principles constituting the groundwork for the relationship between Pampa, its employees, customers, suppliers, shareholders, investors, the public sector and the community at large. Moreover, it provides means and instruments to ensure transparency in the handling of matters and issues that may affect Pampa’s adequate management.

The Code of Business Conduct is publicly available at the Company’s website and should be expressly accepted by all Company employees, directors and members of the Supervisory Committee. Furthermore, the Code is included as part of the general recruitment conditions.

VIII.2

Compliance: Total

Inform or Explain: Pampa offers the Ethics Hotline, an exclusive channel to report, on a strictly confidential basis, any suspected misconduct or breach to the Code of Business Conduct. This tool is available through different channels (toll-free telephone number, e-mail or web page) and is managed by a third-party supplier to ensure higher transparency and information integrity. Additionally, the Company has policies and procedures in place prescribing the way in which received complaints should be analyzed and dealt with. The responsibility over this channel rests with the Audit Committee, which delegates its administration to the internal audit area.

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VIII.3

Compliance: Total

Inform or Explain: Pampa has an Anti-Fraudulent Practices Policy and a Procedure for handling complaints. Both documents contain a detailed description of the process to be followed from the reception of the complaint to the conclusion of the investigation and the application of the pertinent corrective action. At least quarterly, the Internal Audit area reports the received cases and the adopted decisions to the Audit Committee. The Audit Committee supervises the channel’s operations and the resolution of complaints in issues within its authority, and approves related regulations.

PRINCIPLE IX: Deepening the Scope of the Code

Recommendation IX: Fostering the inclusion of good corporate governance practices in the Bylaws

Compliance: Total

Inform or Explain: The Board of Directors approves the Code Report, which is drafted in accordance with the applicable CNV rules on an annual basis. However, Pampa’s Board of Directors believes that at present the provisions of the Code should not necessarily be reflected in whole in the Bylaws. Given that the Bylaws, as well as the Report, are publicly available information through the CNV web page, Pampa fully complies with the capital market transparency principle.

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